     As Filed with the Securities and Exchange Commission on July 9, 1996

                                                  Registration No. 33-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933

                       ---------------------------------

                            COMPASS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                           6711                     63-0593897
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

                             15 South 20th Street
                           Birmingham, Alabama 35233
                                 (205) 933-3000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       ---------------------------------

                            Jerry W. Powell, Esquire
                                General Counsel
                            Compass Bancshares, Inc.
                              15 South 20th Street
                           Birmingham, Alabama 35233
                                 (205) 933-3960
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


Approximate date of commencement    As soon as practicable following the effec-
of proposed sale to the public:     tive date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                       ---------------------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================
  Title of each
    class of          Amount      Proposed maximum    Proposed maximum      Amount of
  securities to        to be       offering price         aggregate         registra-
  be registered     registered        per share        offering price       tion fee
- -----------------------------------------------------------------------------------------
Common Stock        1,413,114(1)          (2)           $37,773,890(3)      $13,025.48(3)
$2.00 par value
=========================================================================================


(1) Based upon the maximum number of shares to be issued pursuant to a Merger Agreement between the Registrant and CFB Bancorp, Inc.

(2)  Not Applicable

(3) Computed in accordance with rule 457(f)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low prices reported for CFB Bancorp, Inc. common stock on July 5, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            COMPASS BANCSHARES, INC.
                        -------------------------------


                             CROSS REFERENCE SHEET

                   (Pursuant to Item 501(b) of Regulation S-K
                       and Item 1 of Part I of Form S-4)


                                             Location of Proxy Statement/
     S-4 Item Number and Heading                  Prospectus Heading
- --------------------------------------  --------------------------------------
A. Information About the Transaction

   1.  Forepart of Registration            Forepart of the Registration
       Statement and Outside Front Cover   Statement; Outside Front Cover Page
       Page of Prospectus                  of Prospectus

   2.  Inside Front and Outside Back       Table of Contents; Available
       Cover Pages of Prospectus           Information; Incorporation of
                                           Certain Documents by Reference

   3.  Risk Factors, Ratio of              Summary; Risk Factors; Selected
       Earnings to Fixed Charges and       Financial Data and Comparative Per
       Other Information                   Share Data; The Merger; Supervision
                                           and Regulation

   4.  Terms of the Transaction            Forepart of the Registration
                                           Statement; Summary; The Merger;
                                           Description of Compass Common and
                                           Preferred Stock; Comparison of Rights
                                           of Shareholders of CFB and Compass;
                                           Information About Compass; Appendix I
                                           and Appendix II

   5.  Pro Forma Financial Information     Not Applicable

   6.  Material Contacts with the          Summary; Recommendation of Board of
       Company Being Acquired              Directors; The Merger; Information
                                           About CFB

   7.  Additional Information              Not applicable
       Required for Reoffering by
       Persons and Parties Deemed to be
       Underwriters

   8.  Interests of Named Experts and      Relationships with Independent
       Counsel                             Accountants; Experts; Legal Opinions

   9.  Disclosure of Commission            Indemnification
       Position on Indemnification for
       Securities Act Liabilities


B.  Information About the Registrant

    10.  Information with Respect to       Available Information; Incorporation
         S-3 Registrants                   of Certain Documents by Reference;
                                           Summary; Selected Financial Data and
                                           Comparative Per Share Data;
                                           Information About Compass

    11.  Incorporation of Certain          Incorporation of Certain Documents by
         Information by Reference          Reference; Information About Compass

    12.  Information with Respect to       Not applicable
         S-2 or S-3 Registrants

    13.  Incorporation of Certain          Not applicable
         Information by Reference




                                                 Location of Proxy Statement/
     S-4 Item Number and Heading                  Prospectus Heading
- --------------------------------------       --------------------------------------

    14.  Information with respect to         Not applicable
         Registrants Other Than S-3 or S-2
         Registrants

C.  Information About the Company
    -----------------------------
    Being Acquired
    --------------
    15.  Information with Respect to         Not applicable
         S-3 Companies

    16.  Information with Respect to         Summary; The Merger; Selected
         S-2 or S-3 Companies                Financial Data and Comparative Per
                                             Share Data; Information About CFB;
                                             Comparison of Rights of Shareholders
                                             of CFB and Compass; Appendix III;
                                             Appendix IV; Appendix V

    17.  Information with Respect to         Not applicable
         Companies Other Than S-2 or S-3
         Companies

D.  Voting and Management Information
    ---------------------------------

    18.  Information if Proxies,             The Special Meeting; Incorporation of
         Consents or Authorizations are to   Certain Documents by Reference;
         be Solicited                        Information About Compass;
                                             Information About CFB; Relationships
                                             with Independent Accountants; Experts

    19.  Information if Proxies,             Not applicable
         Consents or Authorizations are
         not to be Solicited, or in an
         Exchange Offer


CFB BANCORP, INC.                        COMPASS BANCSHARES, INC.



                           PROXY STATEMENT/PROSPECTUS

     Compass Bancshares, Inc., a Delaware corporation ("Compass"), has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Compass $2.00 par value common stock ("Compass Common Stock") to be issued in the proposed merger (the "Merger") of CFB Bancorp, Inc., a Florida corporation ("CFB"), with and into Compass Florida Community, Inc. ("Compass-Florida"), a Florida corporation and wholly-owned subsidiary of Compass formed for the purpose of effecting the Merger.

     This Proxy Statement/Prospectus constitutes the proxy statement of CFB relating to the solicitation of proxies for use at the Special Meeting of Shareholders of CFB (the "Special Meeting") scheduled to be held on August __, 1996 at ____ P.M., at the Jacksonville Marriott Hotel, 4670 Salisbury Road, Jacksonville, Florida, and any adjournments thereof. At the Special Meeting, the shareholders of record of CFB as of ____________, 1996 (the "Record Date") will consider and vote upon a proposal to approve, ratify, confirm and adopt the Agreement and Plan of Merger dated as of February 13, 1996 (the "Merger Agreement", a copy of which is attached to this Proxy Statement/Prospectus as Appendix I), by and among Compass, its wholly owned subsidiary Compass Bank, a Florida banking corporation ("Compass Bank"), CFB and Community First Bank, a Florida banking corporation (the "Bank"), and the transactions contemplated thereby. As more fully described herein, pursuant to the Merger Agreement, CFB will merge (the "Merger") with and into Compass - Florida, and all the outstanding shares of CFB common stock, par value $0.01 ("CFB Common Stock") will be converted into the right to receive a number of shares of Compass Common Stock determined as described in the Merger Agreement and elsewhere in this Proxy Statement/Prospectus (the "Aggregate Merger Consideration"). The Aggregate Merger Consideration will be determined based on a formula set forth in the Merger Agreement that takes into consideration the average closing sales price of the Compass Common Stock as reported by the NASDAQ National Market System for the 15 trading days immediately preceding the fifth business day prior to the closing of the transactions contemplated by the Merger Agreement (the "Market Price" as determined during the "Valuation Period") and (ii) the number of shares of Compass Common Stock necessary to cancel existing options to purchase CFB Common Stock granted under various individual stock option agreements (the "Option Payment Shares"), all as more fully described herein. A table setting forth the number of Option Payment Shares, Aggregate Merger Consideration, the number of shares of Compass Common Stock to be exchanged for each share of CFB Common Stock (the "Conversion Ratio"), and the value per share of CFB Common Stock, based on a range of assumed Market Prices, is provided elsewhere in this Proxy Statement/Prospectus. SEE "THE MERGER -- MERGER CONSIDERATION."

     Assuming that the Market Price of Compass Common Stock will be between $30.50 and $35.50, the range of shares of Compass Common Stock which each CFB Shareholder will be entitled to receive in exchange for each share of CFB Common Stock held would be from .6512 to .5925, which corresponds to a value per share of CFB Common Stock of $19.86 to $21.03 (based upon the estimated range of Market Prices of the Compass Common Stock provided above). The actual trading price of the Compass Common Stock at the time of the Merger and thereafter may vary. Compass Common Stock and CFB Common Stock are publicly traded in the over-the-counter market and quoted on the NASDAQ National Market System. On July ___, 1996, the last reported sale price per share of Compass Common Stock was $_________, and the last reported sale price per share of CFB Common Stock was $_________.

     This Proxy Statement/Prospectus also constitutes the prospectus of Compass with respect to the shares of Compass Common Stock to be delivered to the CFB Shareholders in the Merger; however, it does not cover resales of shares of Compass Common Stock by certain affiliates of CFB upon consummation of the proposed reorganization, and no person is authorized to use this Proxy Statement/Prospectus in connection with any such resale. SEE, "RESALE OF COMPASS STOCK".

     Compass' principal executive offices are located at 15 South 20th Street, Birmingham, Alabama 35233, and its telephone number is (205) 933-3000. CFB's principal executive offices are located at 3740 Beach Boulevard, Jacksonville, Florida 32207, telephone number (904) 396-1182.

THE SECURITIES OF COMPASS BANCSHARES, INC. OFFERED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement/Prospectus is first being mailed or delivered to all holders of record of CFB Common Stock on or about July ___, 1996.

                             AVAILABLE INFORMATION

     Compass and CFB are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 13th Floor, Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Compass has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act for the registration of the Compass Common Stock proposed to be issued and exchanged in the Merger. This Proxy Statement/Prospectus was filed as a part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Compass, CFB, Compass Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to above.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS CONCERNING COMPASS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH BENEFICIAL OWNER OF CFB COMMON STOCK WITHOUT CHARGE AND UPON REQUEST, FROM THE CONTROLLER OF COMPASS AT 15 SOUTH 20TH STREET, BIRMINGHAM, ALABAMA 35223 (TELEPHONE NUMBER (205) 558-5740). SUCH DOCUMENTS CONCERNING CFB (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE TO EACH BENEFICIAL OWNER OF CFB COMMON STOCK WITHOUT CHARGE AND UPON REQUEST, FROM THE CHIEF FINANCIAL OFFICER OF CFB AT 3740 BEACH BOULEVARD, JACKSONVILLE, FLORIDA 32207, TELEPHONE NUMBER (904) 396-1182. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JULY ___, 1996.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by CFB (File No. 0-25402) and Compass (File No. 0-6032) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

    (i) Compass' annual report on Form 10-K for the year ended December 31, 1995;

    (ii) Compass' quarterly report on Form 10-Q for the quarter ended March 31, 1996;

    (iii) Compass' Proxy Statement dated March 6, 1996, relating to its annual meeting of shareholders held on April 9, 1996;

    (iv) The description of Compass Common Stock contained in its Proxy Statement dated April 16, 1982, relating to its Annual Meeting held May 17, 1982;

    (v) CFB's annual report on Form 10-K for the year ended December 31, 1995, a portion of which accompanies this Proxy Statement/Prospectus as Appendix III;

    (vi) CFB's annual report to shareholders for the year ended December 31, 1995, a copy of which accompanies this Proxy Statement/Prospectus as Appendix IV;

   (vii) CFB's quarterly report on Form 10-Q for the period ended March 31, 1996, as amended, a copy of which accompanies this Proxy Statement/Prospectus as Appendix V; and

   (viii) CFB's Proxy Statement dated April 2, 1996 relating to its Annual Meeting of Shareholders held on April 30, 1996.

     All documents filed by Compass and CFB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Compass, Compass - Florida, CFB or their respective affiliates. This Proxy Statement/Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, any securities other than the Compass Common Stock offered hereby, nor does it constitute an offer to exchange or sell or a solicitation of an offer to exchange or purchase such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

     Neither the delivery of this Proxy Statement/Prospectus, nor any distribution of securities made hereunder, shall under any circumstances create any implication that there has been no change in the affairs of Compass, Compass
- - Florida, CFB or their respective affiliates since the date of this Proxy Statement/Prospectus.

     All information concerning Compass, Compass Bank and Compass - Florida has been furnished by Compass, and all information regarding CFB and the Bank has been furnished by CFB.

                           PROXY STATEMENT/PROSPECTUS
                               TABLE OF CONTENTS

AVAILABLE INFORMATION.............................
INCORPORATION OF CERTAIN DOCUMENTS BY
   REFERENCE......................................
SUMMARY...........................................
     Parties to the Merger........................
     The Merger...................................
     Reasons for the Merger; Recommendation of
        Board of Directors........................
     The Special Meeting..........................
     Record Date..................................
     Shareholder Votes Required...................
     Dissenters' Rights...........................
     Conditions to Consummation and
          Regulatory Approvals;
          Termination.............................
     Federal Income Tax Consequences..............
     Accounting Treatment.........................
     Market Value of Securities...................
SELECTED FINANCIAL DATA AND COMPARATIVE PER
   SHARE DATA.....................................
RISK FACTORS......................................
THE SPECIAL MEETING...............................
     General......................................
     Date, Place and Time.........................
     Record Date..................................
     Shareholder Votes Required...................
     Voting and Revocation of Proxies.............
     Solicitation of Proxies......................
THE MERGER........................................
     General......................................
     Merger Consideration.........................
     Background and Reasons for the Merger........
     Opinion of Robert W. Baird & Co..............
     Effective Time...............................
     Exchange of Shares...........................
     Operations After the Merger..................
     Other Terms and Conditions...................
     Additional Agreements........................
     Government Approval..........................
     Business Pending Effective Time..............
     Amendment; Termination.......................
     Dissenters' Rights...........................
     Federal Income Tax Consequences..............
     Accounting Treatment.........................

SUPERVISION AND REGULATION........................
     General......................................
     Compass, Compass of Texas and Compass
        Bancorporation............................
     The Subsidiary Banks.........................
     Other........................................
DESCRIPTION OF COMPASS COMMON AND PREFERRED
   STOCK..........................................
     Compass Common Stock.........................
     Compass Preferred Stock......................
COMPARISON OF RIGHTS OF SHAREHOLDERS OF CFB AND
   COMPASS........................................
     Charter and By-law Provisions Affecting
     Compass Stock................................
     Shareholder Approval of Mergers..............
     Dissenters' Rights...........................
     Shareholders' Meetings and Voting............
     Dividends....................................
     Preemptive Rights............................
     Liquidation Rights...........................
     Limitation of Liability and Indemnification..
     Antitakeover Legislation.....................
RESALE OF COMPASS STOCK...........................
INFORMATION ABOUT COMPASS.........................
     Incorporation of Certain Documents by
        Reference.................................
     Information About Voting Securities and the
        Principal Holders Thereof; Directors
        and Executive Officers; Certain
        Relationships and Related Transactions....
     Interests of Certain Persons.................
INFORMATION ABOUT CFB.............................
     Incorporation of Certain Documents by
        Reference.................................
     Information About voting Securities and the
        Principals Holders Thereof................
     Interests of Certain Persons.................
EXPERTS...........................................
LEGAL OPINIONS....................................
INDEMNIFICATION...................................
OTHER MATTERS.....................................

                                    SUMMARY

The following is a brief summary of certain information relating to the Merger contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to describe all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated by reference. CFB Shareholders are urged to read carefully the entire Proxy Statement/Prospectus and the related documents.

PARTIES TO THE MERGER

    COMPASS. Compass is a Delaware corporation which was organized in 1970. It is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Substantially all of Compass' revenues are derived from its subsidiaries, which are primarily commercial banks located in Alabama, Texas and Florida.

    Compass owns Compass Bank, a Florida state bank headquartered in Jacksonville, Florida ("Compass Bank"), Compass Bank, an Alabama state bank headquartered in Birmingham, Alabama ("Compass-Alabama"), and Central Bank of the South, an Alabama state bank headquartered in Anniston, Alabama. These wholly-owned subsidiaries conduct a general, full-service commercial and consumer banking business through 88 banking offices located in 46 communities
in Alabama and 24 banking offices in Florida.   Compass-Alabama also is engaged
in the investment, trust and equipment leasing businesses, and other bank operating activities.

    Compass also owns Compass Banks of Texas, Inc., a Delaware corporation ("Compass-Texas"). Compass-Texas and its wholly-owned subsidiary, Compass Bancorporation of Texas, Inc., a Delaware corporation ("Compass Bancorporation"), are bank holding companies registered with the Federal Reserve under the BHC Act. Compass Bancorporation owns Compass Bank, a Texas state bank headquartered in Houston, Texas ("Compass-Houston"), Compass Bank - Central Texas, a Texas state bank headquartered in Belton, Texas ("Compass-Central Texas"), River Oaks Trust Company, a trust company located in Houston, Texas ("River Oaks Trust Company"), and Compass Texas Management, Inc., a Texas
corporation ("Compass Management").   Compass Management provides management
services to affiliated banks. The wholly-owned Texas commercial bank subsidiaries conduct a general, full-service commercial and consumer banking business through 41 banking offices in Houston, 26 banking offices in Dallas, 10 banking offices in San Antonio, and three offices in Central Texas.

    Compass actively pursues business combinations which are deemed beneficial to its shareholders. During 1996, Compass acquired Equitable BankShares, Inc., and its bank subsidiary, Equitable Bank, located in Dallas, Texas, Peoples Bancshares, Inc., and its bank subsidiary, The Peoples National Bank, located in Belton, Texas, Post Oak Bank, located in Houston, Texas, and Flower Mound Bancshares, Inc. and its bank subsidiary, Security Bank, located in Flower Mound, Texas. During 1995, Compass acquired Southwest Bankers, Inc., and its bank subsidiary, The Bank of San Antonio, located in San Antonio, Texas. Announced acquisitions which are pending include the Merger, Royall Financial Corporation and its bank subsidiary, The Royall National Bank of Palestine, located in Palestine, Texas, Texas American Bank located in San Antonio, Texas, and ProBank located in The Woodlands, Texas. Compass has also announced the purchase of three branches from Coastal Bank, SSB, in San Antonio, Texas.

     Compass-Florida is a Florida corporation and a wholly-owned subsidiary of Compass formed for the purpose of effecting the Merger.

     On March 31, 1996, Compass and its subsidiaries had consolidated assets of $10.2 billion, consolidated deposits of $7.9 billion, and total shareholders' equity of $722 million. Of Compass' $10.2 billion of consolidated assets, approximately $6.0 billion are held in Alabama, $3.6 billion are held in Texas, and $605 million are held in Florida. SEE "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     CFB. CFB is a Florida corporation which was organized on July 15, 1994. It is a bank holding company registered with the Federal Reserve under the BHC Act. Community First Bank ("Bank"), a wholly-owned subsidiary of CFB, is a commercial bank organized under the laws of the State of Florida in 1981. The Bank has its principal office in Jacksonville, Florida, and has eight full service branches, four in Jacksonville, two in Spring Hill, one in Orange Park and one in Ponte Vedra, as well as a mortgage production office in Dunedin, Florida.

     On March 31, 1996, CFB had consolidated assets of $313 million, consolidated deposits of $260 million, and total shareholders' equity of $20 million. SEE "AVAILABLE INFORMATION" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

THE MERGER

     General. Pursuant to the Merger Agreement, CFB will merge with and into Compass - Florida. Compass - Florida will be the surviving entity in the Merger and the officers and directors of Compass -Florida will continue to be the officers and directors of Compass - Florida after the Merger. The Merger shall be consummated upon the filing of Articles of Merger with the Florida Department of State and shall be effective as of the close of business on the day of the closing of the transactions contemplated by the Merger Agreement (the "Closing"), which is expected to be on or before September 15, 1996, or such other date and time within two business days after such Closing as the parties may specify in the Articles of Merger (the "Effective Time").

     Merger Consideration. The Merger Agreement provides for the CFB Shareholders to receive a certain number of shares of Compass Common Stock (the "Aggregate Merger Consideration") to be determined based on a formula set forth in the Merger Agreement that takes into consideration (i) the average closing sales price of the Compass Common Stock (the "Market Price") as reported by the NASDAQ National Market System during the 15 trading days immediately preceding the fifth business day prior to the Closing (the "Valuation Period"), and (ii) the number of shares of Compass Common Stock (the "Option Payment Shares") necessary to cancel existing stock options to purchase up to 299,760 shares of CFB Common Stock (the "Options") granted under various individual stock option agreements. Pursuant to the Merger Agreement, Compass shall deliver to the CFB Shareholders and the Option holders a certain number of shares of Compass Common Stock, which number will depend upon the Market Price determined during the Valuation Period. Of this total number of shares of Compass Common Stock to be delivered, a certain number will constitute Option Payment Shares and the remainder will constitute the Aggregate Merger Consideration to be paid to the CFB Shareholders. Each share of CFB Common Stock shall represent a right to receive a number of shares of Compass Common Stock equal to
(i) the Aggregate Merger Consideration divided by (ii) the number of shares of CFB Common Stock outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration," or the "Conversion Ratio"). A more detailed discussion of the calculation of Option Payment Shares and Aggregate Merger Consideration appears elsewhere in this Proxy Statement/Prospectus. SEE "THE MERGER -- MERGER CONSIDERATION."

     As of April 15, 1996, there were 1,962,280 shares of CFB Common Stock issued and outstanding, and outstanding Options exercisable for 299,760 shares of CFB Common Stock. Pursuant to the Merger Agreement, CFB will not issue any additional shares of CFB Common Stock or grant additional options to acquire shares of CFB Common Stock. Assuming that the Market Price of Compass Common Stock will be between $30.50 and $35.50, the range of shares of Compass Common Stock which each CFB Shareholder will be entitled to receive in exchange for each share of CFB Common Stock held would be from .6512 to .5925, which corresponds to a value per share of CFB Common Stock of $19.86 to $21.03 (based upon the estimated range of Market Prices of the Compass Common Stock provided above). The actual trading price of the Compass Common Stock at the Effective Time of the Merger and thereafter may vary. Compass Common Stock and CFB Common Stock are publicly traded in the over-the-counter market and quoted on the NASDAQ National Market System. On _____________, 1996, the last reported sale price per share of Compass Common Stock was $_________, and the last reported sale price per share of CFB Common Stock was $_________.

     Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any CFB Shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Per Share Merger Consideration. The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by CFB shareholders in the Merger will be adjusted to give effect to any stock splits with respect to Compass Common Stock occurring between the date of execution of the Merger Agreement and the Effective Time. SEE, "THE MERGER -- MERGER CONSIDERATION" AND APPENDIX I.

     Opinion of Financial Advisor. CFB has received the written opinion of Robert W. Baird & Co. Incorporated, Tampa, Florida, dated February 13, 1996 and updated as of June 21, 1996, that the Merger Consideration is fair, from a financial point of view, to the CFB Shareholders as of the date of such opinion. A copy of such opinion dated June 21, 1996 is attached to this Proxy Statement/Prospectus as Appendix II. SEE "THE MERGER -- OPINION OF ROBERT W. BAIRD & CO."

REASONS FOR THE MERGER; RECOMMENDATION OF BOARDS OF DIRECTORS

     Consummation of the Merger offers the CFB Shareholders the opportunity to acquire an equity interest in a larger, more diversified financial institution, which is interested in expanding its operations in Florida, but which is not dependent solely upon the economic conditions of the Jacksonville, Florida metropolitan area. Compass Common Stock is publicly traded and has a history of paying dividends. CFB's Board of Directors anticipates that the Merger will expand the banking products and services offered to CFB's customers and the community. CFB's Board of Directors has determined that the proposed Merger is in the best interests of CFB and its shareholders. CFB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CFB SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized consummation of the Merger subject to approval of the CFB Shareholders and the satisfaction of certain other conditions. SEE "THE MERGER
- -- BACKGROUND AND REASONS FOR THE MERGER".

THE SPECIAL MEETING

     The Special Meeting will be held on August __, 1996 at _____ P.M., local time, at the Jacksonville Marriott Hotel, 4670 Salisbury Road, Jacksonville, Florida, for the purpose of approving, ratifying, confirming and adopting the Merger Agreement and transacting such other business as may properly come before the Special Meeting.

RECORD DATE

     The Record Date has been set by CFB's Board of Directors as the close of business on ___________________, 1996. Only holders of CFB's Common Stock as of such date will be entitled to vote at the Special Meeting.

SHAREHOLDER VOTES REQUIRED

     The Merger must be approved by the affirmative vote of the holders of a majority of the shares of the CFB Common Stock issued and outstanding and entitled to vote at the Special Meeting. Directors, certain officers and certain shareholders of CFB and the Bank owning 1,030,392 shares of CFB Common Stock, comprising 52.5% of the total shares of CFB Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy, to vote their shares in favor of the Merger. AS A RESULT, BECAUSE SUCH OFFICERS, DIRECTORS AND SHAREHOLDERS HAVE THE POWER TO VOTE A MAJORITY OF THE SHARES OF CFB COMMON STOCK ISSUED AND OUTSTANDING AND ENTITLED TO VOTE AT THE SPECIAL MEETING, THE EFFECT OF THEIR AGREEMENT TO VOTE IN FAVOR OF THE MERGER ASSURES APPROVAL OF THE MERGER BY THE CFB SHAREHOLDERS, SUBJECT TO THE TERMINATION RIGHTS CONTAINED IN THE MERGER AGREEMENT.

     Compass-Florida will have ________ shares of common stock, par value $___ per share, issued and outstanding, all of which will be owned and held by
Compass.   Subject to the satisfaction or waiver of all of the conditions to the parties' obligations to effect the Merger, Compass, as the sole shareholder of Compass-Florida, will approve the Merger Agreement in the manner prescribed by the Florida Business Corporation Act ("FBCA").

DISSENTERS' RIGHTS

     Section 607.1302(4) of the FBCA, commonly known as the "Market Exception" statute, provides that, with respect to a plan of merger, the right to dissent does not apply to the holders of shares of any class or series which are registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. CFB Common Stock has been designated as a national market system security; therefore, the CFB Shareholders will not have a right to dissent from the Merger. SEE "THE MERGER -- DISSENTERS' RIGHTS".

CONDITIONS TO CONSUMMATION AND REGULATORY APPROVALS; TERMINATION

     Consummation of the Merger is subject to approval of the Merger by the holders of CFB Common Stock as of the Record Date, which approval is being solicited by this Proxy Statement/Prospectus.

     Consummation of the Merger is also conditioned on the receipt of certain regulatory approvals from the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), or the written confirmation by the Federal Reserve that such approval is not required. Compass has requested and expects to receive such confirmation from the Federal Reserve.

     Compass Bank also has filed separate applications with the Federal Reserve and the Florida Department of Banking and Finance (the "Department") to merge the Bank with Compass Bank, with Compass Bank being the survivor (the "Bank Merger"), although regulatory approval of the Bank Merger is not a condition to consummation of the Merger. However, if the Federal Reserve and the Department do not approve the Bank Merger, or the Bank Merger is not consummated for another reason, Compass will be required to file an application for approval of the Merger rather than the Federal Reserve's written confirmation that such approval is not required. Such an application would also be subject to Justice Department review for antitrust proposes and the applicable waiting period. It is expected that the Federal Reserve and the Department will issue their respective approvals of the Bank Merger. SEE, "THE MERGER - GOVERNMENTAL APPROVALS."

     The respective boards of directors of Compass and CFB may terminate the Merger Agreement as a result of, among other things, the failure of any of the several conditions to each of their respective obligations to close, or if the Effective Time does not occur on or before November 13, 1996 or such later date agreed to in writing by Compass and CFB. SEE "THE MERGER -- OTHER TERMS AND CONDITIONS," "THE MERGER -- AMENDMENT; TERMINATION."

FEDERAL INCOME TAX CONSEQUENCES

     Compass expects to receive an opinion from Balch & Bingham, counsel to Compass and Compass-Florida, at the Closing that the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a result of such qualification, no gain or loss will be recognized by CFB Shareholders for federal income tax purposes upon receipt of Compass Common Stock in accordance with the Merger Agreement, except to the extent that CFB Shareholders receive cash in lieu of fractional shares in the Merger. Such opinion will be based upon certain assumptions and representations, including a representation that, immediately following the Merger, Compass-Florida will dissolve and liquidate. Compass' receipt of such opinion is a condition to consummation of the Merger. No information is provided herein with respect to the tax consequences, if any, of the Merger to the CFB Shareholders under any state, local or foreign tax laws. CFB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO ALL TAX CONSEQUENCES OF THE MERGER AFFECTING THEM. SEE "THE MERGER -- FEDERAL INCOME TAX CONSEQUENCES", "THE MERGER -- OTHER TERMS AND CONDITIONS" AND "LEGAL OPINIONS."

ACCOUNTING TREATMENT

     Compass intends to treat the Merger as a "purchase" under generally accepted accounting principles ("GAAP"). Under the purchase method of accounting, the assets and liabilities of CFB will be, as of the Effective Time, recorded at their respective fair values and added to those of Compass. The expected excess of the consideration paid by Compass over the fair value of CFB's assets and liabilities will be recorded as goodwill. SEE "THE MERGER -- ACCOUNTING TREATMENT".

MARKET VALUE OF SECURITIES

     Compass Common Stock and CFB Common Stock are both traded in the national over-the-counter securities market. Since July 1984, Compass Common Stock has been quoted under the symbol "CBSS" on the NASDAQ National Market System (the "NMS"). Since July 1993, CFB Common Stock has been quoted under the symbol "CFBN" on the NMS.

     The following table sets forth for the periods indicated the high and low sales prices for Compass and CFB Common Stock as reported through the NMS and published in The Wall Street Journal. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/8 of one dollar.

                                 Compass Common Stock       CFB Common Stock
                                 --------------------       ----------------
Period                             High         Low          High        Low
- ------                             ----         ---          ----        ---

1994
- ----

First Quarter                     24            21           10-1/2      9-1/2

Second Quarter                    26-3/4        23           10-3/4      9-3/4

Third Quarter                     26            23           11-1/4      9-5/8

Fourth Quarter                    23-3/4        21           11-1/2      10-1/2


1995
- ----

First Quarter                     28            21-1/2       11-1/2      10-1/2

Second Quarter                    29-1/4        25-1/2       11-1/2      9-1/2

Third Quarter                     33-3/4        28-1/2       15-1/2      11

Fourth Quarter                    33-1/2        30-1/8       19          13-1/4


1996
- ----

First Quarter                     35            30-3/4       19-1/2      17-3/4

     On February 12, 1996, the business day immediately preceding the announcement of the execution of the Merger Agreement, the closing price for Compass Common Stock was $33.00 and the closing price of CFB Common Stock was $17.75 per share, as reported on the NMS. As discussed elsewhere in this Proxy Statement/Prospectus, the Aggregate Merger Consideration and value per share of CFB Common Stock will depend upon the determination of the Market Price (i.e., the average of the closing prices per share of Compass Common Stock as reported on the NMS during the Valuation Period). The following table sets forth (i) the closing price per share of Compass Common Stock, (ii) the closing price per share of CFB Common Stock and (iii) the equivalent price per share of CFB Common Stock (based upon the corresponding Market Price) determined as if the Effective Time were (A) February 12, 1996, the business day immediately preceding the announcement of the execution of the Merger Agreement, and (B) _______________, 1996, the last day for which such information could be calculated prior to the mailing of this Proxy Statement/Prospectus:





                           Compass             CFB              Equivalent Price
                         Common Stock      Common Stock         Per Share of CFB

February 12, 1996/1/          33             17-3/4                 20.81/2/

______________, 1996/3/                                                  /4/

     No assurance can be given as to what the Market Price will be during the actual Valuation Period or as to what the actual trading price of Compass Common Stock will be at the time the Merger is consummated. CFB Shareholders are encouraged to obtain current market quotations for Compass Common Stock and CFB Common Stock. SEE, "RISK FACTORS" AND "THE MERGER -- MERGER CONSIDERATION."


     /1/ The Market Price would have been $31.50 per share and would have resulted in a Conversion Ratio of .6305 if February 12, 1996, had been the Effective Date.

     /2/ Determined by multiplying the Conversion Ratio of .6305 times the closing price of Compass Common Stock on February 12, 1996.

     /3/ The Market Price would have been $_____ per share and would have resulted in a Conversion Ratio of _______ if _____________________ had been the Effective Date.

     /4/ Determined by multiplying the Conversion Ratio of ______ times the closing price of Compass Stock on _______________, 1996.

             SELECTED FINANCIAL DATA AND COMPARATIVE PER SHARE DATA

     The following table, except for the lines designated as pro forma, summarizes certain consolidated historical financial data of Compass, and certain consolidated historical financial data of CFB. Due to immateriality, the historical data of Compass as of and for the years ended December 31, 1995, 1994, 1993, 1992, and 1991 has not been restated to reflect the February 1996 acquisition of Flower Mound Bancshares, Inc. or the April 1996 acquisition of Equitable BankShares, Inc. which were accounted for under the pooling-of-interests method of accounting. The historical data of Compass and CFB is derived from, and should be read in conjunction with, the audited financial statements of Compass incorporated herein by reference in this Proxy Statement/Prospectus, including the notes thereto, and the audited financial statements of CFB incorporated herein by reference and appearing in CFB's annual report to security holders for the year ended December 31, 1995, including the notes thereto (the "CFB Annual Report") and the CFB quarterly report on Form 10-Q for the period ended March 31, 1996, as amended (the "CFB 10-Q"), copies of which accompany this Proxy Statement/Prospectus as Appendices IV and V, respectively. SEE "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The table also summarizes, where indicated, certain pro forma combined financial information for Compass Common Stock and certain pro forma equivalent per share financial information for the CFB Common Stock. Compass' pro forma combined information and CFB's pro forma equivalent per share information have been calculated as if the Effective Time of the Merger were February 12, 1996, the day before the announcement of the execution of the Merger Agreement, at which time the Market Price of the Compass Common Stock would have been $31.50 and the Conversion Ratio (number of shares of Compass Common Stock received in exchange for each share of CFB Common Stock) would have been .6305. As discussed under "THE MERGER -- MERGER CONSIDERATION," the Aggregate Merger Consideration, and therefore the Conversion Ratio, are subject to adjustment as a result of a change in the price of Compass Common Stock, and the pro forma information presented would be different if the Conversion Ratio were so adjusted. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated prior to the period stated below. The information shown below should be read in conjunction with the historical consolidated financial statements of Compass, including the respective notes thereto, incorporated by reference herein, and with the historical financial statements of CFB appearing in the CFB Annual Report and in the CFB 10-Q, copies of which accompany this Proxy Statement/Prospectus as Appendices IV and V, respectively. SEE "AVAILABLE INFORMATION," AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                           As of and for the
                             quarter ended                       As of and for the Years Ended
                               March 31                                   December 31,
                           -----------------  -------------------------------------------------------------------
                                   1996          1995          1994         1993           1992          1991
                            -----------------    ----          ----         ----           ----          ----
                                             (In thousands, except per share data)
TOTAL ASSETS
  Compass                     $10,165,474      10,262,247    9,265,137     7,453,859      7,210,151     6,989,873
  CFB                             313,454         310,442      280,704       276,283        254,546       252,728

TOTAL DEPOSITS
  Compass                       7,852,867       7,729,112    7,188.913     5,733,309      5,532,599     5,224,136
  CFB                             260,030         260,467      222,548       235,619        232,009       233,724

LONG-TERM DEBT
  Compass                         609,827         584,852      487,916       328,928        207,730        20,336
  CFB                                ----            ----         ----          ----           ----          ----

TOTAL SHAREHOLDERS' EQUITY
  Compass                         721,637         706,668      611,673       561,587        518,269       455,455
  CFB                              20,574          19,708       17,416        16,913         15,777        14,316


                           As of and for the
                             quarter ended                       As of and for the Years Ended
                               March 31                                   December 31,
                           -----------------  -------------------------------------------------------------------
                                   1996          1995          1994         1993           1992          1991
                            -----------------    ----          ----         ----           ----          ----
                                             (In thousands, except per share data)

NET INTEREST INCOME
Compass                          91,235        349,655       336,768       334,146        322,774       262,659
CFB                               2,264          9,301         9,081         8,496          8,366         5,969

NET INCOME FROM CONTINUING
OPERATIONS(1)
Compass                          36,043        110,265       101,246        92,679         77,870        63,009
CFB                                 (45)         1,343         1,749           853          1,505            80

NET INCOME PER COMMON
SHARE FROM CONTINUING
OPERATIONS
Compass
  Historical                       0.93           2.88          2.65          2.39           2.00          1.68
  Pro forma                        0.89           2.81          2.61          2.33           1.97          1.62
CFB (2)
  Historical                       0.02           0.64          0.86          0.42           0.78          0.04
  Equivalent pro forma (3)         0.56           1.77          1.65          1.47           1.24          1.02

CASH DIVIDEND PER COMMON SHARE
Compass
  Historical                       0.32           1.12          0.92          0.76          0.667         0.587
  Pro forma                        0.31           1.08          0.86          0.70           0.56          0.49
CFB
  Historical                         --           0.15            --           --              --            --
  Equivalent pro forma (3)         0.20           0.68          0.54          0.44           0.35          0.31

SHAREHOLDERS' EQUITY (BOOK
VALUE) PER COMMON SHARE
Compass
  Historical                      18.66          18.52         16.13         14.83          13.10         11.57
  Pro forma                       18.54          18.38         16.01         14.74          13.04         11.53
CFB
  Historical                      10.48          10.08          9.05          8.79           8.23          7.46
  Equivalent pro forma (3)        11.69          11.59         10.10          9.29           8.22          7.27

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING
Compass
  Historical                     38,864         38,340        38,147        38,137         37,811        36,543
  Pro forma                      40,232         39,708        39,515        39,505         39,179        37,911

CFB(2)
  Historical                      2,158          2,106         2,046         2,007          1,923         1,948

NUMBER OF COMMON SHARES
OUTSTANDING AT END OF PERIOD
Compass
  Historical                     38,667         38,152        37,922        37,877         37,810        37,378
  Pro forma                      40,035         39,520        39,290        39,245         39,178        38,746
CFB
 Historical                       1,962          1,956         1,925         1,924          1,918         1,918

- --------
(1) Net income per common share before extraordinary item represents primary earnings per share (i.e., the amount of earnings attributable to each share of common stock outstanding, including common stock equivalents).
(2) On September 12, 1994 and July 6, 1993, CFB paid a 10% stock dividend and a 20% stock dividend, respectively. Earnings per share and the weighted average number of shares outstanding have been restated to give retroactive effect to the payment of these stock dividends.
(3) CFB's Equivalent Pro Forma per share amounts are computed by multiplying Compass' Pro Forma amounts by a Conversion Ratio of .6305, which is a hypothetical Conversion Ratio obtained as if the Effective Time were February 12, 1996, the day before the announcement of the execution of the Merger Agreement. The actual Conversion Ratio may vary. SEE "THE MERGER -
     - MERGER CONSIDERATION."

                                  RISK FACTORS

     CFB Shareholders currently control CFB through their ability to elect the Board of Directors and vote on various matters affecting CFB. The Merger will transfer control of CFB from the CFB Shareholders to Compass, and the former offices of the Bank will eventually become branches of Compass Bank. As of the Effective Time, the CFB Shareholders will become shareholders of Compass, a multi-bank holding company. As a result of the Merger, the CFB Shareholders will no longer have the ability to control or influence the management policies of CFB's operations, and as shareholders of Compass their ability to influence the management policies of Compass will be limited due to the fact that they will hold a relatively small percentage of the voting stock of Compass.

     Compass' banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue.

     In addition, general economic conditions impact the banking industry. The credit quality of Compass' loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which it conducts its business. The continued financial success of Compass and its subsidiaries depends somewhat on factors which are beyond Compass' control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on Compass' financial condition and results of operations, which, in all likelihood, would adversely affect the market price of Compass Common Stock.

     Compass' Restated Certificate of Incorporation, as amended (the "Certificate"), and Bylaws contain several provisions which may make Compass a less attractive target for acquisition by anyone who does not have the support of Compass' Board of Directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, and the limitation that shareholder actions without a meeting may only be taken by unanimous written shareholder consent. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CFB AND COMPASS -- CHARTER AND BY-LAW PROVISIONS AFFECTING COMPASS COMMON STOCK".

     In the event the Market Price is less than $30.50, the Merger Agreement will automatically terminate in accordance with its terms, unless either of the following occurs: (i) Compass agrees to deliver (as Aggregate Merger Consideration together with the Option Payment Shares) a number of shares of Compass Common Stock equal to the quotient of $43,100,000 divided by the Market Price, which would be more than 1,413,114 shares, or (ii) CFB agrees to accept 1,413,114 shares of Compass Common Stock as the Aggregate Merger Consideration together with the Option Payment Shares, which would result in an Aggregate Dollar Value of less than $43,100,000. If Compass does not elect to deliver more than 1,413,114 shares as described in (i) above, the decision of the Board of Directors of CFB regarding whether to allow the Merger Agreement to terminate
or to accept the 1,413,114 shares will be made in its sole discretion.   If the
Board of Directors of CFB elects to allow the Merger Agreement to terminate, the CFB Shareholders would not receive the Merger Consideration, but would retain their CFB Common Stock.

     In addition, since the Market Price of the shares of Compass Common Stock to be delivered as the Merger Consideration is determined based on an average of the closing prices of Compass Common Stock as reported by the NASDAQ National Market System over the Valuation Period, which will end by definition five trading days prior to the Effective Time, it is possible for the CFB Shareholders to receive shares of Compass Common Stock with an Aggregate Dollar Value less than $43,100,000 at the Effective Time of the Merger.

     A description of the regulatory considerations relating to ownership of the Compass Common Stock appears elsewhere in this Proxy Statement/Prospectus. SEE "SUPERVISION AND REGULATION."

                                 THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus constitutes a proxy statement of CFB and is being furnished to the holders of CFB Common Stock in connection with the solicitation of proxies by the Board of Directors of CFB for use at the Special Meeting to consider and vote upon a proposal to approve and adopt the Merger Agreement and to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Each copy of this Proxy Statement/Prospectus mailed to the CFB Shareholders is accompanied by a Proxy Card (a "Proxy") to be used at the Special Meeting.

DATE, PLACE AND TIME

     The Special Meeting is scheduled to be held on August __, 1996 at ____ p.m., at the Jacksonville Marriott Hotel, 4670 Salisbury Road, Jacksonville, Florida.

RECORD DATE

     The Board of Directors of CFB has fixed _______, 1996 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. As of such date, CFB had (i) 15,000,000 shares of common stock, $0.01 par value per share ("CFB Common Stock") authorized, of which 1,962,280 shares were issued, outstanding and being held of record by _____ persons or entities. Each share of CFB Common Stock entitles the holder of record on the Record Date to one vote as to the Merger and one vote as to any other proposal to be voted on at the Special Meeting.
The presence, in person or by proxy, of the holders of a majority of the shares of CFB Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

SHAREHOLDER VOTES REQUIRED

     The affirmative vote of the holders of at least a majority of the outstanding shares of CFB Common Stock is required for approval of the Merger. CFB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

     The directors and executive officers of CFB and the Bank, together with certain other CFB Shareholders, control, with the power to vote, an aggregate of 1,030,392 shares of CFB Common Stock, comprising approximately 52.5% of the total shares of CFB Common Stock issued and outstanding as of the Record Date. These directors, executive officers and other shareholders have agreed, pursuant to a Voting Agreement and Irrevocable Proxy, to vote their shares in favor of the Merger. SUCH DIRECTORS, OFFICERS AND OTHER SHAREHOLDERS HAVE THE POWER TO VOTE A MAJORITY OF THE SHARES OF CFB COMMON STOCK ISSUED AND OUTSTANDING AND ENTITLED TO VOTE AT THE SPECIAL MEETING. THEIR AGREEMENT TO VOTE IN FAVOR OF THE MERGER ASSURES APPROVAL OF THE MERGER BY THE CFB SHAREHOLDERS, SUBJECT TO THE TERMINATION RIGHTS CONTAINED IN THE MERGER AGREEMENT.
SEE, "THE MERGER -- ADDITIONAL AGREEMENTS."

VOTING AND REVOCATION OF PROXIES

     A Proxy is being solicited from each CFB Shareholder by CFB's Board of Directors. Any Proxy, if received in time for voting and not revoked, will be voted at the Special Meeting in accordance with the shareholder's instructions thereon. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS THEREON, THE PROXY WILL BE VOTED IN FAVOR OF THE MERGER. Failure to submit a Proxy or to vote at the Special Meeting will have the same effect as a vote against the Merger. At present, CFB's Board of Directors knows of no other matters to be presented at the Special Meeting, but if other matters are properly presented, the persons named in the Proxy will vote or refrain from voting in accordance with the recommendation of CFB's Board of Directors pursuant to the discretionary authority conferred by the Proxy.

      A Proxy may be revoked at any time prior to its exercise by filing, at CFB's principal office, a duly executed Proxy bearing a later date or a written notice revoking such proxy. Any shareholder entitled to vote at the Special Meeting may attend the Special Meeting and vote in person by written ballot on any matter presented for a vote at such Special Meeting, whether or not such shareholder has given a Proxy previously, and such action will constitute a revocation of any prior Proxy.

SOLICITATION OF PROXIES

     Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of CFB, with no special or extra compensation therefor. Such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for the forwarding of soliciting materials to the beneficial owners of CFB Common Stock held of record by such persons, and CFB may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses that they incur in that connection. Expenses incurred in connection with the Merger, including those attributable to the solicitation of Proxies, will be paid by the party to the Merger Agreement incurring the expense.

     Brokerage firms, banks, nominees, fiduciaries and other custodians are requested to forward these proxy materials to the beneficial owners of CFB Common Stock held of record by them, and CFB will reimburse them, upon request, for their reasonable expenses incurred in connection with such mailing or other communications with such beneficial owners.

                                   THE MERGER

The following information relating to the Merger is not intended to be a complete description of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents referred to herein or incorporated herein by reference. A copy of the Merger Agreement is included as Appendix I, and is incorporated herein by reference. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

GENERAL

     The Merger Agreement provides for the Merger of CFB with and into Compass-Florida in accordance with the terms and conditions of the Merger Agreement. Compass-Florida will be the surviving entity in the Merger and the separate existence of CFB will cease. It is also anticipated that either simultaneously with or following the Merger, the Bank will merge into Compass Bank and the former Bank locations will become branches of Compass Bank.

MERGER CONSIDERATION

     The Merger Agreement provides for four different pricing scenarios: (i) if the Market Price is equal to or greater than $32.50, but not greater than $34.50, the Aggregate Merger Consideration shall be 1,326,154 shares of Compass Common Stock, less the Option Payment Shares; (ii) if the Market Price is greater than $34.50, the Aggregate Merger Consideration shall be the number of shares of Compass Common Stock equal to the quotient of $45,752,313 divided by the Market Price, less the Option Payment Shares; (iii) if the Market Price is less than $32.50, but not less than $30.50, the Aggregate Merger Consideration shall be the number of shares of Compass Common Stock equal to the quotient of $43,100,000 divided by the Market Price, less the Option Payment Shares; and
(iv) in the event the Market Price is less than $30.50, the Merger Agreement will automatically terminate in accordance with its terms, unless either of the following occurs: (A) Compass agrees to deliver (as Aggregate Merger Consideration together with the Option Payment Shares) a number of shares of Compass Common Stock equal to the quotient of $43,100,000 divided by the Market Price, which would be more than 1,413,114 shares, or (B) CFB agrees to accept 1,413,114 shares of Compass Common Stock as the Aggregate Merger Consideration together with the Option Payment Shares, which would result in an Aggregate Dollar Value of less than $43,100,000. If Compass does not elect to deliver more than 1,413,114 shares as described in (A) above, the decision of the Board of Directors of CFB regarding whether to allow the Merger Agreement to terminate
or to accept the 1,413,114 shares will be made in its sole discretion.   If the
Board of Directors of CFB elects to allow the Merger Agreement to terminate, the CFB shareholders would not receive the Merger Consideration, but would retain their CFB Common Stock.

     Holders of CFB Common Stock shall receive for each share of CFB Common Stock held at the Effective Time a number of shares of Compass Common Stock equal to (i) the Aggregate Merger Consideration (as determined in accordance with the preceding paragraph) divided by (ii) the number of shares of CFB Common Stock outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration," or the "Conversion Ratio").

     Option Payment Shares. The Option holders have agreed to accept the Option Payment Shares in cancellation of their Options. The number of Option Payment Shares will be calculated in accordance with the following formula: first, determine the aggregate dollar value of the transaction (the "Aggregate Dollar Value") by multiplying the number of shares of Compass Common Stock to be paid as total consideration times the Market Price; second, determine the selling price per share of CFB common stock ("Selling Price Per Share") by dividing the sum of the Aggregate Dollar Value and the total dollar amount to be paid by Option Holders if the Option Holders were to exercise each and every Option (the average exercise price of $6.10 times the 299,760 options outstanding), by the number of shares of CFB common stock issued and outstanding plus the number of options outstanding; and finally, determine the Aggregate Option Payment Shares ("Aggregate Option Payment Shares") by subtracting the average exercise price per share from the Selling Price Per Share and multiplying that difference times the number of Options outstanding and dividing that product by the Market Price. The following is a summary of the above stated formula:


     Step 1    Aggregate Dollar Value =    Aggregate Merger Consideration in
                                           terms of number of shares of Compass
                                           Common Stock times the Market Price;

     Step 2    Selling Price Per Share =   [Aggregate Dollar Value plus (average
                                           exercise price times number of
                                           options outstanding)], divided by
                                           (shares outstanding plus options
                                           outstanding);

     Step 3    Aggregate Option            [(Selling Price Per Share minus
               Payment Shares =            average exercise price per share)
                                           times (number of options
                                           outstanding)], divided by the Market
                                           Price.

     Each holder of an Option shall receive, in consideration for the cancellation of each of his or her Options, a number of shares of Compass Common Stock determined by subtracting the exercise price per share for each share of stock which might have been acquired by exercise of the Options from the Selling Price Per Share and dividing that difference by the Market Price. For example, if the Market Price of Compass Common Stock is $32.50, then the formula would be applied as follows:

     Step 1    Aggregate Dollar Value           =   $43,100,000

     Step 2    Selling Price Per Share          =   $43,100,000 + $1,828,536 = $44,928,536
                                                    $44,928,536 / 2,262,040 = $19.86 per Share

     Step 3    Aggregate Option  Payment Shares =   $19.86 - $6.10 = $13.76 x  299,760 =
                                                     4,124,698 / $32.50 = 126,914

     The Aggregate Option Payment Shares assuming a Market price of $32.50 is 126,914 shares of Compass Common Stock. The Option Payment Shares for an individual Option Holder whose options have an exercise price of $5.00 would be $19.86 - $5.00 = $14.86 / $32.50 = .45723 shares of Compass Common Stock per share of stock which might have been acquired upon exercise.

     CFB Director and Officer Option Ownership. The following table sets forth certain information regarding the Option holders:

                                                                           Options Held
        Name                    Description of Offices Held                 at 6/30/96
- --------------------  ------------------------------------------------     ------------

Victor M. George      Executive Vice President - Commercial                    6,600
                      Lending/Branch Administration

John R. Lamb          Executive Vice President - Mortgage Lending              6,600

Richard Stansfield    Senior Vice President, Chief Information Officer         5,400

 A. Richardson Tosh    President of CFB since 1994; Director, President       30,800
                       and Chief Executive Officer of the Bank since 1987

Jack C. Demetree       Chairman of the Board and Chief Executive Officer     191,400
                       of CFB since 1994; Chairman of the Board of the
                       Bank since 1980

Harry J. Bell          Executive Vice President and Chief Financial Officer    6,600

Geraldine Crews        Vice President - Mortgage Servicing                     4,400

Andrew J. Arnold       Senior Vice President - Commercial Lending              4,400

R. H. Bullard, Jr.     Director, Senior Vice President of Community First     43,560
                       Bank from 1987 to 1992

   Examples.  As of _____________________, 1996, there were 1,962,280 shares of
CFB Common Stock issued and outstanding, and outstanding Options exercisable for 299,760 shares of CFB Common Stock having an average exercise price of $6.10. Assuming that the issued and outstanding shares of CFB Common Stock and outstanding Options are the same as of the Effective Time as they were on _________________, 1996, the following table sets forth the following information based on a range of assumed Market Prices: (i) the total number of shares of Compass Common Stock which would be delivered to the CFB Shareholders and Option holders; (ii) the Aggregate Dollar Value of the Merger; (iii) the Selling Price Per Share of CFB Common Stock; (iv) the Aggregate Option Payment Shares; (v) the Aggregate Merger Consideration payable to the CFB Shareholders; and (vi) the number of shares of Compass Common Stock which each share of CFB Common Stock would represent a right to receive (i.e. the Conversion Ratio):

                                                         Aggregate
                              Aggregate      Selling       Option      Aggregate
     Market         Shares      Dollar      Price Per     Payment       Merger      Conversion
      Price         Issued      Value     CFB Share (1)  Shares (2)  Consideration    Ratio
- -----------------  ---------  ----------  -------------  ----------  -------------  ----------

      30.50(3)     1,413,114  43,100,000     19.86         135,236     1,277,878       .6512

      31.00        1,390,322  43,100,000     19.86         133,055     1,257,267       .6407

      31.50        1,368,254  43,100,000     19.86         130,943     1,237,311       .6305

      32.00        1,346,875  43,100,000     19.86         128,897     1,217,978       .6207

      32.50        1,326,154  43,100,000     19.86         126,914     1,199,240       .6111

      33.00        1,326,154  43,763,082     20.16         127,716     1,198,438       .6107

      33.50        1,326,154  44,426,159     20.45         128,405     1,197,749       .6104

      34.00        1,326,154  45,089,236     20.74         129,073     1,197,081       .6100

      34.50        1,326,154  45,752,313     21.03         129,722     1,196,432       .6097

      35.00        1,307,209  45,752,313     21.03         127,869     1,179,340       .6010

      35.50        1,288,797  45,752,313     21.03         126,068     1,162,729       .5925
- ----------------------------------------------------------------------------------------------

(1) Equals the Conversion Ratio multiplied by the corresponding Market Price and rounded to the nearest whole cent. The actual market value of the Compass Common Stock to be exchanged for each share of CFB Common Stock will be subject to market fluctuation.
(2)  Rounded to the nearest whole share.
(3) If the Market Price were to fall below $30.50, CFB's Board of Directors would determine whether to accept 1,413,114 shares of Compass Common Stock, which would result in an Aggregate Dollar Value of less than $43,100,000. If CFB's Board of Directors elected not to do so, the Merger Agreement would terminate automatically in accordance with its terms.

     Compass will not issue fractional shares of Compass Common Stock, but instead will pay cash to any shareholder otherwise entitled to receive a fractional share. Such cash payment shall be based on the Conversion Ratio and the Market Price as determined during the Valuation Period.

     The Merger Agreement also provides that the number of shares of Compass Common Stock to be received by CFB Shareholders in the Merger will be adjusted to give effect to any stock splits with respect to Compass Common Stock occurring between the date of execution of the Merger Agreement and the Effective Time.

BACKGROUND AND REASONS FOR THE MERGER

     Compass began analyzing the possible acquisition of CFB in ____________ 1995, and contacted CFB at that time. Representatives of CFB and Compass then commenced discussions concerning a possible affiliation of the two entities. In evaluating Compass' offer, CFB's management considered competitive conditions in the market served by CFB, the value of the assets of CFB, its capital and other requirements, the current regulatory environment, the prospects for trading CFB Common Stock and its future growth prospects in light of the Jacksonville economy. CFB's management also considered the changing markets for financial services. In considering whether to affiliate with Compass, CFB's management believed that Compass' size offered expansion opportunities for services not otherwise available to CFB and its customers. CFB and its Board of Directors determined that the value of CFB's stock could best be enhanced through affiliation with Compass. The Board believes that the CFB Shareholders will benefit from receiving common stock in a larger company with a history of paying dividends on its common stock.

     Compass has considered further expansion opportunities in Florida in order to enlarge its Florida operations to a more economical size and to expand into additional market areas. Acquiring CFB will result in economies of scale and increase the market served by Compass' affiliates in the Florida market. It will also assist Compass' Florida affiliates in providing the management and organizational flexibility needed to expand elsewhere in Florida by branching and other acquisitions.

     In determining whether to enter into the Merger Agreement, the Board of Directors of CFB retained Robert W. Baird & Co. Incorporated ("Baird") to render an opinion as to the fairness of the Merger, from a financial point of view, to the CFB Shareholders. SEE "THE MERGER -- OPINION OF ROBERT W. BAIRD & CO." Although Baird evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, Baird did not recommend any specific consideration. The total number of shares of Compass Common Stock to be delivered to the CFB Shareholders and Option holders resulted from arm's length negotiations during which the historical earnings and dividends of Compass and CFB, the earnings potential and deposit base of CFB, potential growth in CFB's market, CFB's asset quality and the effect of the Merger on the shareholders, customers and employees of Compass and CFB were considered.

OPINION OF ROBERT W. BAIRD & CO.

     CFB received a written opinion dated February 13, 1996 from Baird, an investment banking firm, and an updated opinion as of June 21, 1996, that the consideration provided for in the Merger Agreement is fair, from a financial point of view, to the CFB Shareholders. The full text of Baird's opinion dated June 21, 1996 is attached as Appendix II to this Proxy Statement/Prospectus and is incorporated herein by reference. ALL INFORMATION CONTAINED IN THE DESCRIPTION OF THE OPINION SET FORTH HEREIN WAS PROVIDED BY BAIRD AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX II. CFB'S SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, BY BAIRD IN CONNECTION THEREWITH.

     Baird's opinion is directed only to the consideration provided in the Merger Agreement and does not constitute a recommendation to a CFB shareholder as to how such shareholder should vote at the CFB Meeting.

     In connection with the opinion, Baird reviewed or considered among other things, the Merger Agreement and ancillary documents related to the Merger Agreement; CFB's and Compass' audited financial statements and management's discussion and analysis of the financial condition and results of operation of each of CFB and Compass for the three fiscal years ended December 31, 1995; CFB and Compass's unaudited interim financial statements on Form 10-Q for the period ended March 31, 1996; and financial forecasts and analyses prepared by management of CFB. Baird also held discussions with the management of CFB concerning its views regarding past and future business operations of CFB. In addition, Baird reviewed reported price and trading histories for CFB and Compass Common Stock including a comparison of certain financial and stock market information for CFB and Compass with similar information for certain other companies, the securities of which are publicly traded; the financial terms of recent business combinations; the current market environment generally and the banking environment in particular; and such other financial information, studies, analyses and investigations as well as financial, market and economic criteria Baird considered relevant.

     Set forth below is a brief summary of selected analyses presented by Baird to the CFB Board of Directors in connection with its fairness opinion:

Analysis of Compass Offer
- -------------------------

     Baird reviewed the value of the consideration offered based on a bid range of $19.88 to $21.05 per share of CFB Common Stock which results in a price to book ratio of 226.03% to 239.43% and a price to earnings ratio of 26.60x to 28.27x for the CFB Common Stock. This bid results in a 9.40% to 10.43% premium to deposit and a 14.20% to 15.09% price to assets ratio. The range reviewed by Baird differs from the range reflected in the example chart provided herein as a result of options exercised subsequent to Baird's February 13, 1996 opinion. SEE "THE MERGER --MERGER CONSIDERATION."

Dilution Analysis
- -----------------

     Using the $32.50 to $34.50 per share price and Compass's earnings per share ("EPS") estimates of $2.88, $3.20, $3.51 for 1995, 1996 and 1997, respectively, and CFB EPS estimates of $0.93, $1.02, $1.13 for 1995, 1996 and 1997, respectively, static dilution is (2.50%) for 1996 and (2.56%) for 1997. For a detailed analysis of dilution assumptions reference is herein made to the full text of the Opinion.

Comparative Group Analysis
- --------------------------

     Baird compared the financial performance of CFB based on various financial measures of earnings performance, capital adequacy, and asset quality to that of a comparative group of 15 Southeastern banks, none of which have disclosed acquisition plans or proposals. This group included Alabama National BanCorp, Auburn National Bancorporation, Peoples BancTrust Co., South Alabama Bancorp., Commercial Bankshares, Inc., 1st United Bancorp, ABC Bancorp, Central and Southern Holding, First Banking Co. of Southeast Georgia, Habersham Bancorp, First National Bankshares, First Bancorp, First Charter Corporation, FNB Corp. and Peoples Bank. The median asset size of the group was $294.9 million and the group had a median return on average assets of 1.08%. This comparison showed among other things that CFB's return on average equity was modestly lower than that of the comparative group 8.97% versus a median of 11.07%. The comparative group was better capitalized than CFB, with a median capital to assets ratio of 10.27% versus 6.16% for CFB and that nonperforming assets of 0.82% for CFB was comparable to the group's median of 0.73%. However, CFB's provisions for loan loss were only 47.9% of nonperforming assets, versus 161.9% for the comparative group.

Trading History
- ---------------

     To evaluate the current market price of CFB and its stand-alone prospects, Baird evaluated the trading history of CFB, as well as the trading history of Compass during the 12 months ended on February 13, 1996. During this period CFB traded in a range of between $9.50 and $19.00 per share. CFB's trading history reflects surges from two major events: (a) the termination of an equity offering in July 1995 and concurrent announcement that it had received an unsolicited proposal for a business combination, and (b) the announcement of a definitive agreement between CFB and Compass Bancshares. The former pushed CFB's stock price from $9.00 per share to $14.00 per share, while the latter pushed the price to the $18.00 to $19.00 range, where it traded in mid-February.

     Baird's opinion noted that Compass has traded in a relatively consistent range, between $27.00 and $32.00, with volumes generally ranging from 100,000 to 500,000 shares per week. Baird found that consistent with the overall bank stock climate and the climate for the market at-large, Compass has trended toward the high end of its pricing range in January and February 1996.


Comparative Transaction Analysis
- --------------------------------

                                 Price/Book       Price/Earnings    Premium/Deposits   Price/Assets
                               ---------------    --------------    ----------------   -------------
 Comparative Group             Median     Mean     Median   Mean     Median   Mean     Median   Mean
 -----------------             ------     ----     ------   ----     ------   ----     ------   ----
 Mid-sized Bank Acquisitions   217.08%   212.50%   16.07x   15.91x   10.77%   10.36%   14.88%   14.67%
 Florida Transations           194.38%   201.78%   18.56x   23.61x   11.25%   11.16%   18.12%   16.88%
 Specific Comparative          153.70%   160.00%   20.92x   21.80x    5.79%    6.34%   13.48%   12.61%
+-------------------------------------------------------------------------------------------------------+
+    MEAN                      188.39%   191.43%   18.52x   20.44x    9.27%    9.29%   15.49%   14.72%  +
+    MEDIAN                    194.38%   201.78%   18.56x   21.80x   10.77%   10.36%   14.88%   14.67%  +
+-------------------------------------------------------------------------------------------------------+

 CFB BANCORP, INC.             226.03% - 239.43%   26.60x - 28.42x    9.40% - 10.43%   14.20% - 15.09%
- --------------------------------------------------------------------------------------------------------

     Baird evaluated more than 50 financial institution merger and acquisition transactions in considering the fairness of the Compass proposal. The transactions were grouped into three major categories:

     (A) Mid-sized Bank Acquisitions- Institutions with assets of $200.0 million to $500.0 million occurring between January 1, 1994 and January 31, 1996;

     (B) Florida Transactions- Florida transactions that occurred between February 2, 1995 and February 5, 1996;
     (C) Specific Comparative- a specific comparative group of 11 banks that were acquired with assets of less than $350.0 million.

     The Mid-sized Bank Acquisitions group had median assets of $261.9 million, equity to assets ranged from 4.61% to 7.98% with a median capitalization of 6.77% and a median return on average assets ("ROAA") of 0.89%, respectively. These compare favorably to CFB's $309.6 million in assets, 6.16% capitalization and 0.61% ROAA. Transactions in this comparative group generated price-to-book ratio's of between 122.07% and 348.75% with a median of 217.08%. This compares to the 226.03% for CFB. On an earnings basis, pricing ranged from nothing to 53.6x trailing 12 months earnings, with a median of 16.07x. CFB's price to earnings of from 26.6x trailing 12 month earnings to 28.4x compares favorably against this trend, according to the Baird opinion.

     The Florida Transactions comparative group had assets ranging from $28.7 million to $1.2 billion with a median of $77.5 million. Median capitalization was 8.08% of assets and median ROAA was 0.74%. This selling group generated price/book ratios of between 126.97% and 348.75% with a median of 194.38%. Price to earnings multiples ranged from 11.2x to 57.8x with a median of 18.6x.

     The Specific Comparative group was slightly smaller in size and slightly better capitalized than CFB. ROAA was essentially even as was nonperforming assets as a percentage of assets. The median price to book ratio was

153.7% with a range of prices of between 253.5% and 106.3%. Price to earnings multiples ranged from nothing to 35.2x trailing 12 months earnings with a median of 20.9x.

Discounted Cash Flow Analysis
- -----------------------------

     Based on assessments of the earnings of CFB, Baird assessed CFB's value at discount rates from 12.0% to 13.5%. The analysis uses earnings of $2.0 million for year one and an income growth rate of 10.0% annually with terminal growth rates of between 4.0% and 6.0%. This analysis yields per share values of between $12.31 and $17.48.

Premium as a Percentage of Deposits
- -----------------------------------

     Baird considered the value of the Company based upon the premiums paid by acquirors of other institutions as a percentage of outstanding deposits. Baird reviewed deposit premiums paid by other acquirors and found such ranges to yield a low of $15.80, median of $21.45 a mean of $19.74 and a maximum of $21.97 per share.

Summary
- -------

     No company or transaction used in Baird's analysis as a comparison was identical to CFB, Compass or the contemplated acquisition of CFB by Compass. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

    The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Baird believes that its analyses and the summary set forth above must be considered as a whole and selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Baird presentation and opinion. In addition, while Baird gave the various analyses approximately similar weight it may have used them for different purposes, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuation resulting from any particular analysis described above should not be taken to be Baird's view of the actual value of CFB or Compass. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that any specific analysis was given more weight than any other analyses.

     In performing its analyses, Baird made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CFB or Compass. The analyses performed by Baird are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Baird's analysis of the fairness of the consideration to be received by CFB's unaffiliated shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Baird's opinion is just one of many factors taken into consideration by the CFB Board.

     Baird will receive a fee of $45,000.00 plus expenses not to exceed $1,500.00 for investment banking services related to the Merger and related advisory work. Baird will also be indemnified against certain liabilities, including liabilities arising under the securities laws.

EFFECTIVE TIME

     The Merger will be effective as of the close of business on the day of the Closing, or such other time within two days thereafter as may be specified in the Articles of Merger filed with the Florida Department of State. It is anticipated that the Closing will occur, and such Articles of Merger be filed, as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Merger. At the Effective Time, by operation of law, CFB Shareholders will become owners of Compass Common Stock and will no longer be owners of CFB Common Stock. After the Effective Time, all certificates for CFB Common Stock will represent the right to receive Compass Common Stock pursuant to the Merger Agreement, but otherwise will be null and void after such date.

EXCHANGE OF SHARES

     From and after the Effective Time, each holder of a stock certificate which immediately prior to the Effective Time represented outstanding CFB Common Stock will be entitled to receive in exchange therefor, upon surrender thereof to Compass-Alabama (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Compass Common Stock into which such holders CFB shares have been converted.

     Promptly after the Effective Time, the Exchange Agent will furnish each holder of record of CFB Common Stock as of the Effective Time with transmittal materials for use in exchanging certificates. The transmittal materials will contain information and instructions with respect to the procedure for exchanging such certificates. The Compass certificates will be delivered to the persons entitled thereto within a reasonable time after good delivery of CFB certificates for exchange accompanied by the appropriate transmittal materials.

     Under the terms of the Merger Agreement, Compass will not issue certificates representing fractional shares of Compass Common Stock, and in lieu thereof shall pay cash to any holder of CFB Common Stock otherwise entitled to receive such fractional share. Such cash payment shall be determined by multiplying such holder's fractional interest by the Market Price.

     Persons who are entitled to receive Compass Common Stock pursuant to the Merger will not become holders of record of Compass Common Stock until they have properly surrendered their CFB certificates in exchange for Compass certificates. No interest will be paid or accrued on the cash payable in lieu of fractional share of Compass Common Stock, and no declared dividend will be disbursed with respect to the shares of Compass Common Stock to which any CFB Shareholder is entitled, until such CFB Shareholders' certificates of CFB Common Stock are surrendered in exchange therefore.

     Upon the Effective Time of the Merger, the CFB Shareholders will cease to have any rights as shareholders of CFB, and the CFB Shareholders shall have only the right to receive the Aggregate Merger Consideration specified in the Merger Agreement.

OPERATIONS AFTER THE MERGER

     Compass and CFB presently intend that immediately following the completion of the Merger, the Bank will be merged with and into Compass Bank, subject to the necessary regulatory approvals. Thereafter, the separate existence of the Bank will cease, and the former offices of the Bank will become branches of Compass Bank. Compass intends that most of CFB's personnel at the former offices of the Bank will remain following the Merger.

TERMS AND CONDITIONS TO THE MERGER

     The Merger Agreement contains a number of terms, conditions, representations and covenants which must be satisfied prior to the Closing, including, but not limited to, the following:

     (i) The receipt of regulatory approvals, which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting periods with respect thereto. SEE "THE MERGER --GOVERNMENT APPROVALS";

     (ii) The consummation of the Merger will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

    (iii) The approval of the Merger Agreement by the CFB Shareholders entitled to vote at the Special Meeting;

     (iv) The Registration Statement relating to the Compass Common Stock shall be effective under the Securities Act and any applicable state securities or blue sky laws and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or any proceedings under the Commission or applicable state securities authorities rules with respect to the transaction contemplated hereby, shall be pending before or threatened by the Commission or any applicable state securities or blue sky authorities;

      (v) All representations and warranties of CFB and Compass shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Effective Time;

     (vi) CFB, Compass and Compass-Florida shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in the Merger Agreement to be performed or complied with by them prior to the Effective Time;

    (vii) There shall not have occurred a Material Adverse Effect, as that term is defined in the Merger Agreement, with respect to CFB or the Bank;

   (viii) The Directors of CFB and the Bank shall have delivered to Compass an instrument dated the Effective Time releasing CFB and the Bank from any and all claims of such directors (except as to their deposits and accounts and as to rights of indemnification pursuant to the Bylaws of CFB or the Bank) and shall have delivered to Compass their resignations as directors of the Bank;

     (ix) The officers of CFB and the Bank shall have delivered to Compass an instrument dated the Effective Time releasing CFB and the Bank from any and all claims of such officers (except as to deposits and accounts, accrued compensation by their respective agreements and rights of indemnification pursuant to the Bylaws of CFB or the Bank);

     (x) Compass and CFB shall have received the respective opinions of counsel to CFB and Compass acceptable to the other as to certain matters;

     (xi) Compass shall have received from each holder of 5% or more of the CFB Common Stock a representation that they have no plan or intention to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger;

    (xii) Compass and Compass-Florida shall have received an opinion of counsel satisfactory to them that the Merger will qualify as a reorganization under Section 368(a) of the Code;

   (xiii) CFB shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of CFB of which CFB has knowledge from and including the date of the Merger Agreement through the Effective Time;

    (xiv) Compass shall have determined, in its reasonable judgment, that certain liabilities and obligations of CFB and the Bank as set forth on Schedule 5.1(K) of the Merger Agreement do not have a Material Adverse Effect;

     (xv) All warrants, options, rights, convertible debentures or other securities entitling the holder thereof to acquire CFB Common Stock shall have been cancelled, or shall have expired, lapsed or terminated, prior to the Effective Time;

    (xvi) the Bank shall have taken such write-downs of assets on its books as are consistent with Compass' accounting methods for reserving for loan losses, as mutually agreed to by Compass and CFB;

   (xvii) the full amount of any special assessment for premiums on Savings Association Insurance Fund deposits held by the Bank required to be paid by federal law shall have been (i) paid in full by the Bank, (ii) accrued on the books of the Bank, or (iii) transferred to a general contingency reserve account established by the Bank;

  (xviii) Jack C. Demetree, Chairman of the Board of Directors of CFB and the Bank, shall have entered into a non-competition agreement with Compass or one of its subsidiaries. SEE "THE MERGER --ADDITIONAL AGREEMENTS";

    (xix) the Bank and CFB shall have delivered to the directors of CFB and the Bank an instrument dated the Effective Time releasing such directors from any and all claims of CFB and the Bank (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Compass-Florida in connection with the transactions contemplated by the Merger Agreement; and

     (xx) Compass and CFB shall have received certificates of the other as to certain items described above.

Any condition to the consummation of the Merger, except the required shareholder and regulatory approvals, may be waived in writing by the party to the Merger Agreement entitled to the benefit of such condition. SEE APPENDIX I.

ADDITIONAL AGREEMENTS

     The directors and certain other shareholders of CFB and the Bank with the power to vote an aggregate of 1,030,392 shares of CFB Common Stock, comprising 52.5% of the total shares of CFB Common Stock issued and outstanding as of the Record Date, have agreed, pursuant to a Voting Agreement and Irrevocable Proxy, to vote their shares in favor of the Merger. As a result, because such directors and other shareholders have the power to vote a majority of the shares of CFB Common Stock issued and outstanding and entitled to vote at the Special Meeting, their agreement to vote in favor of the Merger assures approval of the Merger by the CFB Shareholders, subject to the termination rights contained in the Merger Agreement.

     CFB has granted Options to purchase 299,760 shares of CFB Common Stock to nine directors and officers of CFB and the Bank. Each of these nine directors and officers have executed an "Option Cancellation Agreement" whereby they have agreed to accept the Option Payment Shares, as set forth in the Merger Agreement and described herein, in cancellation of all of the Options. SEE "THE MERGER -- CONSIDERATION."

     The Merger Agreement provides that a number of shares of Compass Common Stock shall be delivered into an Escrow Account if, at the time of the Closing, certain conditions have not been met regarding the repayment of a debenture to CFB ("Debenture"). The Debenture was paid in full on April 12, 1996, and therefore Section 1.8 to the Merger Agreement and the Escrow Agreement in the form of Exhibit A are no longer applicable.

     As a condition of the Merger, Jack C. Demetree, Chairman of the Board of Directors of CFB and the Bank, will enter into a non competition agreement in the form of Exhibit E to the Merger Agreement with Compass or one of its subsidiaries prohibiting Mr. Demetree, with certain qualifications and for a period of one year, from (i) owning, managing or permitting the use of his name by any entity in Duval, Nassau, St. John, Clay, Flagler or Hernando County which at the time is in competition with business conducted by Compass or any of its subsidiaries or (ii) soliciting any person who is a customer of the Bank from doing business with any person other than Compass or its affiliates. Such noncompetition agreement will also prohibit Mr. Demetree, for a period of five years, from owning, managing or permitting the use of his name by any business activity operating under the name "Community First" or a name substantially similar thereto.

GOVERNMENT APPROVALS

     The Merger. The Merger is conditioned upon either approval of a formal application under the BHC Act by the Federal Reserve, or confirmation by the Federal Reserve that a formal application under the BHC Act is not required. Compass has filed a request for confirmation that no formal application under the BHC Act is required with the Federal Reserve. Compass and CFB believe that such request will be granted because, among other things, (i) CFB will terminate its status as a bank holding company through the Merger, (ii) Compass-Florida should not be deemed to be a bank holding company since it is being formed solely to facilitate the Merger and will not engage in any activities regulated by the BHC Act, and (iii) the Federal Reserve is reviewing the Bank Merger under the Bank Merger Act, as discussed below. However, there can be no assurance that the Federal Reserve will not require a formal application for approval of the Merger under the BHC Act.

     If the Federal Reserve requires a formal application under the BHC Act, the Merger may not be consummated for a period of 15 days after Federal Reserve approval. During this "waiting period," the Justice Department may object to the Merger on antitrust grounds, which action would stay the consummation of the
Merger unless otherwise ordered by an appropriate judicial authority.   Neither
CFB nor Compass has any reason to believe that the Justice Department will take any action to stay the approval of the Merger.

     The Bank Merger. Compass and CFB also plan to merge the Bank and Compass Bank, with Compass Bank being the survivor (the "Bank Merger"). The Bank Merger will require the prior approvals of the Federal Reserve and the Department. Applications for the approval of the Bank Merger have been submitted to the Federal Reserve and the Department, which approvals are expected to be issued timely. The Bank Merger may not be consummated during a 15 day "waiting period" following the approval by the Federal Reserve, during which time the Justice Department may object to the Merger on antitrust grounds. The approval of Bank Merger is not a condition to consummation of the Merger. However, if the Bank Merger were not approved, or not consummated for any reason, Compass would be required to file a formal application for approval of the Merger under the BHC Act, as discussed above.

BUSINESS PENDING EFFECTIVE TIME

     The Merger Agreement imposes certain limitations on the conduct of CFB's business pending consummation of the Merger. In general, CFB must conduct its businesses only in the ordinary course, consistent with prudent banking practices. In particular, CFB has agreed not to, and to use its best efforts cause the Bank, or any other Subsidiary of CFB, not to:

     (i)  make any amendment to its Articles of Incorporation or Bylaws;

     (ii) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

     (iii) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (iv) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

     (v) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

     (vi) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

     (vii) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

     (viii) dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

     (ix) except as set forth in the Merger Agreement and except for regular salary increases granted in the ordinary course of business within CFB or the Bank's 1995 budget and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (x) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock;

     (xi) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

     (xii)  make any capital expenditure in excess of $50,000;

     (xiii) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, except in the ordinary course of business consistent with prudent banking practices;

     (xiv) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

     (xv) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of CFB or the Bank;

     (xvi) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

     (xvii) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

     (xviii) modify, amend, waive or extend any loan documents of CFB, the Bank or any of their respective subsidiaries or any rights under such agreements, except for Federal Home Loan Bank advances and repurchase sales or servicing agreements, consistent with the Bank's prior practice;

     (xix) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

     (xx)    sell or contract to sell any part of the Bank premises;

     (xxi)   change any fiscal year or the length thereof;

     (xxii) prepay in whole or in part any indebtedness of CFB, the Bank or any of their respective subsidiaries, except for Federal Home Loan Bank advances and repurchase sales or servicing agreements, consistent with the Bank's current practices and prudent banking practices; or

     (xxiii) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of CFB and its directors and the Bank under the Merger Agreement or any related written agreement.

AMENDMENT; TERMINATION

     The Merger Agreement may be amended or supplemented at any time, before or after the Special Meeting, by an instrument in writing duly executed by all the parties thereto. However, no change which reduces the Merger Consideration or which materially and adversely affects the rights of the CFB Shareholders can be made after the Special Meeting without the required approval of the CFB Shareholders.

     In addition to termination due to the Market Price of Compass Common Stock being below $30.50, the Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by CFB shareholders, at any time before the Effective Time by:

     (i) Mutual written consent duly authorized by the Boards of Directors of Compass and CFB;

     (ii) Compass if (a) Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of CFB which constitutes a Material Adverse Effect, as defined in the Merger Agreement, (b) CFB or the Bank, or any of their respective officers, directors or advisors, initiate, solicit, encourage or take any other action to facilitate an offer from a third party for the acquisition of CFB (an "Acquisition Offer") (in which case
             CFB and the Bank shall pay to Compass a termination fee of $2,500,000), (c) CFB's Board of Directors withdraws or modifies its recommendation for the approval of the Merger (if such withdrawal or modification results from the receipt of an Acquisition Offer, CFB and the Bank shall pay to Compass a termination fee of $2,500,000, provided that Compass may not terminate the Merger Agreement if such withdrawal or modification results from CFB's receipt of an Acquisition Offer and CFB's Board of Directors thereafter publicly reconfirms its recommendation for the approval of the Merger and notifies Compass of such reconfirmation prior to termination by Compass), or (d) the conditions to the obligations of Compass and Compass-Florida to effect the Merger contained in the Merger Agreement are not satisfied or waived in writing by Compass;

     (iii) CFB if (a) CFB shall receive an unsolicited offer from a third party for the acquisition of CFB (an "Acquisition Proposal") which CFB's Board of Directors is obligated to pursue in the exercise of their fiduciary duty (in which case CFB and the Bank shall pay to Compass a termination fee of $2,500,000), or (b) any of the conditions to CFB's obligations contained in the Merger Agreement are not satisfied or waived in writing by CFB;

     (iv) Compass or CFB if the Effective Time shall not have occurred on or before November 13, 1996, or such later date agreed to in writing by Compass and CFB; or

     (v) Compass or CFB if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and nonappealable.

     Upon termination of the Merger Agreement, the Merger Agreement shall be void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the parties are not relieved of liability for any breach of the Merger Agreement. SEE "THE MERGER -- OTHER TERMS AND CONDITIONS," AND APPENDIX I.

DISSENTERS' RIGHTS

     Under the FBCA (Chapter 607, Florida Statutes), shareholders of a corporation generally have the right to dissent from certain corporate actions, including the consummation of a plan of merger, and obtain payment of the fair value of the shares. Section 607.1302(4) of the FBCA (commonly known as the "Market Exception" statute), however, provides that, with respect to a plan of merger, the right to dissent does not apply to the holders of shares of any class or series which are registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. The CFB Common Stock has been designated as a national market system security; therefore, the CFB Shareholders will not have a right to dissent from the Merger.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain Federal income tax consequences of the Merger to the CFB Shareholders. This discussion does not address other Federal income tax considerations that may be relevant to particular CFB Shareholders in light of their particular circumstances, such as dealers in securities, shareholders who do not hold their CFB Common Stock as capital assets, foreign persons, persons who acquired their shares in compensatory transactions or the cancellation of outstanding options granted under any stock option plan of CFB.

     In addition, the following discussion reflects and is supported by an opinion of Balch & Bingham, special counsel to Compass (the "Exhibit Opinion"). The Exhibit Opinion, which is attached as Exhibit 8 to the Registration Statement of which this Prospectus/Proxy Statement is a part, is based on and subject to certain qualifications and assumptions as noted therein.

     The following Federal income tax consequences should result from the
Merger:

     1. The Merger of CFB with and into Compass will qualify as a "reorganization" within the meaning of Code Section 368(a);

     2. No gain or loss will be recognized by CFB Shareholders upon the exchange of CFB Common Stock for Compass Common Stock;

     3. The tax basis of the Compass Common Stock received by each CFB Shareholder will be the same as the tax basis of CFB Common Stock surrendered in exchange therefor;

     4. The holding period of each share of Compass Common Stock received by each CFB Shareholder will include the period during which such shareholder held his or her CFB Common Stock surrendered in exchange therefor; provided that such CFB Common Stock is held as a capital asset at the Merger's Effective Time; and

     5. Cash received by a CFB Shareholder in lieu of a fractional share of Compass Common Stock will be treated as if a fractional share of Compass Common Stock had been issued in the Merger and then redeemed by Compass. A CFB Shareholder receiving such cash will recognize gain or loss upon such payment equal to the difference (if any) between such Shareholder's tax basis in the fractional share (which will be a pro rata portion of the Shareholder's tax basis in the Compass Common Stock received in the Merger) and the amount of cash received.

          As a condition to the Merger, Compass will receive an opinion from its counsel dated as of the closing of the Merger to effect that the Merger will constitute a reorganization as defined in Section 368(a) of the Code (the "Closing Opinion"). Such opinion will also be based on certain assumptions and subject to certain qualifications similar to those contained in the Exhibit Opinion. CFB Shareholders should be aware that neither the Exhibit Opinion nor the Closing Opinion binds the Internal Revenue Service, and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. No information is provided herein with respect to the tax consequences, if any, of the Merger to shareholders under any state, local or foreign tax laws.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION DESCRIBED ABOVE IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE DISCUSSION DESCRIBED ABOVE IS NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE FOREGOING DISCUSSION. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES AND UNCERTAINTIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE MERGER IN PARTICULAR, EACH CFB SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.


ACCOUNTING TREATMENT

     Compass intends to account for the Merger using the "purchase" method of accounting. Under the purchase method of accounting, the assets and liabilities of CFB will be, as of the Effective Time, recorded at their respective fair values and added to those of Compass. The expected excess of the consideration paid by Compass over the fair value of CFB's assets and liabilities will be recorded as goodwill.

SUPERVISION AND REGULATION

GENERAL

     Bank holding companies and banks are regulated extensively under both federal and state law. Compass is subject to regulation by the Federal Reserve and its respective bank subsidiaries (the "Subsidiary Banks") are subject to regulation by the Federal Reserve, the FDIC and/or the appropriate state banking departments. The deposits of each of the Subsidiary Banks are insured by the FDIC, and Compass Bank and Compass-Alabama are members of the Federal Reserve System. Although the various laws and regulations which apply to Compass and its Subsidiary Banks are intended to insure safe and sound banking practices, they are mainly intended to benefit depositors and the federal deposit insurance fund, not the shareholders of Compass. The following discussion highlights certain laws and regulations affecting Compass and its Subsidiary banks and should be read in conjunction with the more detailed information incorporated by reference herein. SEE "INCORPORATION OF DOCUMENTS BY REFERENCE".

COMPASS, COMPASS OF TEXAS AND COMPASS BANCORPORATION

     Compass, Compass-Texas and Compass Bancorporation are bank holding companies within the meaning of the BHC Act and are registered as such with the Federal Reserve. As bank holding companies, Compass, Compass-Texas and Compass Bancorporation are required to file with the Federal Reserve an annual report and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also make examinations of the Company and each of its subsidiaries. Under the BHC Act, bank holding companies are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than five percent of the voting shares of any company engaging in activities other than banking or managing or controlling banks or furnishing services to or performing services for their banking subsidiaries. However, the BHC Act authorizes the Federal Reserve to permit bank holding companies to engage in, and to acquire or retain shares of companies that engage in, activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     The BHC Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") permits bank holding companies to acquire banks located in any state without regard to whether the transaction is prohibited under any state law (except that states may establish the minimum age of their local banks (up to a maximum of 5 years), and certain other restrictions.

     The Federal Reserve Act generally imposes certain limitations on extensions of credit and other transactions by and between banks and their affiliates (which includes any holding company of which such bank is a subsidiary and any other non-bank subsidiary of such holding company). Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") enacted major regulatory reforms, stronger capital standards for savings associations and stronger civil and criminal enforcement provisions. FIRREA allows the acquisition of healthy and failed savings associations by bank holding companies and imposes no interstate barriers on such bank holding company acquisitions. With certain qualifications, FIRREA also allows bank holding companies to merge acquired savings and loans into their existing commercial bank subsidiaries. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

     In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. This act recapitalized the Bank Insurance Fund ("BIF"), of which the Subsidiary Banks are members, substantially revised statutory provisions, including capital standards, restricted certain powers of state banks, gave regulators the authority to limit officer and director compensation and required holding companies to guarantee the capital compliance of their banks in certain instances. Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" and "critically undercapitalized", as defined by regulations recently adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     If a depository institution fails to meet regulatory capital requirements, the regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and, ultimately, require the appointment of a conservator or receiver for the institution. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the Federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

     An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution (including the payment of dividends) if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

     At March 31, 1996, the Subsidiary Banks were "well capitalized", and were not subject to any of the foregoing restrictions, including, without limitation, those relating to brokered deposits. The Subsidiary Banks do not rely upon brokered deposits as a primary source of deposit funding, although such deposits are sold through the Correspondent and Investment Services Division of Compass-Alabama.

     FDICIA contains numerous other provisions, including reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy. In addition, FDICIA required the FDIC to establish a system of risk-based assessments for federal deposit insurance, by which banks that pose a greater risk of loss to the FDIC (based on their capital levels and the FDIC's level of supervisory concern) pay a higher insurance assessment.

THE SUBSIDIARY BANKS

     In general, federal and state banking laws and regulations govern all areas of the operations of the Subsidiary Banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. Federal and state banking agencies also have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

     Compass Bank is a state bank organized under the laws of Florida and is also a member of the Federal Reserve System. It is supervised, regulated and regularly examined by the Department and the Federal Reserve. Compass-Alabama and Central Bank of the South are both organized under the laws of the State of Alabama and are supervised, regulated and regularly examined by the Alabama State Banking Department. Compass-Alabama is also a member of the Federal Reserve System and is regulated and examined by the Federal Reserve. Compass-Houston and Compass-Central Texas are organized under the laws of the State of Texas and are not members of the Federal Reserve System. Compass-Houston and Compass Bank-Central Texas are supervised, regulated and regularly examined by
the Texas Department of Banking.   All of the Subsidiary Banks, as participants
in the BIF and the Savings Association Insurance Fund of the FDIC, are subject to the provisions of the Federal Deposit Insurance Act and to examination by and regulations of the FDIC.

     The Alabama banks are governed by Alabama laws restricting the declaration and payment of dividends to ninety percent (90%) of annual net income until its surplus funds equal at least twenty percent (20%) of capital stock. Compass-Alabama's surplus exceeded this amount by $29 million as of December 31, 1995. The Texas banks are governed by the laws of Texas restricting the declaration and payment of dividends to undivided profits; that is, the portion of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital under share dividends or by board resolution. Compass Bank is governed by the laws of Florida and may declare and pay dividends not to exceed the current period's net profits combined with the net retained profits of the previous two years--after charging off bad debts, depreciation, and other worthless assets and after making provision for reasonably anticipated future losses on loans and other assets-- and may, with the approval of the Department, declare and pay dividends from retained net profits which accrued prior to the preceding two years; provided that, prior to declaring any dividend, the bank shall carry twenty percent (20%) of its net profits for such preceding period as is covered by the dividend to its surplus fund until such surplus fund shall at least equal the amount of the bank's common and preferred stock issued and outstanding. As members of the Federal Reserve System, Compass Bank and Compass-Alabama are also subject to dividend limitations imposed by the Federal Reserve that are similar to those applicable to national banks.

     Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. Insured banks are prohibited from paying dividends on its capital stock while in default in the payment of any assessment due to the FDIC except in those cases where the amount of the assessment is in dispute and the insured bank has deposited satisfactory security for the payment thereof.

     The Community Reinvestment Act of 1977 ("CRA") and the regulations of the Federal Reserve and the FDIC implementing that act are intended to encourage regulated financial institutions to help meet the credit needs of their local community or communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of such financial institutions. The CRA and such regulations provide that the appropriate regulatory authority will assess the records of regulated financial institutions in satisfying their continuing and affirmative obligations to help meet the credit needs of their local communities as part of their regulatory examination of the institution. The results of such examinations are made public and are taken into account upon the filing of any application to establish a domestic branch, to merge or to acquire the assets or assume the liabilities of a bank. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction. Compass Bank received a "Satisfactory" CRA rating from the Federal Reserve as of its last compliance examination on February 26, 1996. The Bank's last CRA examination by the FDIC was February 28, 1994 and the rating was satisfactory.

OTHER

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions are being considered by the executive branch of the federal government, Congress and various state governments, including Alabama, Texas and Florida. Certain of these proposals, if adopted, could significantly change the regulations of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted or, if adopted, how these proposals will affect Compass or the Subsidiary Banks.

     The Correspondent and Investment Services Division of Compass-Alabama is treated as a municipal securities dealer and a government securities dealer for purposes of the federal securities laws and, therefore, is subject to certain reporting requirements and regulatory controls by the Commission, the United States Department of the Treasury and the Federal Reserve. Compass Brokerage, Inc., a wholly-owned subsidiary of Compass-Alabama, is a discount brokerage service registered with the Commission and the National Association of Securities Dealers, Inc. and various state securities commissions. The subsidiary is subject to certain reporting requirements and regulatory control by these agencies. Compass Bancshares Insurance, Inc., a wholly-owned subsidiary of Compass-Alabama, is a licensed insurance agent or broker for various insurance companies. The insurance subsidiary and its licensed agents are subject to reporting and licensing regulations of the Alabama Insurance Commission and various other states.

     References under the heading "SUPERVISION AND REGULATION" to applicable statutes are brief summaries of portions thereof, do not purport to be complete and are qualified in their entirety by reference to such statutes.


               DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK

     The following summary of the terms and provisions of the Compass Common Stock and the Compass Preferred Stock does not purport to be complete and is qualified in its entirety by reference to Compass' Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Compass Common Stock and the Compass Preferred Stock. Such Certificates are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

COMPASS COMMON STOCK

     Compass is incorporated under the General Corporation Law of the State of Delaware ("DGCL"). Compass is authorized to issue 100,000,000 shares of Compass Common Stock, of which 39,631,263 shares were issued and outstanding on April 30, 1996. Compass' Board of Directors may at any time, without additional approval of the holders of Compass Common Stock, issue additional authorized but previously unissued shares of Compass Common Stock.

     Dividends. Holders of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, Compass may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by its Subsidiary Banks, principally Compass-Alabama, are the primary source of funds available to Compass for payment of dividends to its shareholders and for other needs. Compass' Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Compass' earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Compass' Board of Directors deems relevant.

     Compass' principal assets and sources of income consist of investments in its Subsidiary Banks, which are separate and distinct legal entities. Federal and state banking regulations applicable to Compass and its Subsidiary Banks require minimum levels of capital which limit the amounts available for distribution as dividends. SEE "SUPERVISION AND REGULATION."

     Preemptive Rights. The holders of Compass Common Stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Compass before such securities are offered to others. The absence of preemptive rights increases Compass' flexibility to issue additional shares of Compass Common Stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of Compass Common Stock a right to subscribe for their proportionate share of those additional securities. Any further issuance of Compass Common Stock after the Effective Time may reduce former CFB Shareholders' proportionate interest in Compass.

     Voting Rights. The holders of Compass Common Stock are entitled to one vote per share on all matters presented to shareholders. Holders of Compass Common Stock are not entitled to cumulate their votes in the election of directors. Cumulative voting rights, entitle shareholders to a number of votes equal to the product of the number of shares held and the number of directors to be elected and allow shareholders to distribute such votes among any number of nominees for director or cast such votes entirely for one director. Cumulative voting rights tend to enhance the voting power of minority shareholders.

     Liquidation.    Upon liquidation, dissolution or the winding up of the
affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass preferred stock have been paid in full any sums to which they may be entitled.

COMPASS PREFERRED STOCK

     Compass has authorized 25,000,000 shares of $.10 par value preferred stock (the "Compass Preferred Stock"). The preferred stock is issuable in one or more series and Compass' Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. Compass' Board of Directors may issue preferred stock without approval of the holders of Compass Common Stock. No shares of preferred stock are outstanding as of the date of this Proxy Statement/Prospectus.


                            COMPARISON OF RIGHTS OF
                        SHAREHOLDERS OF CFB AND COMPASS

CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK

     Compass' Certificate and Bylaws contain several provisions which may make Compass a less attractive target for an acquisition of control by anyone who does not have the support of Compass' Board of Directors and shareholders. Such provisions include, among other things, (a) the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions involving "Related Persons" (defined generally as any person who is the beneficial owner of 5% of the voting shares of Compass), (b) a minimum price provision, (c) several special procedural rules, (d) a staggered Board of Directors, and (e) the limitation that shareholder action without a meeting may only be taken by unanimous written shareholder consent. CFB's Articles of Incorporation contain provisions designed to have a similar affect, including (a) a requirement of a supermajority vote of shareholders to approve any "Affiliated Transaction" (defined generally to include any material transaction with any person who is the beneficial owner of 10% of the outstanding voting shares of CFB) unless certain exceptions, including a minimum price provision, are met, and (b) a staggered Board of Directors.

     The foregoing summary is qualified in its entirety by reference to Compass' Certificate and Bylaws, which are available upon written request from Compass and which are on file with the Commission, and to the Articles of Incorporation, as amended, and Bylaws of CFB, which are available upon request from CFB. SEE "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

     As a result of the Merger, CFB shareholders, whose rights are governed by the FBCA, will become shareholders of Compass, and their rights as shareholders will then be governed primarily by the DGCL. Certain provisions of the DGCL and the FBCA, as well as a description of the corresponding provisions contained in Compass' and CFB's respective charter and Bylaws, as such provisions may affect the rights of shareholders, are set forth below. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the FBCA and the DGCL.

SHAREHOLDER APPROVAL OF MERGERS

     Both the FBCA and the DGCL generally permit a merger to become effective without the approval of the surviving corporation's shareholders if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

     Where shareholder approval is required under either the FBCA or the DGCL, a merger which does not involve a "Related Person" or an "Affiliated Transaction" can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon. If the proposed merger or other business combination were to involve a "Related Person" or "Affiliated Transaction"; however, both the FBCA and the DGCL impose supermajority approval requirements with certain qualifications. In addition, both the CFB Articles of Incorporation and the Compass Certificate impose similar and more restrictive supermajority approval requirements, as described elsewhere in this Proxy Statement/Prospectus. SEE "RISK FACTORS," "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CFB AND COMPASS -- CHARTER AND BYLAW PROVISIONS AFFECTING COMPASS STOCK" AND "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CFB AND COMPASS -- ANTITAKEOVER LEGISLATION."

DISSENTERS' RIGHTS.

     Under the FBCA, a shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of, among other things, (a) consummation of a plan of merger to which the corporation is a party, if either
(i) shareholder approval is required and the shareholder is entitled to vote on the merger or (ii) the corporation is a subsidiary that is owned 80% by and is merged into its parent; (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (c) consummation of a sale or exchange of substantially all of the property of the corporation other than in the usual and regular course of the business if shareholder approval is required; (d) an amendment to the charter that materially and adversely affects the rights in respect of the dissenter's shares in specified ways; or (e) any corporate action pursuant to a shareholder vote to the extent that the charter, bylaws or board resolutions provide that dissenters' rights shall apply. No holder of any shares of any class or series is entitled to dissent, however, if such shares are either registered on a national securities exchange or are held of record by 2,000 or more shareholders. CFB shares are registered on a national securities exchange, and, therefore, holders of CFB Common Stock will not have dissenters' rights as a result of the Merger. SEE, "THE MERGER - DISSENTERS' RIGHTS."

     Under the DGCL, a shareholder has the right, in connection with certain mergers or consolidations, to dissent from certain corporate transactions and receive the fair market value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of his shares in cash in lieu of the consideration he otherwise would have received in the transaction. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. In addition, a Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to shareholders in certain other events regarding which appraisal
rights are not otherwise available.   No such provision is included in Compass'
Certificate.

     Under the DGCL, appraisal rights will not be available to shareholders of a corporation (unless the certificate of incorporation provides otherwise, which the Compass Certificate does not) if the shares are listed on a national securities exchange (as is Compass Common Stock) or quoted on the NMS or held of record by more than 2,000 shareholders (as is Compass Common Stock), and shareholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares: (a) shares of stock of the surviving or resulting corporation; (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of such stock; or (d) any combination of the consideration listed in (a) through (c) above. In addition, appraisal rights will not be available to shareholders of a Delaware corporation in a merger if such corporation is the surviving corporation and no vote of its shareholders is required. SEE, "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CFB AND COMPASS -- SHAREHOLDER APPROVAL OF MERGERS."

SHAREHOLDERS' MEETINGS AND VOTING

     Special Meetings. Under the FBCA, a special meeting of shareholders of a Florida corporation may be called by the holders of shares entitled to cast not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided in the articles of incorporation. CFB's Articles of Incorporation provide that special meetings of shareholders may be called only by: (a) resolution of the majority of the total number of authorized directors, regardless of vacancies; (b) the Chairman of the Board and the President; or (c) shareholders holding 25% of the outstanding shares of CFB Common Stock.

     Under the DGCL, shareholders of Delaware corporations do not have a right to call special meetings unless such right is conferred upon the shareholders in the corporation's certificate of incorporation or bylaws. Compass' Certificate prohibits shareholders from calling special meetings.

     Actions Without a Meeting. Under the FBCA and the DGCL, the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting, unless prohibited in the articles or certificate of incorporation. CFB's Articles of Incorporation expressly provide that shareholder action may not be effected by any consent in writing. Compass' Certificate prohibits shareholder action by written consent except where such action is taken unanimously. SEE "RISK FACTORS."

     Election and Removal of Directors. Under the FBCA and the DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless the articles or certificate of incorporation provides for cumulative voting. Cumulative voting means that a shareholder may multiply the number of votes he or she is entitled to cast (i.e., the number of shares he or she owns) by the number of directors for whom he or she is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. Neither CFB's articles of incorporation nor Compass' Certificate provide for cumulative voting. SEE "DESCRIPTION OF COMPASS COMMON AND PREFERRED STOCK -- VOTING RIGHTS".

     Once elected, under the FBCA, a director may be removed by the affirmative vote of a majority of the shareholders, unless the articles or certificate of incorporation provide that directors may be removed only for cause. CFB's Articles of Incorporation do not provide that its directors may be removed only for cause, but do provide that their removal requires the affirmative vote of the holders of at least 60% of the voting power of the outstanding CFB Common Stock. Under the DGCL, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is staggered (as is Compass'), shareholders may effect a removal of a director only for cause. Compass' Certificate provides for a classified board, and any such removal must be for cause after a supermajority vote (80%) of the shareholders.

     Voting on Other Matters. Under the FBCA and the DGCL, an amendment to the articles or certificate of incorporation requires the approval of the holders of at least a majority of the outstanding shares of the corporation entitled to vote thereon, unless otherwise specified in the articles of incorporation.
CFB's Articles of Incorporation provide that the affirmative vote of the holders of at least 66% of the voting power of the outstanding CFB Common Stock shall be required to amend certain provisions thereof, including provisions relating to:
(a) the percentage of voting power necessary to call a special meeting of shareholders; (b) limitations on "Affiliated Transactions" and minimum price provisions relating thereto; (c) the composition and election of the "staggered" board of directors; and (d) indemnification of employees. The Compass Certificate contains similar provisions relating to the amendment of certain provisions thereof.

     Under both the FBCA and the DGCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets (with or without the goodwill), otherwise than in the usual and regular course of its business, only with the approval of the holders of a majority of all of the outstanding shares of the corporation entitled to vote thereon, unless the articles of incorporation require a greater vote. Neither CFB's Articles of Incorporation nor the Compass Certificate require a greater vote.

     Under both the FBCA and the DGCL, the dissolution of a corporation must be approved by the holders of a majority of the corporation's stock entitled to vote thereon, unless the articles or certificate of incorporation requires the vote of a larger portion of the outstanding stock. Neither CFB's Articles of Incorporation nor the Compass Certificate require a greater vote.

DIVIDENDS

     The FBCA provides that a corporation may declare and pay a dividend to its shareholders to the extent the corporation's total assets exceed the sum of its total liabilities plus the amount that would be needed, in the case of dissolution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend (a surplus), unless the corporation would not be able to pay its debts as they become due in the usual course of business. In addition to these limitations, there are various statutory limitations on the ability of the Bank to pay dividends to CFB, which is the primary source of funds from which CFB declares dividends to the CFB Shareholders.

     The DGCL provides that dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits (not only out of surplus) for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, substantially all of the funds available for the payment of dividends by Compass are derived from its Subsidiary Banks, and there are various statutory limitations on the ability of Compass' Subsidiary Banks to pay dividends to Compass. SEE "SUPERVISION AND REGULATION."

     Holder's of Compass Common Stock are entitled to receive dividends ratably when, as and if declared by Compass' Board of Directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding.

PREEMPTIVE RIGHTS

     Under both the FBCA and the DGCL, shareholders do not possess preemptive rights as to the issuance of additional or treasury securities by the corporation, unless the corporation's articles of incorporation provide otherwise. Neither CFB's Articles of Incorporation nor the Compass Certificate provide for preemptive rights.

LIQUIDATION RIGHTS

     Generally under both the FBCA and the DGCL, shareholders are entitled to share ratably in the distribution of assets upon the dissolution of their corporation. Preferred shareholders typically do not participate in the distribution of assets of a dissolved corporation beyond their established contractual preferences. Once the rights of preferred shareholders have been fully satisfied, common shareholders are entitled to the distribution of any remaining assets.

     Upon liquidation, dissolution or the winding up of the affairs of Compass, holders of Compass Common Stock are entitled to receive their pro rata portion of the remaining assets of Compass after the holders of Compass Preferred Stock have been paid in full any sums to which they may be entitled. Compass Preferred Stock has a liquidation value of $100.00 per share, plus accrued and unpaid dividends. CFB has no preferred stock outstanding and, therefore, upon the liquidation, dissolution or winding up of the affairs of CFB, the shareholders of CFB are presently entitled to receive their pro rata portion of the assets of CFB available for distribution.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     CFB. The Bylaws of CFB provide for indemnification of directors, officers and employees to the extent permitted by applicable law. The general effect of the bylaw provisions is to indemnify any director or officer against any liability arising from any action or suit to the full extent permitted by Florida law, as discussed in the following paragraphs.

     The FBCA establishes the scope of indemnification that a Florida corporation such as CFB may provide for officers, directors, employees and agents of such corporation. A Florida corporation is permitted to indemnify any person who may be a party to any third party action if the person is or was a director, officer, employee or agent of the corporation and acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, to be indemnified, the person must have had no reasonable cause to believe the conduct was unlawful. A Florida corporation also may advance indemnification expenses so long as indemnification is permitted under the circumstances.

     A Florida corporation is also permitted to indemnify any person who may be a party to a derivative action if the person is or was a director, officer, employee or agent of the corporation and acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification may be made for any claim, issue or matter for which the person was found to be liable unless a court determines that, despite adjudication of liability but in view of all circumstances of the case, the person was fairly and reasonably entitled to indemnity.

     Any indemnification made under the circumstances described above, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met these standards of conduct. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by independent legal counsel or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

     It is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred, provided the person has been successful in defense of any proceeding referred to in the above discussion of permissive indemnifications.

     A Florida corporation may to a certain extent deviate from the indemnification procedures under the FBCA through a bylaw, agreement or vote of shareholders or disinterested directors. Indemnification, however, may not be made to or on behalf of any director, officer, employee or agent whose actions or omissions were found to be material to the cause of action adjudicated and whose actions or omissions constituted: (a) a violation of criminal law, unless the person believed the conduct was lawful or had no reasonable cause to believe it was unlawful; (b) a transaction in which the person derived an improper benefit; or (c) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Compass. Delaware law permits a corporation to set limits on the extent of a director's liability. Under the Compass Certificate, a director will not be liable to Compass or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for (a) breach of a director's duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or unlawful stock purchase or redemption, or (d) any transaction from which the director derived any improper personal benefit.

     The Compass Certificate authorizes the indemnification of Compass' directors, officers and others to the fullest extent permitted by law. Delaware law permits a corporation to indemnify its officers, directors, employees and agents if such person acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the corporation. Indemnification is not allowed under Delaware law, absent a court order to the contrary, if the officer, director, employee or agent seeking indemnification has been finally adjudged to be liable to the corporation.

ANTITAKEOVER PROVISIONS

     Affiliated Transactions and Certain Business Combinations. The FBCA requires that any affiliated transaction, which term includes a merger, sale of significant assets of the corporation and similar extraordinary corporate transactions, between the corporation and an interested shareholder (generally defined as any person who is the beneficial owner of more than 10% of the outstanding voting shares of the corporation) be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested shareholder. The voting requirements of the FBCA will not apply, however, to an affiliated transaction if: (a) the affiliated transaction has been approved by a majority of the corporation's disinterested directors; (b) the corporation has not had more than 300 shareholders at any time during the preceding three years; (c) the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years; (d) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation; or (e) certain fair price requirements have been met. The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The CFB Articles of Incorporation do not contain such a provision and effectively expand the effect of this statute by providing similar limitations on "Affiliated Transactions" even if the exceptions of (a), (b) or (c) of the statute are met.

     The DGCL prohibits Compass from entering into certain "business combinations" (as defined therein) involving persons beneficially owning 15% or more of the outstanding Compass Common Stock (or any person who is an affiliate of Compass and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless the Compass Board has approved either (a) the business combination or (b) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (the "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, the DGCL allows Compass to enter into a business combination with an Interested Stockholder if: (a) the business combination is approved by the Compass Board and is authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of Compass which is not owned by the Interested Stockholder; or (b) upon consummation of the Stock Acquisition, such stockholder owned at least 85% of the outstanding voting stock of Compass (excluding Compass stock held by officers and directors of Compass or by certain Compass stock plans). The statute also provides that the restrictions contained therein shall not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed thereby. The Compass Certificate contains such a provision which imposes supermajority voting requirements in the event of such a business combination which are more stringent than those imposed by the statute.

     Control Share Regulation. Unless the Articles of Incorporation provide otherwise (which the CFB Articles of Incorporation do not), the FBCA restricts the voting rights of a person who acquires "control shares" in an "issuing public corporation." "Control shares" are defined under the FBCA as those shares that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. An "issuing public corporation" is a corporation that has: (a) 100 or more shareholders; (b) its principal place of business, its principal office or substantial assets within Florida; and (c) either (i) more than 10% of its shareholders resident in Florida, (ii) more than 10% of its shares owned by Florida residents, or (iii) 1,000 shareholders resident in Florida. As Compass will acquire 100% of the CFB Common Stock pursuant to the Merger Agreement, Florida's "control share" anti-takeover statute would not apply to the transaction contemplated thereby, and the effect of this statute is discussed below only to illustrate the differences between Delaware and Florida law.

     If a control share acquisition has been made, the control shares have no voting rights unless the holders of a majority of shares (other than those held by the acquiror and the corporation's officers and directors) grant voting rights to those shares by resolution. Any person who proposes to make or has made a control-share acquisition (an "Acquiror") may, at his or her election, deliver an acquiring person statement to the issuing public corporation setting forth certain information concerning the Acquiror and the acquisition of his shares, together with a request for a shareholders' meeting to determine his voting rights, which meeting must be held within 50 days of the date the request. The Acquiror must pay the expenses of the shareholders' meeting.

     If an Acquiror acquires a majority of the outstanding shares of the corporation and is granted full voting rights pursuant to the procedure outlined above, the other shareholders of the corporation have dissenters' rights to require the corporation to purchase their shares for a "fair value." The term "fair value" is defined as a value not less than the highest price paid per share by the acquiror in the control share acquisition.

     The DGCL does not contain a similar "control share" provision.

     Although certain of the specific differences between the voting and other rights of CFB Shareholders and Compass shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under Florida and Delaware law, or the rights of such persons under the respective charters and Bylaws of Compass and CFB. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the FBCA and the DGCL, and the specific provisions of Compass' Certificate and Bylaws, and CFB's Articles of Incorporation and Bylaws.


                            RESALE OF COMPASS STOCK

     The Compass Common Stock to be issued to the CFB Shareholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be an "affiliate" of CFB within the meaning of Rule 145 under the Securities Act. The directors and executive officers of CFB, the beneficial owners of 10% or more of CFB Common Stock and certain of their related interests may be deemed to be affiliates of CFB. Such affiliates are not permitted to transfer any Compass Common Stock except in compliance with the Securities Act, the Exchange Act and the rules and regulations thereunder.

                                 INFORMATION ABOUT COMPASS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Certain documents filed by and relating to Compass, including Compass' Annual Report on Form 10-K for the year ended December 31, 1995, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, are incorporated herein by reference.

INFORMATION ABOUT VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF; DIRECTORS AND EXECUTIVE OFFICERS; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information regarding the beneficial ownership of Compass Common Stock by
(a) each person who is known by Compass to beneficially own more than 5% of Compass' Common Stock, (b) the executive officers of Compass, (c) each director of Compass and (d) the executive officers and directors of Compass as a group, is incorporated by reference to Compass' annual report on Form 10-K for the year ended December 31, 1995, which, pursuant to General Instruction G(3) of Form 10-K, incorporates such information by reference to the sections entitled "Proposal I - Election of Directors" and "Holdings of Voting Securities" contained at pages 2 - 5 of Compass' Proxy Statement filed with the Commission pursuant to Rule 14(a) of the Exchange Act in connection with Compass' Annual Meeting of Shareholders held on April 9, 1996 (the "Compass Proxy Statement"), which is incorporated herein by reference

     Certain other information regarding: (a) the directors, executive officers and significant employees; (b) executive compensation; and (c) certain relationships and related transactions between Compass and such persons is also incorporated by reference to Compass' annual report on Form 10-K for the year ended December 31, 1995, which, pursuant to General Instruction G(3) of Form 10-K, incorporates such information by reference to the sections entitled "Proposal I - Election of Directors" and "Holdings of Voting Securities," "Executive Compensation and Other Information" and "Certain Relationships and Other Transactions" contained at pages 2 - 5, 8 - 16 and 17 - 18, respectively, of the Compass Proxy Statement.

INTERESTS OF CERTAIN PERSONS

     No director or executive officer of Compass has any material direct or indirect financial interest in CFB or the Merger, except as a director, executive officer or shareholder of Compass or its subsidiaries.


                             INFORMATION ABOUT CFB

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     Certain documents filed by and relating to CFB, including CFB's annual report on Form 10-K for the year ended December 31, 1995, are incorporated herein by reference. In addition, a portion of CFB's annual report on Form 10-K and copies of the CFB Annual Report and the CFB 10-Q accompany this Proxy Statement/Prospectus, and the following information contained therein is specifically incorporated by reference into this Proxy Statement/Prospectus:

     (i) Certain information regarding CFB's business segments, classes of similar products, foreign and domestic operations and export sales appears in that portion of CFB's annual report on Form 10-K entitled "Business" which is attached hereto as Appendix III;

     (ii) Information regarding the market price of and dividends on CFB's common stock and related stockholder matters appears in that section entitled "Consolidated Financial Highlights" on page 1 of the CFB Annual Report which is attached hereto as Appendix IV;

     (iii) Certain selected financial data of CFB appears in that section entitled "Consolidated Financial Highlights" on page 1 of the CFB Annual Report which is attached hereto as Appendix IV;

     (iv) Management's Discussion and Analysis of Financial Condition and Results of Operations appears in that section entitled "Management's Discussion" on pages 4 through 10 of the CFB Annual Report which is attached hereto as Appendix IV; and

     (v) Interim Financial Statements for the period ended March 31, 1996 appear at pages 1-5 of the CFB 10-Q which is attached hereto as Appendix V.

RELATIONSHIPS WITH ACCOUNTANTS

     CFB has not had any disagreements with its accountants on accounting and financial disclosure during its two most recent fiscal years.

INFORMATION ABOUT VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF

     Information regarding the beneficial ownership of CFB Common Stock by: (a) each person who is known by CFB to beneficially own more than 5% of CFB's Common Stock; (b) the executive officers of CFB; (c) each director of CFB; and (d) the executive officers and directors of CFB as a group, is incorporated by reference to CFB's annual report on Form 10-K for the year ended December 31, 1995, which, pursuant to General Instruction G(3) of Form 10-K, incorporates such information by reference to the sections entitled "Voting Securities and Principal Holders Thereof," "Proposal I - Election of Directors" and "Executive Officers Who Are Not Directors" contained at pages 2 through 6 of the Proxy Statement filed with the Commission pursuant to Rule 14(a) of the Exchange Act in connection with CFB's Annual Meeting of Shareholders held on April 30, 1996.

INTERESTS OF CERTAIN PERSONS

     No Director or executive officer of CFB has any material direct or indirect financial interest in Compass or the Merger, except as a director, executive officer or shareholder of CFB.


                                    EXPERTS

     The consolidated financial statements of Compass as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 and 1994 consolidated financial statements refers to changes in the methods of accounting for income taxes and certain investment securities.

     The consolidated financial statements incorporated in the Proxy Statement/Prospectus by reference from CFB's annual report on Form 10-K and included herein, as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which appears in and is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Jerry W. Powell, Esquire, General Counsel, Secretary and an employee of Compass, has rendered an opinion concerning the validity of the securities being offered pursuant to this Proxy Statement/Prospectus and certain other matters. As of December 31, 1995, Mr. Powell was the beneficial owner of an aggregate of approximately 51,183 shares of Compass Common Stock. Balch & Bingham is expected to issue its opinion to Compass at Closing that, among other things, the qualification of the Merger as a "reorganization" within the meaning of
Section 368(a) of the Code, and the receipt by Compass of its opinion as to such federal income tax consequences of the Merger is a condition to the Closing of the Merger. Igler & Dougherty, P.A. and Balch & Bingham are also expected to render legal opinions as to certain matters acceptable to CFB and Compass, respectively.


                                INDEMNIFICATION

     Compass' Bylaws contain provisions similar to those of Section 145 of the DGCL, which authorize Compass to indemnify its officers, directors, employees and agents to the full extent permitted by law. SEE "COMPARISON OF RIGHTS OF SHAREHOLDERS OF CFB AND COMPASS -- CERTAIN DIFFERENCES BETWEEN THE CORPORATION LAWS OF FLORIDA AND DELAWARE AND CORRESPONDING CHARTER AND BY-LAW PROVISIONS -- LIMITATION OF LIABILITY AND INDEMNIFICATION".

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Compass, Compass has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

     CFB's Board of Directors does not know of any matters to be presented at the Special Meeting other than those set forth above. If any other matters are properly brought before the Special Meeting or any adjournment thereof, the enclosed Proxy will be voted in accordance with the recommendations of CFB's Board of Directors unless "Authority Withheld" is indicated in the appropriate box on the Proxy.

APPENDICES
- ----------
I.   The Merger Agreement

II.  Opinion of Robert W. Baird & Co.

III. Description of Business contained in CFB annual report on Form 10-K for the year ended December 31, 1995

IV.  The CFB Annual Report to Shareholders for the year ended December 31, 1995

V.   The CFB quarterly report on Form 10-Q for the quarter ended March 31, 1996

                                   APPENDIX I

                              The Merger Agreement

- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                           COMPASS BANCSHARES, INC.,

                                 COMPASS BANK,

                               CFB BANCORP, INC.,

                                      AND

                              COMMUNITY FIRST BANK



                         Dated as of February 13, 1996

- -------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----

ARTICLE I..............................................................  1
     THE MERGER........................................................  1
          SECTION 1.1      The Merger..................................  1
                           ----------
          SECTION 1.2      Effective Time..............................  1
                           --------------
          SECTION 1.3      Certain Effects of the Merger...............  2
                           -----------------------------
          SECTION 1.4      Articles of Incorporation and By-Laws.......  2
                           -------------------------------------
          SECTION 1.5      Directors and Officers......................  2
                           ----------------------
          SECTION 1.6      Conversion of Shares........................  2
                           --------------------
          SECTION 1.7      [Intentionally Left Blank]..................  5
                           --------------------------
          SECTION 1.8      Escrow Agreement............................  5
                           ----------------
          SECTION 1.9      Shareholders' Meeting.......................  6
                           ---------------------
          SECTION 1.10     Registration of the Compass Common Stock....  6
                           ----------------------------------------
          SECTION 1.11     Closing.....................................  6
                           -------
          SECTION 1.12     Merger of Bank..............................  7
                           --------------
 ARTICLE II............................................................  7
     DISSENTERS' RIGHTS; EXCHANGE OF SHARES............................  7
          SECTION 2.1      Dissenters' Rights..........................  7
                           ------------------
          SECTION 2.2      Exchange of Shares..........................  7
                           ------------------

ARTICLE III............................................................  8
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK........  8
          SECTION 3.1      Organization and Qualification..............  8
                           ------------------------------
          SECTION 3.2      Company Capitalization......................  9
                           ----------------------
          SECTION 3.3      Bank Capitalization; Other Securities.......  9
                           -------------------------------------
          SECTION 3.4      Authority Relative to the Agreement......... 10
                           -----------------------------------
          SECTION 3.5      No Violation................................ 10
                           ------------
          SECTION 3.6      Consents and Approvals...................... 11
                           ----------------------
          SECTION 3.7      Regulatory Reports.......................... 11
                           ------------------
          SECTION 3.8      SEC Reports; Securities Issuances........... 11
                           ---------------------------------
          SECTION 3.9      Financial Statements........................ 11
                           --------------------
          SECTION 3.10     Absence of Certain Changes.................. 13
                           --------------------------
          SECTION 3.11     Company Indebtedness........................ 15
                           --------------------
          SECTION 3.12     Litigation.................................. 15
                           ----------
          SECTION 3.13     Tax Matters................................. 15
                           -----------
          SECTION 3.14     Employee Benefit Plans...................... 16
                           ----------------------
          SECTION 3.15     Employment Matters.......................... 18
                           ------------------
          SECTION 3.16     Leases, Contracts and Agreements............ 18
                           --------------------------------
          SECTION 3.17     Related Company Transactions................ 19
                           ----------------------------
          SECTION 3.18     Compliance with Laws........................ 19
                           --------------------




          SECTION 3.19    Insurance.................................... 20
                          ---------
          SECTION 3.20    Loans........................................ 20
                          -----
          SECTION 3.21    Fiduciary Responsibilities................... 20
                          --------------------------
          SECTION 3.22    Patents, Trademarks and Copyrights........... 20
                          ----------------------------------
          SECTION 3.23    Environmental Compliance..................... 20
                          ------------------------
          SECTION 3.24    Regulatory Actions........................... 22
                          ------------------
          SECTION 3.25    Title to Properties; Encumbrances............ 22
                          ---------------------------------
          SECTION 3.26    Shareholder List............................. 23
                          ----------------
          SECTION 3.27    Proxy Statement.............................. 23
                          ---------------
          SECTION 3.28    Opinion of Investment Bankers................ 23
                          -----------------------------
          SECTION 3.29    Section 368 Representations.................. 23
                          ---------------------------
          SECTION 3.30    Employee Stock Options....................... 24
                          ----------------------
          SECTION 3.31    Representations Not Misleading............... 25
                          ------------------------------

ARTICLE IV............................................................. 25
     REPRESENTATIONS AND WARRANTIES OF COMPASS......................... 25
          SECTION 4.1     Organization and Authority................... 25
                          --------------------------
          SECTION 4.2     Authority Relative to Agreement.............. 25
                          -------------------------------
          SECTION 4.3     Financial Reports............................ 26
                          -----------------
          SECTION 4.4     Capitalization............................... 27
                          --------------
          SECTION 4.5     Consents and Approvals....................... 27
                          ----------------------
          SECTION 4.6     Proxy Statement.............................. 27
                          ---------------
          SECTION 4.7     Availability of Compass Common Stock......... 28
                          ------------------------------------
          SECTION 4.8     Representations Not Misleading............... 28
                          ------------------------------

ARTICLE V.............................................................. 28
     COVENANTS OF THE COMPANY.......................................... 28
          SECTION 5.1     Affirmative Covenants of the Company......... 28
                          ------------------------------------
          SECTION 5.2     Negative Covenants of the Company............ 30
                          ---------------------------------

ARTICLE VI............................................................. 32
     ADDITIONAL AGREEMENTS............................................. 32
          SECTION 6.1     Access To, and Information Concerning,
                          --------------------------------------
                          Properties and Records....................... 32
                          ----------------------
          SECTION 6.2     Filing of Regulatory Approvals............... 33
                          ------------------------------
          SECTION 6.3     Miscellaneous Agreements and Consents........ 33
                          -------------------------------------
          SECTION 6.4     Company Indebtedness......................... 33
                          --------------------
          SECTION 6.5     Best Good Faith Efforts...................... 33
                          -----------------------
          SECTION 6.6     Acquisition Proposals........................ 33
                          ---------------------
          SECTION 6.7     Public Announcement.......................... 34
                          -------------------
          SECTION 6.8     Employee Benefit Plans....................... 34
                          ----------------------
          SECTION 6.9     Employment and Severance Agreement Payments.. 35
                          -------------------------------------------
          SECTION 6.10    Proxies...................................... 35
                          -------


          SECTION 6.11    Exchange Agreement........................... 35
                          ------------------
          SECTION 6.12    Shareholder Agent............................ 35
                          -----------------

ARTICLE VII............................................................ 36
     CONDITIONS TO CONSUMMATION OF THE MERGER.......................... 36
          SECTION 7.1     Conditions to Each Party's Obligation to
                          ----------------------------------------
                          Effect the Merger............................ 36
                          -----------------
          SECTION 7.2     Conditions to the Obligations of Compass and
                          --------------------------------------------
                          Compass Florida to Effect the Merger......... 36
                          ------------------------------------
          SECTION 7.3     Conditions to the Obligations of the
                          ------------------------------------
                          Company to Effect the Merger................. 38
                          ----------------------------

ARTICLE VIII........................................................... 39
     TERMINATION; AMENDMENT; WAIVER.................................... 39
          SECTION 8.1     Termination.................................. 39
                          -----------
          SECTION 8.2     Effect of Termination........................ 40
                          ---------------------
          SECTION 8.3     Amendment.................................... 40
                          ---------
          SECTION 8.4     Extension; Waiver............................ 40
                          -----------------
          SECTION 8.5     Termination Fee.............................. 40
                          ---------------

ARTICLE IX............................................................. 41
     SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................ 41

ARTICLE X.............................................................. 41
     MISCELLANEOUS..................................................... 41
          SECTION 10.1    Expenses..................................... 41
                          --------
          SECTION 10.2    Brokers and Finders.......................... 41
                          -------------------
          SECTION 10.3    Entire Agreement; Assignment................. 41
                          ----------------------------
          SECTION 10.4    Further Assurances........................... 41
                          ------------------
          SECTION 10.5    Enforcement of the Agreement................. 42
                          ----------------------------
          SECTION 10.6    Severability................................. 42
                          ------------
          SECTION 10.7    Notices...................................... 42
                          -------
          SECTION 10.8    Governing Law................................ 43
                          -------------
          SECTION 10.9    Descriptive Headings......................... 43
                          --------------------
          SECTION 10.10   Parties in Interest.......................... 43
                          -------------------
          SECTION 10.11   Counterparts................................. 43
                          ------------
          SECTION 10.12   Incorporation by References.................. 43
                          ---------------------------
          SECTION 10.13   Certain Definitions.......................... 44
                          -------------------

ATTACHMENTS

     EXHIBITS

             A.  Escrow Agreement

             B.   Exchange Agent Agreement

             C.   Voting Agreement and Irrevocable Proxy

             D.   Opinion of Counsel for the Company and the Bank

             E.   Noncompetition Agreement

             F.   Opinion of Counsel for Compass


LIST OF SCHEDULES

Schedule 1.6(c)   List of Outstanding Options

Schedule 3.2      Company Capitalization

Schedule 3.3      Bank Capitalization; List of Equity Ownership

Schedule 3.5 Violations of Law; Conflicts of Interest; Share Litigation; Termination of Existence

Schedule 3.6      Company Prior Consents

Schedule 3.7      Regulatory Reports

Schedule 3.10     Absence of Material Changes or Adverse Effects

Schedule 3.12     Company Legal Proceedings

Schedule 3.13     Tax Liabilities

Schedule 3.14(a)  Employee Welfare Benefit Plans

Schedule 3.14(b)  Employee Pension Benefit Plans

Schedule 3.14(c)  Deferred Compensation, Bonus and Stock Purchase Plans

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus, Employee Welfare Benefit Plans and Employee Pension Benefit Plans

Schedule 3.15     Employment Contracts and Collective Bargaining Agreements

Schedule 3.16 Leases, Subleases, Contracts and Agreements; Participations; Default of Contracts; Marketable Title

Schedule 3.17     Related Company Transactions

Schedule 3.18     Compliance with Laws

Schedule 3.19     Insurance Policies

Schedule 3.20     Loans Exceeding Legal Lending Limit, Troubled Loans

Schedule 3.22     Patents, Trademarks and Copyrights

Schedule 3.23     Environmental Compliance

Schedule 3.24     Regulatory Actions; Agreements

Schedule 3.25     Title to Properties; Title Policies; Property

Schedule 3.29     Company Shareholders Disposing of Stock

Schedule 3.30     Stock Option Plans

Schedule 4.2      Compass Prior Consents

Schedule 5.1(d)   Insurance Policies to be Maintained

Schedule 5.1(j)   List of Accounts and Safe Deposit Boxes

Schedule 5.1(k) List of Liabilities and Obligations of the Company and the Bank

Schedule 6.10     List of Proxy Holders Voting Affirmatively for the Agreement

Schedule 7.2(e)   Officer Releases

Schedule 10.2     Brokers and Finders

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of February    13  ,
                                                                     -------
1996, by and among Compass Bancshares, Inc. a Delaware corporation ("Compass"), its wholly-owned subsidiary, Compass Bank, a Florida banking corporation ("Compass Bank"), CFB Bancorp, Inc., a Florida corporation ("Company") and its wholly owned subsidiary, Community First Bank, a Florida banking corporation ("Bank").

     WHEREAS, Compass desires to affiliate with the Company, and the Company and the Bank desire to affiliate with Compass in the manner provided in this Agreement;

     WHEREAS, Compass and the Company believe that the Merger (as defined herein) of the Company with an existing or to-be-formed subsidiary ("Compass Florida") of Compass incorporated under the laws of the State of Florida to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders;

     WHEREAS, the parties intend that the Bank will be merged with and into Compass Bank contemporaneously with the Merger; and

     WHEREAS, the respective boards of directors of the Company, the Bank and Compass have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.1    The Merger.  Upon the terms and subject to the conditions
                    ----------
hereof, and in accordance with the Florida Business Corporation Act ("FBCA"), the Company shall be merged with and into Compass Florida (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, Compass Florida shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Company shall cease. Compass shall not be deemed a party to the Merger for the purposes of Section 607.1106(1)(a) of the FBCA.

     SECTION 1.2    Effective Time.  The Merger shall be consummated upon the
                    --------------
filing of Articles of Merger with the Florida Department of State, in the form required by and executed in accordance with the relevant provisions of the FBCA. The effective time of the

Merger shall be the close of business on the day of the Closing (as defined herein) or such other time and date within two business days after the Closing as the parties may mutually agree and specify in the Articles of Merger (the "Effective Time").

     SECTION 1.3    Certain Effects of the Merger.  The Merger shall have the
                    -----------------------------
effects set forth in Section 607.1106 of the FBCA.

     SECTION 1.4    Articles of Incorporation and By-Laws.  The Articles of
                    -------------------------------------
Incorporation and the By-Laws of Compass Florida, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation.

     SECTION 1.5    Directors and Officers.  The directors and officers of
                    ----------------------
Compass Florida at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     SECTION 1.6    Conversion of Shares.  (a) Each share of the Company's
                    --------------------
common stock, par value $.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (the Company Common Stock is sometimes called the "Shares"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below, subject to the provisions of Section 1.8 (the "Merger Consideration"), to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Shares issued and outstanding, the number of Shares issued and outstanding shall be increased by the number of Shares that may be acquired upon exercise of any option or other security entitling the holder thereof to acquire Shares which is in effect or outstanding immediately prior to the Effective Time.

     (b) Except as set forth in Section 1.8, each holder of Company Common Stock shall, for each such Share, receive Merger Consideration equal to the number of shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") determined by dividing the applicable number of shares of Compass Common Stock set forth below (the "Aggregate Merger Consideration") by the number of Shares outstanding immediately prior to the Effective Time:

          (i) in the event that the average closing sale price of Compass Common Stock as reported by the National Association of Securities Dealers, Inc., National Market System for the 15 days of trading immediately preceding the fifth business day prior to the Closing (as defined in Section 1.11 hereof) (the "Market Price") is equal to or greater than $32.50, but not greater than $34.50, the Aggregate Merger Consideration shall be 1,326,154 shares of Compass Common Stock less the number of shares of Compass Common Stock required to pay for options cancelled pursuant to Section 1.6(c) hereof (the "Option Payment Shares");

          (ii) in the event that the Market Price is greater than $34.50, the Aggregate Merger Consideration shall be the number of shares of Compass Common Stock equal to the quotient of $45,752,313 divided by the Market Price, less the Option Payment Shares;

          (iii) in the event that the Market Price is less than $32.50, but not less than $30.50, the aggregate Merger Consideration shall be the number of shares of Compass Common Stock equal to the quotient of $43,100,000 divided by the Market Price, less the Option Payment Shares;

          (iv) in the event that the Market Price is less than $30.50, this Agreement shall automatically terminate, unless such termination is avoided by application of subsection (v) below; and

          (v) notwithstanding the above, in the event that the Market Price is less than $30.50, by written notice at least two days before the date set for Closing, (A) Compass shall have the right to cause this Agreement to remain in effect by agreeing to pay Aggregate Merger Consideration of a number of shares of Compass Common Stock equal to the quotient of $43,100,000 divided by the Market Price, less the Option Payment Shares, and (B) the Company shall have the right to cause this Agreement to remain in effect by agreeing to accept Aggregate Merger Consideration of 1,413,114 shares of Compass Common Stock, less the Option Payment Shares.

     The ratio and number of shares of Compass Common Stock to be exchanged for each Share, respectively, shall be adjusted appropriately to reflect any stock dividends or splits with respect to Compass Common Stock, with respect to which the record date or payment occurs prior to the Effective Time.

     (c) Effective as of the Closing, the Company shall take such action as is required to cause each outstanding option to purchase Shares (an "Option" and plural "Options") granted under any stock option plan of the Company, to be canceled, whether or not exercisable at such time. A list of all such outstanding Options is set forth on Schedule 1.6(c). The Aggregate Option Payment Shares (as defined herein) shall be a number of shares of Compass Common Stock as determined using the following formula: first, determine the aggregate dollar value of the Aggregate Merger Consideration ("Aggregate Dollar Value") by multiplying the number of shares of Compass Common Stock to be paid as consideration times the Market Price; second, determine the selling price per share of the Shares ("Selling Price Per Share") by dividing the sum of the Aggregate Dollar Value and the total consideration to be paid by Option Holders if the Option Holders were to exercise each and every Option (average exercise price times number of options outstanding) by the number of Shares issued and outstanding, and finally, determine the Aggregate Option Payment Shares ("Aggregate Option Payment Shares") by subtracting the average exercise price per share from the Selling Price Per Share and multiplying that difference times the number of Options outstanding and dividing that product by the Market Price. The following is a summary of the above stated formula.

     Step 1    Aggregate Dollar Value =     Aggregate Merger Consideration in
                                            terms of Number of Shares of Compass
                                            Common Stock times the Market Price;

     Step 2    Selling Price Per Share =    [Aggregate Dollar Value plus
                                            (average exercise price times number of
                                            options outstanding)], divided by
                                            (shares outstanding plus options
                                            outstanding);

     Step 3    Aggregate Option
               Payment Shares =             [(Selling Price Per Share minus average
                                            exercise price per share) times (number
                                            of options outstanding)], divided by
                                            the Market Price.

Each holder of an Option shall receive, in consideration for the cancellation of each of his or her Options, a number of shares of Compass Common Stock determined by subtracting the exercise price per share for each share of stock which might have been acquired by exercise of the Options from the Selling Price Per Share and dividing that difference by the Market Price.

     For example, if the Market Price of Compass Common Stock is $32.50, then the formula would be applied as follows:

    Step 1    Aggregate Dollar Value =      $43,100,000

    Step 2    Selling Price Per Share =     $43,100,000 + $1,868,796 =
                                            $44,968,796
                                            $44,968,796 / 2,262,040 = $19.88 per
                                            Share
    Step 3    Aggregate Option
              Payment Shares =              $19.88 - $6.10 = $13.78 x  306,360 =
                                            4,221,641 / $32.50 = 129,896

     The Aggregate Option Payment Shares in this hypothetical is 129,896 shares of Compass Common Stock. The Option Payment Shares for an individual Option Holder whose options have an exercise price of $5.00 would be $19.88 - $5.00 = $14.88 / $32.50 = .457846 shares of Compass Common Stock per share of stock which might have been acquired upon exercise.

     Compass shall deliver to holders of Options at the Closing, the number of shares of Compass Common Stock required to be paid in consideration for the cancellation thereof. Except as provided herein, or as otherwise agreed to by the parties, (i) the Company shall terminate, as of the Effective Time, the Stock Option Program and any other employee stock option plans and all provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or its Subsidiaries (as defined herein), and (ii) the Company shall obtain any required consents of holders of Options for the cancellation of all Options pursuant to this Agreement and ensure that following the Effective Time no holder of an Option, or any participant in any employee stock option plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company or its Subsidiaries, the Surviving Corporation or any other entity.

     (d) Each share of common stock of Compass Florida issued and outstanding immediately prior to the Effective Time shall continue to be outstanding at and after the Effective Time without any change therein and shall continue as a share of common stock of the Surviving Corporation.

     (e) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the average closing sale price for Compass Common Stock as reported by the NASDAQ National Market System for the 15 days of trading of Compass Common Stock immediately preceding the fifth business day prior to the Effective Time.

     SECTION 1.7    [Intentionally Left Blank]
                    --------------------------

     SECTION 1.8    Escrow Agreement.  At the Closing, the parties shall enter
                    ----------------
into an escrow agreement in the form of Exhibit A hereto (the "Escrow Agreement"), pursuant to which the Escrow Agent shall hold and distribute the portion of the Aggregate Merger Consideration delivered to the Escrow Agent pursuant to this Section 1.8. A number of shares of Compass Common Stock equal to $1,791,270, divided by the Market Price (the "Escrow Consideration") shall be delivered to the Escrow Agent pursuant to this Section 1.8 only if, at the time of the Closing: (i) the Florida Insurance Commissioner has not given final approval to the debt-to-equity conversion contemplated by that certain application for approval of the acquisition of controlling interest of a domestic insurer filed by Pafco Insurance Company Ltd. with the Florida Department of Insurance on November 10, 1995, and (ii) the debt to equity conversion contemplated by such application has not been consummated. The Escrow Consideration represents the amount due from American Surety & Casualty Holding Company to the Bank upon the payment in full of that certain debenture dated March 4, 1994, in the principal amount of $1,835,000, payable to American Surety & Casualty Holding Company and due June 30, 1997, as amended by a letter dated December 15, 1995, reducing the principal amount to $1,791,270 (the "Debenture"). The Debenture is part of the consideration for the sale by the Bank of its previously wholly-owned subsidiary, American Surety & Casualty Holding Company. In the event shares of Compass Common Stock are delivered to the Escrow Agent pursuant to this Section 1.8, the number of shares of Compass Common Stock which otherwise would be included in the Aggregate Merger Consideration distributed pursuant to Section 1.6 shall be reduced by the Escrow Consideration. The shareholders of the Company shall be entitled to receive the Escrow Consideration, pursuant to the Escrow Agreement, if and when the Florida Insurance Commissioner gives final approval to the debt-to-equity conversion contemplated by the above described application and such debt-to-equity conversion has been consummated. If the above described approval and transaction consummation have not occurred prior to June 30, 1997, the Escrow Consideration shall be returned to Compass in exchange for the Debenture, and thereafter shall not be considered a part of the Merger Consideration paid to the shareholders. The Debenture shall thereafter be considered the property of the former Company shareholders, and the Shareholder Agent will have the authority and discretion to collect or liquidate the Debenture on behalf of the former Company shareholders.

     SECTION 1.9    Shareholders' Meeting.  The Company, acting through its
                    ---------------------
Board of Directors, shall, in accordance with applicable law:

     (a) duly call, give notice of, convene and hold a meeting (the "Shareholders' Meeting") of its shareholders approximately sixty days prior to the Closing for the purpose of approving and adopting this Agreement;

     (b) require no greater than the minimum vote required by applicable law of each class of the Shares in order to approve the Merger;

     (c) include in the Proxy Statement (defined in paragraph (d) below) the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval and adoption of this Agreement; and

     (d) use its best efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the date of this Agreement, and (ii) to obtain the approval and adoption of the Merger by shareholders holding at least the minimum number of Shares of each class of the Shares entitled to vote at the Shareholders' Meeting to approve the Merger under applicable law. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger shall be in form and substance reasonably satisfactory to Compass, and are collectively referred to herein as the "Proxy Statement."

     SECTION 1.10   Registration of the Compass Common Stock.  Compass shall
                    ----------------------------------------
file a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 ("Securities Act") covering the shares of Compass Common Stock to be issued to Company shareholders in the Merger.

     SECTION 1.11   Closing.  Upon the terms and subject to the conditions
                    -------
hereof, as soon as practicable after the vote of the shareholders of the Company in favor of the approval and adoption of this Agreement has been obtained, and the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof, the Company and Compass Florida shall execute and file the Articles of Merger and the Certificate of Merger, as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Balch & Bingham in Birmingham, Alabama (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The parties hereto presently intend that the Closing will take place on July 31, 1996; provided, however, in any event, if the Closing shall not have occurred prior thereto, the Closing shall take place on the business day next preceding the permitted termination date referred to in Section 8.1(d) hereof.

     SECTION 1.12   Merger of Bank.  At Compass' election, Compass may cause the
                    --------------
Bank to merge into Compass Bank immediately after the Merger, and the Company and the Bank agree to execute documents and take actions (conditioned on the Merger being effective) and otherwise agree to cooperate with Compass during the time the Merger transaction is pending in order to facilitate such merger of the Bank into Compass Bank immediately after the Closing.


                                  ARTICLE II.

                     DISSENTERS' RIGHTS; EXCHANGE OF SHARES

     SECTION 2.1    Dissenters' Rights.  The parties acknowledge that pursuant
                    ------------------
to Section 607.302 of the FBCA, the holders of Company Common Stock are not entitled to dissenters' rights under the FBCA.

     SECTION 2.2    Exchange of Shares.
                    ------------------

     (a) Compass shall deposit or cause to be deposited in trust with Compass Bank, Birmingham, Alabama, an affiliate of Compass (the "Exchange Agent"), pursuant to an exchange agent agreement in substantially the form attached hereto as Exhibit B (the "Exchange Agreement"), prior to the Effective Time cash in an aggregate amount estimated to be sufficient to make the cash payments in lieu of fractional shares of Compass Common Stock pursuant to Section 1.6 hereof (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions jointly given by the Company and Compass, promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of Shares in accordance with Section 2.2(b). Subject to holding sufficient cash to make prompt payments to holders of Shares, the Exchange Agent shall invest the Exchange Fund in The Starburst Government Money Market Fund, managed by the Exchange Agent; provided, however, no interest will be paid or accrued on the cash payable to holders of Company Common Stock. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares, or proof of loss thereof (the "Certificates"), a form letter of transmittal approved by the Company and Compass (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor in substantially the form attached hereto as Exhibit B to the Exchange Agreement (the "Letter of Transmittal"). Upon surrender to the Exchange Agent of a Certificate, together with such

Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6, and such Certificate shall forthwith be canceled. Compass shall provide the Exchange Agent with certificates for Compass Common Stock, as requested by the Exchange Agent, in the amounts provided in Section 1.6 hereof. No interest will be paid or accrued on the cash payable upon surrender of the Certificate and no declared dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

     (c) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article II.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Compass, which shall assume all duties and responsibilites of the Exchange Agent regarding payment of the Merger Consideration to holders of Shares who tender their Shares thereafter, and the holders of Shares not theretofore presented to the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Shares.

                                  ARTICLE III.

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

     The Company and the Bank hereby make the representations and warranties set forth in this Article III to Compass. The Company has delivered to Compass the Schedules to this Agreement referred to in this Article III on the date hereof. The Company agrees at the Closing to provide Compass with supplemental Schedules (other than Schedule 3.23) reflecting any specific changes thereto between the date of such Schedules and the date of the Closing.

     SECTION 3.1    Organization and Qualification.  The Company is a Florida
                    ------------------------------
corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the

State of Florida and all laws, rules, and regulations applicable to bank holding companies. The Bank is a Florida banking corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. Each of the Company and the Bank has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Except as set forth on
Schedule 3.17, the Company does not own or control any Affiliate (as defined in Section 3.17) or Subsidiary (as defined in Section 10.13(a)) other than the Bank. True and correct copies of the Articles of Incorporation and Bylaws of the Company and the Bank, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Compass. The Bank is duly qualified or licensed to do business in the State of Florida. The nature of the business of the Company and the Bank and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Florida.

     SECTION 3.2    Company Capitalization.  As of the date hereof, the
                    ----------------------
authorized capital stock of the Company consists solely of (a) 15,000,000 shares of Company Common Stock per value, $.01 per share, of which 1,955,680 shares are issued and outstanding, and none of which are held in treasury. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company or the Bank to purchase or otherwise acquire any security of or equity interest in the Company or the Bank. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of the Company, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the FBCA and applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

     SECTION 3.3    Bank Capitalization; Other Securities.  All of the issued
                    -------------------------------------
and outstanding shares of the capital stock of the Bank (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) except as referred to in
Schedule 3.3 are free and clear of any liens, claims, security interests and encumbrances of any kind, and (iii) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of, or otherwise relating to any of such shares of capital stock to any person. The Company owns, directly, all of the issued and outstanding capital stock of the Bank.
Set forth on Schedule 3.3 hereto is a list of all equity ownership by the Company or the Bank for the account of the Company or the Bank in any other person other than the Bank (the "Other Securities"). The Company or the Bank owns each Other Security free and clear of any lien, encumbrance, security interest or charge.

     SECTION 3.4    Authority Relative to the Agreement.  The Company has full
                    -----------------------------------
corporate power and authority, and, except for the approval by the Company's shareholders, no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over the Company as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or By-Laws of the Company or the Bank or any agreement, document or instrument by which the Company or the Bank is obligated or bound.

     SECTION 3.5    No Violation.  Except as set forth on Schedule 3.5, neither
                    ------------
the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the Company's shareholders, the SEC, the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), and the Florida Department of Banking and Finance ("Department") will (i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or the Bank or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or the Bank pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or the Bank is a party or by which any of their assets or properties are subject or bound. Except as set forth on Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company or the Bank, threatened, against the Company, the Bank or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass or Compass Florida upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of the Company and the Bank will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

     SECTION 3.6    Consents and Approvals.  The Company's Board of Directors
                    ----------------------
(at a meeting called and duly held) has unanimously determined that the Merger is fair to the Company's shareholders and has unanimously resolved to recommend approval and adoption of this Agreement by the Company's shareholders. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of the Bank, except the filing of the Articles of Merger under the FBCA and such approvals as may be required from the SEC, the FRB, the FDIC and the Department and holders of Shares under the FBCA.

     SECTION 3.7    Regulatory Reports.  Except as set forth on Schedule 3.7,
                    ------------------
the Company and the Bank have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FRB, the Department, the FDIC, or any other regulatory authority having jurisdiction over any such persons, other than plans, reports or information.

     SECTION 3.8    SEC Reports; Securities Issuances.  The Company is subject,
                    ---------------------------------
and prior to the Company's formation on July 15, 1994, the Bank was subject, to the registration provisions of Section 12 of the Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act. The Company or the Bank, as appropriate, has filed all required forms, reports and documents with the SEC or the FDIC required to be filed by it pursuant to the Exchange Act and the SEC or FDIC rules and regulations thereunder, all of which, as thereafter amended, have to the knowledge of the Company complied in all material respects with all applicable requirements of the Exchange Act and the rules promulgated thereunder (collectively, the "SEC Reports"). None of such forms, reports or documents, including without limitation any financial statements or schedules included therein, at the time filed, as thereafter amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment to any SEC Report, or the facts or circumstances underlying the need for such amendment, have subjected or, to the knowledge of the Company, could in the future subject the Company or the Bank to any liability, fine, restriction or other penalty. Until the Effective Time, the Company will provide Compass with a copy of each SEC Report promptly after such report is filed. All issuances of securities by the Company and the Bank have been registered under the Securities Act, the Florida Securities Investor Protection Act, and all other applicable laws or were exempt from any such registration requirements.

     SECTION 3.9    Financial Statements.
                    --------------------

     (a) The Company has previously furnished Compass with a true and complete copy of (i) its annual report on Form 10-K for the year ended December 31, 1994, including the 1994 Annual Report to Shareholders, which report (the "Company 1994 Annual Report") includes, among other things, consolidated balance sheets of the Company and the Bank as of December

31, 1994, the related consolidated statements of income, shareholders' equity and changes in cash flows for the year ended December 31, 1994, plus consolidating financial statements of the Bank, and (ii) the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995 (the "Quarterly Reports"), which reports include, among other things, unaudited consolidated balance sheets of the Company and the Bank as of March 31, June 30 and September 30, 1995 and December 31, 1994, and the related unaudited consolidated statements of income, shareholders' equity and changes in cash flows for the three-, six- and nine-month periods ended March 31, June 30 and September 30, 1995, and promptly following their availability the Company will provide Compass with the Company's 1995 Annual Report to Shareholders (the "Company 1995 Annual Report"), which report includes, among other things, consolidated balance sheets of the Company and the Bank as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and changes in cash flow for the years ended December 31, 1995 and 1994 (such balance sheets and the related consolidated statements of income, shareholders' equity and changes in cash flows, plus all consolidating financial statements for the Bank and all related notes and schedules are collectively referred to as the "Company Financial Statements").

     (b) The Bank has previously furnished Compass with a true and complete copy of (i) the 1993 Annual Report to Shareholders, which report ("Bank 1993 Annual Report") includes, among other things, consolidated balance sheets of the Bank as of December 31, 1993 and 1992, the related consolidated statements of income, shareholders' equity and changes in cash flows for the year ended December 31, 1993 and 1992, and (ii) the Bank's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1994 (the "Quarterly Reports"), which reports include, among other things, unaudited consolidated balance sheets of the Bank as of March 31, June 30 and September 30, 1994 and December 31, 1993, and the related unaudited consolidated statements of income, shareholders' equity and changes in cash flows for the three-, six- and nine-month periods ended March 31, June 30 and September 30, 1994 and 1993 (such balance sheets and the related consolidated statements of income, shareholders' equity and changes in cash flows, and all related notes and schedules are collectively referred to herein as the "Bank Financial Statements").

     The Bank Financial Statements and the Company Financial Statements are together referred to herein as the "Financial Statements."

     (c) Except as described in the notes to the Financial Statements, the Financial Statements, including the consolidated balance sheets and the related consolidated statements of income, shareholders' equity and changes in cash flows (including the related notes thereto) of the Company and the Bank, fairly present the financial position of the Company and the Bank as of the dates thereof and the results of operations and changes in consolidated financial position of the Company and the Bank for the periods then ended, in conformity with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of the Company and the Bank. As of their dates, the Financial Statements conformed, or will conform when delivered, in all material respects with all applicable rules and regulations promulgated by the FRB, the Department, and the FDIC, to the extent that such rules and regulations are consistent with GAAP. None of the Company, the Bank or its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. With the exception of commitments to sell mortgage-backed securities in the ordinary course of business, the Company and the Bank have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

     (d) The Company will provide Compass with the unaudited consolidated and unconsolidated balance sheets of the Bank as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Compass with the quarterly reports of the Company on form 10-Q and the Reports of Condition and Statements of Income ("Call Reports") of the Bank for all periods ending after September 30, 1995.

     SECTION 3.10   Absence of Certain Changes.  Except as and to the extent set
                    --------------------------
forth on Schedule 3.10, since September 30, 1995 (the "Balance Sheet Date") neither the Company nor the Bank has:

     (a) made any amendment to its Articles of Incorporation or Bylaws or changed the character of its business in any material manner;

     (b)  suffered any Material Adverse Effect (as defined in Section 10.13(b));

     (c) entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent banking practices;

     (d) except in the ordinary course of business and consistent with prudent banking practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

     (e) permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent banking practices;

     (f) except in the ordinary course of business and consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

     (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

     (h) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company's or the Bank's 1995 budget and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan program or agreement maintained by the Company or the Bank, for the directors, employees or former employees of the Company or the Bank ("Employee Benefit Plan");

     (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by the Bank;

     (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or the Bank to any liability from the business, operations or liabilities of such person);

     (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (l) made any or acquiesced with any change in any accounting methods, principles or practices;

     (m) experienced any significant change with respect to any branch or line of business of the Company or the Bank, with the exception of the possible sale of all or part of the mortgage servicing portfolio;

     (n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

     (o) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

     SECTION 3.11   Company Indebtedness.  The Company has delivered to Compass
                    --------------------
true and complete copies of all loan documents ("Company Loan Documents") related to indebtedness of the Company, the Bank and its Subsidiaries, other than deposits ("Company Indebtedness"), and made available to Compass all material correspondence concerning the status of Company Indebtedness.

     SECTION 3.12   Litigation.  Except as set forth on Schedule 3.12, there are
                    ----------
no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company or the Bank, threatened against the Company or the Bank or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Company will notify Compass immediately in writing of any Proceeding against the Company or the Bank.

     SECTION 3.13   Tax Matters.  The Company and the Bank have duly filed all
                    -----------
tax returns required to be filed by them involving a tax liability or other material potential detriment for failure to file (the "Filed Returns"). The Company and the Bank have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed, the Company and the Bank have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company and the Bank have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. Except as set forth on Schedule 3.13, the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or the Bank or similar arrangement with its Subsidiaries. Set forth on Schedule 3.13 are the dates of filing of all Filed Returns and any amendments thereto which relate to federal or state income or franchise taxes for the last five years beginning with 1990. Neither the Company nor the Bank have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or the Bank, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or the Bank for any period. The Company and the Bank have withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. For the purposes of this Agreement, the term "tax" shall include all federal, state and local taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

     SECTION 3.14   Employee Benefit Plans.  With respect to all employee
                    ----------------------
benefit plans and programs in which employees of the Company or the Bank participate the following are true and correct:

     (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or the Bank or to which the Company or the Bank contributes or is required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company or the Bank for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") and Sections 601-608 of ERISA;

     (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or the Bank or to which the Company or the Bank contributes or is required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

     (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependant care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or the Bank (referred to as "Other Programs");

     (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

     (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, Pension Benefit Plan and each Other Program have been timely filed;

     (f) On and after January 1, 1975, neither the Company, the Bank nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

     (g) Neither the Company, the Bank nor any corporation or other trade or business controlled by or under common control with the Company (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company, the Bank or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company, nor the Bank nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

     (h) True and complete copies of each Welfare Benefit Plan, Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the two most recent plan years, have been furnished to Compass;

     (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs, related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

     (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

     (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or the Bank (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

     SECTION 3.15   Employment Matters.  Except as disclosed on Schedule 3.15,
                    ------------------
neither the Company nor the Bank is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. To the knowledge of the Company, except as disclosed on Schedule 3.15, there are no unfair labor practice complaints pending against the Company or the Bank before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or the Bank, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company and the Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor the Bank is engaged in any unfair labor practice.

     SECTION 3.16   Leases, Contracts and Agreements.  Schedule 3.16 sets forth
                    --------------------------------
an accurate and complete list of all leases, subleases, licenses, contracts and agreements to which the Company or the Bank is a party or by which the Company or the Bank is bound which obligate or may obligate the Company or the Bank in the aggregate for an amount in excess of $50,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Company or the Bank in the aggregate for an amount in excess of $50,000 over the entire term of such related contracts (the "Contracts").

The Company has delivered to Compass true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company or the Bank, but do include unfunded loan commitments and letters of credit issued by the Company or the Bank as of January 31, 1996 where the borrowers' total direct and indirect indebtedness to the Bank is in excess of $250,000. Except for early default provisions pursuant to loans sold with servicing rights released, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or the Bank. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company and the Bank under the Contracts are current, there are no existing defaults by the Company or the Bank under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default.
Each of the Company and the Bank has a good and marketable leasehold interest in each parcel of real property leased by such entity free and clear of all mortgages, pledges, liens, encumbrances and security interests.

     SECTION 3.17   Related Company Transactions.  Except as set forth on
                    ----------------------------
Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit or other contractual agreements of any kind between or among the Company, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates (including the Bank). The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

     SECTION 3.18   Compliance with Laws.  To the knowledge of the Company,
                    --------------------
except as set forth on Schedule 3.18, neither the Company nor the Bank is in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital and FRB reserve requirements, capital ratios and loan limitations of the FRB, the FDIC or the Department; and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or the Bank. The Company and the Bank have all permits, licenses, and franchises from governmental agencies required to conduct their businesses as they are now being conducted.

     SECTION 3.19   Insurance.  The Company and the Bank have in effect the
                    ---------
insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. Except as set forth on Schedule 3.19, there have been no claims under such bonds within the last 5 years and neither the Company nor the Bank is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor the Bank has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms.

     SECTION 3.20   Loans.  Each loan reflected as an asset in the Financial
                    -----
Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. The Bank does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 3.20, the Bank has no known significant delinquent, substandard, doubtful, loss or nonperforming loans as defined by the Company.

     SECTION 3.21   Fiduciary Responsibilities.  To the knowledge of the
                    --------------------------
Company, the Company and the Bank have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

     SECTION 3.22   Patents, Trademarks and Copyrights.  Except as set forth in
                    ----------------------------------
Schedule 3.22, neither the Company nor the Bank require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or the Bank. The Company and the Bank own or are licensed or otherwise have the right to use any items listed in Schedule 3.22.

     SECTION 3.23   Environmental Compliance.  The representations and
                    ------------------------
warranties in this Section 3.23 are made only as of the date of this Agreement, and the Company and the Bank shall have no obligation to inform Compass of any change therein at the Closing or otherwise. The representations and warranties in this Section 3.23 are made only to the actual knowledge of the senior officers of the Company and the Bank, and neither Compass nor any of its affiliates shall have any ground to claim it was misled by any untrue statement contained in this Section 3.23 unless it is established that a senior officer of the Company or the Bank intentionally withheld information related to such statement. Subject to the foregoing, except as set forth in Schedule 3.23:

     (a) The Company, the Bank and any property owned or operated by them are in compliance with all applicable Environmental Laws (as defined in Section 10.13(c)) and have obtained and are in compliance with all permits, licenses and other authorizations (individually a "Permit", and collectively "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could (1) interfere with the conduct of the business of the Company or the Bank in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a violation of any Environmental Law or (3) which could have a Material Adverse Effect upon the Company or the Bank;

     (b) None of the Company or its Subsidiaries currently leases, operates, owns, or exercises managerial functions at, nor has formerly leased, operated, owned, or exercised managerial functions at, any facility or real property that is subject to any actual or potential or threatened Proceeding under any Environmental Law;

     (c) There is no Proceeding pending or threatened against the Company or the Bank under any Environmental Law or relating to the release, threatened release, management, treatment, storage, or disposal of, or exposure to Polluting Substances, and neither the Company nor the Bank has received any notice (whether from any regulatory body or private person) of any claim under or violation of, or potential or threatened violation of, any Environmental Law;

     (d) There is no action or Proceeding pending or threatened under any Environmental Law involving the release or threat of release of any Polluting Substances (as defined in Section 10.14(d)) at or on any property where Polluting Substances generated by the Company or the Bank have been disposed, treated or stored;

     (e) There is no Property for which the Company or the Bank is or was required to obtain, or is or was required to have, any Permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of such Property;

     (f) Neither the Company nor the Bank has generated any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

     (g) There has been no release of Polluting Substances in or on any Property in violation of any Environmental Laws or which would require remediation or any report or notification (other than routine, non-incident specific, annual reporting under applicable Environmental Laws) to any governmental or regulatory authority;

     (h) There are no underground or above ground storage tanks on or under any Property which are not in compliance with Environmental Laws and any Property previously containing such tanks has been remediated in compliance with all Environmental Laws;

     (i) There is no asbestos containing material on any Current Controlled Property (as defined below) or any Collateral Property (as defined below); and

     (j) The Company and the Bank have fully complied in all material respects with the guidelines issued by the FDIC on February 25, 1993, and any other governmental authority with jurisdiction over the Bank or the Company, that direct banks to implement programs to reduce the potential for banks to incur liability under, or to assess the compliance of borrowers or Collateral Property with, Environmental Laws.

     (k) For purposes of this Section 3.23, "Property" includes (1) any property (whether real or personal) which the Company or the Bank currently or in the past has leased, operated or owned or managed in any manner including without limitation any property acquired by foreclosure or deed in lieu thereof (respectively, "Current Controlled Property" and "Former Controlled Property," and collectively "Controlled Property") and (2) property now held as security for a loan or other indebtedness to the Company or the Bank or property currently proposed as security for loans or other credit the Bank or the Company is currently evaluating whether to extend or has committed to extend a loan ("Collateral Property").

     SECTION 3.24   Regulatory Actions.  Except as set forth on Schedule 3.24,
                    ------------------
there is no action or Proceeding pending or, to the knowledge of the Company and the Bank, threatened against the Company or the Bank by or before the FRB, the FDIC, the Department, the Environmental Protection Agency, the Florida Department of Environmental Protection, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.24, neither the Bank nor the Company is subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. Neither the Company nor the Bank has taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval. Except as set forth in Schedule 3.24, the Company and the Bank have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and the Bank, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

     SECTION 3.25   Title to Properties; Encumbrances.  Except as set forth on
                    ---------------------------------
Schedule 3.25, each of the Company and the Bank has unencumbered, good, legal, and marketable title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements. Except as set forth on Schedule 3.25, the Company has a title policy in full force and effect from a title insurance company which, to the best of Company's knowledge, is solvent, insuring good and indefeasible title to all real property owned by the Company and the Bank in favor of the Company or the Bank, whichever is applicable. The Company has made available to Compass all of the files and information in the possession of the Company or the Bank concerning such properties, including any title exceptions which might affect marketable title or value of such property. The Company and the Bank each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted.

Except as set forth on Schedule 3.16, the Company owns all furniture, equipment, art and other property used to transact business presently located on its premises. Except as set forth on Schedule 3.25, no Property has been identified in public records or should have been so identified as containing Polluting Substances.

     SECTION 3.26   Shareholder List.  The Company has provided to Compass prior
                    ----------------
to the date of this Agreement a list of the holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of August 12, 1995 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Company will promptly, and in any event prior to the mailing of the Proxy Statement, advise Compass of any significant changes thereto.

     SECTION 3.27   Proxy Statement.  None of the information supplied or to be
                    ---------------
supplied by the Company or the Bank, or, to the knowledge of the Company, any of its respective directors, officers, employees or agents for inclusion in:

     (a)  the Proxy Statement; or

     (b) any registration statement or other documents to be filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated hereby, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that the Company or the Bank is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

     SECTION 3.28   Opinion of Investment Bankers.  The Company has received the
                    -----------------------------
written opinion of Robert W. Baird & Co. Incorporated, Tampa, Florida, that the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company as of the date of such opinion.

     SECTION 3.29   Section 368 Representations.
                    ---------------------------

     (a) To the knowledge of the Company and its directors and executive officers, there is no plan or intention by any Company shareholder who is anticipated to receive five percent (5%) or more of the total Merger Consideration ("5% Shareholder"), and there is no plan or intention by any of the remaining Company shareholders, to sell or otherwise dispose of shares of Compass Common Stock received pursuant to the Merger that would reduce all such shareholders' holdings to a number of shares having a total fair market value at the Effective Time of less than fifty percent (50%) of the total fair market value of all of the Company's capital stock outstanding immediately prior to the Effective Time. For purposes of this
Section 3.29, shares of the Company's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of the Company outstanding immediately prior to the Merger.

     (b) The Company has provided to Compass true and correct copies of statements received from each 5% Shareholder who is known to the Company with respect to his or her plan or intention to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger, and has set forth on
Schedule 3.29 all knowledge of the Company and the Bank and their respective directors about the plans or intentions of any other Company shareholders to sell or otherwise dispose of the Compass Common Stock to be received pursuant to the Merger.

     (c) Neither Compass nor Compass Florida will assume any debts or obligations of the holders of the Shares as part of the Merger.

     (d) To the knowledge of the Company, except as set forth on Schedule 3.29, there have not been any sales or redemptions of the Company's capital stock in contemplation of the Merger. Schedule 3.29 sets forth all transactions in the capital stock of the Company since September 30, 1995.

     (e) The liabilities of the Company assumed by Compass as a part of the Merger and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

     (f) The Company and its shareholders will pay their own expenses which are incurred in connection with the Merger.

     (g) The Company has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger.

     (h) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (i) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     SECTION 3.30   Employee Stock Options.  Except as set forth on Schedule
                    ----------------------
3.2, there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or the Bank.

     SECTION 3.31   Representations Not Misleading.  No representation or
                    ------------------------------
warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Compass or Compass Florida by the Company or the Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                                   OF COMPASS

     Compass hereby makes the representations and warranties set forth in this
Article IV to the Company and the Bank.

     SECTION 4.1    Organization and Authority.
                    --------------------------

     (a) Compass is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

     (b) Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

     SECTION 4.2    Authority Relative to Agreement.  Compass has full corporate
                    -------------------------------
power and authority and no further corporate proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass' Board of Directors. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the FRB, the FDIC, and the Department will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass, or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound.
Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company or the Bank on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

     SECTION 4.3    Financial Reports.  Compass has previously furnished the
                    -----------------
Company a true and complete copy of (i) the 1994 Annual Report to Shareholders, which report (the "Compass 1994 Annual Report") includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1994 and 1993, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1994, 1993 and 1992 and
(ii) Compass' quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995 (the "Quarterly Reports") which reports include among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31, June 30, and September 30, 1995 and December 31, 1994, and the related unaudited consolidated statements of income and cash flows for the three-, six- and nine-month periods ending March 31, June 30, and September 30, 1995 and 1994. The financial statements contained in the Compass 1994 Annual Report and such Quarterly Reports have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1994 and 1993 contained in the Compass 1994 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31, June 30, and September 30, 1995 and 1994, contained in Compass' Quarterly Reports, fairly present the financial condition, the results of the operations and changes in cash flows thereof as at such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3 shall be deemed to include any notes to such financial statements. Compass has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Compass 1994 Annual Report or Compass' Quarterly Reports is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Compass or its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Compass 1994 Annual Report and the Quarterly Reports if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed in the Compass 1994 Annual Report and the Quarterly Reports. Compass will provide the Company with its 1995 Annual Report to Shareholders and its quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 31, 1995, as such reports become available prior to Closing, and none of the information contained in such reports will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.4    Capitalization.  The shares of Compass Common Stock to be
                    --------------
issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of December 31, 1995, Compass had 38,138,465 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby.

     SECTION 4.5    Consents and Approvals.  No prior consent, approval or
                    ----------------------
authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass in connection with the execution, delivery and performance by Compass of this Agreement and the transactions contemplated hereby or the resulting change in control of the Company and the Bank, except the filing of Articles of Merger under the FBCA, and such approvals as may be required from the SEC, the FRB, the FDIC and the Department.

     SECTION 4.6    Proxy Statement.  None of the information supplied or to be
                    ---------------
supplied by Compass, or, to the best knowledge of Compass, any of its directors, officers, employees or agents for inclusion in:

     (a)  the Proxy Statement; or

     (b) any registration statement or other documents to filed with the SEC or any regulatory or governmental agency or authority in connection with the transactions contemplated herein, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of the Company;

will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Compass is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

     SECTION 4.7    Availability of Compass Common Stock.  Compass has available
                    ------------------------------------
a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration.

     SECTION 4.8    Representations Not Misleading.  No representation or
                    ------------------------------
warranty by Compass in this Agreement, nor any statement or exhibit furnished to the Company or the Bank under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY

     SECTION 5.1    Affirmative Covenants of the Company.  For so long as this
                    ------------------------------------
Agreement is in effect, the Company shall, and shall use its best efforts to cause the Bank and its Subsidiaries (collectively, the "Acquired Companies") to, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

     (a) operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with prudent banking practices;

     (b) preserve intact the Acquired Companies' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

     (c) comply with all material contractual obligations applicable to the Acquired Companies' operations;

     (d) maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 5.1(d) (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Acquired Companies and consistent with the existing insurance coverages;

     (e) in good faith and in a timely manner (i) cooperate with Compass and Compass Florida in satisfying the conditions in this Agreement, (ii) assist Compass and Compass Florida in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Compass Florida and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;
     (f) timely file with the FRB, the Department, and the FDIC, all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

     (g) comply in all material respects with all applicable laws and regulations;

     (h) promptly notify Compass upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Compass of any material written communications concerning the Company Loan Documents;

     (i) between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

     (j) deliver to Compass a list (Schedule 5.1(j)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Company and the Bank have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

     (k) deliver to Compass a list (Schedule 5.1(k)), dated as of the Closing, showing all liabilities and obligations of Company and the Bank, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of Company;

     (l) promptly notify Compass of any material change or material inaccuracy in any data previously given or made available to Compass or Compass Florida pursuant to this Agreement; and

     (m) provide reasonable access, to the extent that the Company or the Bank have the right to provide access, to any or all Property (as defined in Section 3.23) so as to enable Compass to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses.

     SECTION 5.2    Negative Covenants of the Company.  Except with the prior
                    ---------------------------------
written consent of Compass, which consent shall not be unreasonably withheld, or as otherwise specifically permitted by this Agreement, the Company will not and will use its best efforts not to permit the Bank, or any other Subsidiary of the Company, to, from the date of this Agreement to the Closing:

     (a)  make any amendment to its articles of incorporation or bylaws;

     (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to Compass;

     (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent banking practices;

     (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent banking practices;

     (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent banking practices;

     (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, which real estate qualifies as "other real estate owned" under accounting principles applicable to it, except in the ordinary course of business and consistent with prudent banking practices and applicable banking laws and regulations;

     (h) dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

     (i) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business within the Company or the Bank's 1995 budget and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock;

     (k) except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any person;

     (l)  make any capital expenditure in excess of $50,000;

     (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, except in the ordinary course of business consistent with prudent banking practices;

     (n) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent banking practices;

     (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or the Bank;

     (p) issue any certificates of deposit except in the ordinary course of business and in accordance with prudent banking practices;

     (q) make any investments except in the ordinary course of business and in accordance with prudent banking practices;

     (r) modify, amend, waive or extend either the Company Loan Documents or any rights under such agreements, except for Federal Home Loan Bank advances and repurchase sales or servicing agreements, consistent with the Bank's prior practice;

     (s) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan, or participation is made in the ordinary course of business and in accordance with prudent banking practices;

     (t)  sell or contract to sell any part of the Bank premises;

     (u)  change any fiscal year or the length thereof;

     (v) prepay in whole or in part the Company Indebtedness, except for Federal Home Loan Bank advances and repurchase sales or servicing agreements, consistent with the Bank's current practices and prudent banking practices; or

     (w) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and the Bank under this Agreement or any related written agreement. Nothing contained in this Section 5.2 or in
Section 5.1 is intended to influence the general management or overall operations of the Company or the Bank in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.


                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     SECTION 6.1    Access To, and Information Concerning, Properties and
                    -----------------------------------------------------
Records.  During the pendency of the transactions contemplated hereby, the
- -------
Company shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access after reasonable notice, during normal business hours, throughout the period prior to the Closing, to all of the Company's and the Bank's properties, collateral, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation, physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Company and the Bank and their affairs as Compass may reasonably request. All information disclosed by the Company to Compass which is confidential and is so identified to Compass as confidential shall be held confidential by Compass and its representatives, except to the extent counsel to Compass has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or in proxy materials delivered to shareholders of the Company. In the event this Agreement is terminated pursuant to the provisions of Article VIII, upon the written request of the

Company, Compass agrees to return to the Company all copies of such confidential information.

     SECTION 6.2    Filing of Regulatory Approvals.  As soon as reasonably
                    ------------------------------
practicable, Compass shall file all notices and applications to the FRB, the Department and the FDIC which Compass deems necessary or appropriate to complete the transactions contemplated herein, including the merger of the Bank and Compass Bank. Compass will deliver to the Company copies of any such applications, except that Compass shall not be required to provide the Company with portions of such applications which are designated by Compass as confidential and which relate solely to Compass' business or which do not relate to the Company other than that the information is being provided as part of such applications.

     SECTION 6.3    Miscellaneous Agreements and Consents.  Subject to the terms
                    -------------------------------------
and conditions of this Agreement, Compass and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Compass and the Company shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

     SECTION 6.4    Company Indebtedness.  Prior to the Effective Time, the
                    --------------------
Company shall pay all regularly scheduled payments on all Company Indebtedness and shall cooperate with Compass in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any Company Indebtedness.

     SECTION 6.5    Best Good Faith Efforts.  All parties hereto agree that the
                    -----------------------
parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

     SECTION 6.6    Acquisition Proposals.  The Company and the Bank will not,
                    ---------------------
and will use their best efforts to cause their respective directors, officers, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section 6.6 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any Subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Notwithstanding the preceding sentence, to the extent its Board of Directors determines it is required to do so in the exercise of its fiduciary duties to the Company's shareholders under applicable law as so advised in writing by independent counsel, the Company and the Bank, and their affiliates, may engage and participate in negotiations concerning, provide nonpublic information or data to and have discussions with any person or their affiliates relating to an Acquisition Proposal. The Company and the Bank will promptly notify Compass orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposal) is received and furnish to Compass a copy of any written proposal.

     SECTION 6.7    Public Announcement.  Subject to written advice of counsel
                    -------------------
with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Compass.

     SECTION 6.8    Employee Benefit Plans.  Compass presently intends that,
                    ----------------------
after the Merger, Compass, the Company and the Bank will not make additional contributions to the employee benefit plans sponsored by the Company or the Bank immediately prior to the Merger.

     Compass agrees that the employees of the Company and the Bank will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Company's and the Bank's employees in such plans and programs from and after the Effective Time, subject to the following:

     (i) Employee Welfare Benefit Plans and Programs: Each employee of the Company and the Bank will be entitled to credit for prior service with the Company and the Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Company or the Bank sponsored a similar type of plan which the Company or Bank employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Bank or Company employee. For purposes of determining each Company or Bank employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Company or Bank employee immediately preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such Company or Bank employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Company or Bank employee for the year in which the Merger occurs, that the number of vacation days for such year shall be determined under the Company or Bank vacation policy in effect as of January 1, 1995. Compass further agrees to credit each Company or Bank employee for the year during which such coverage under the Compass welfare benefit plan begins, with any deductibles already incurred during such year under the Company's group health plan.

     (ii) Employee Pension Benefit Plans: Each Company and Bank employee shall be entitled to credit for past service with the Company and Bank for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP Plan). Notwithstanding the foregoing, Compass shall not grant any prior years of service credit to employees of the Company and the Bank with respect to any defined benefit pension plans sponsored (or contributed to) by Compass; instead, Company and Bank employees shall be treated as newly hired employees of Compass as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

     On or before the Effective Time, the Company and the Bank may take such actions as may be necessary to cause each individual employed by the Company and the Bank immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the Employee Stock Ownership Plan sponsored by the Company, and such account balances as of the Effective Time shall remain non-forfeitable upon the combination of such plan with the Compass 401(k)/ESOP Plan after the Merger.

     SECTION 6.9    Employment and Severance Agreement Payments.  Compass hereby
                    -------------------------------------------
agrees that, at the Effective Time, Compass shall assume, or shall cause the successors of the Company and the Bank to assume, the obligations and responsibilities of the Company and the Bank under the two employment agreements and the seven severance agreements described in Schedule 3.14(l), in accordance with their respective terms.

     SECTION 6.10   Proxies.  The Company acknowledges that the persons listed
                    -------
in Schedule 6.10 have agreed that they will vote the Shares owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, and that they will retain the right to vote such Shares during the term of this Agreement and have given Compass a proxy to vote such Shares in favor of the Merger if they should fail to do so, pursuant to a Shareholders' Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit C.

     SECTION 6.11   Exchange Agreement.  Immediately prior to the Effective
                    ------------------
Time, the Company and Compass agree to enter into, and Compass agrees to cause Compass Florida to enter into, the Exchange Agreement with the Exchange Agent, or if the Exchange Agent refuses to serve as exchange agent, such other exchange agent as shall mutually agreed to by the Company and Compass.

     SECTION 6.12   Shareholder Agent.  The Shareholder Agent (as provided in
                    -----------------
the Escrow Agreement) shall have the duties, responsibilities and authority set forth in this Agreement and the Escrow Agreement. The initial Shareholder Agent shall be Igler & Dougherty, P.A. The Shareholder Agent may be replaced and a successor selected by holders of a majority in value of the holders of Shares' interest in the Escrow Account (as provided in the Escrow Agreement). All parties hereto shall be entitled to rely on all actions and communications of the Shareholder Agent as being genuine and binding on all of the former holders of Shares.

                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1    Conditions to Each Party's Obligation to Effect the Merger.
                    ----------------------------------------------------------
The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) the receipt of regulatory approvals required for the Merger and the merger of the Bank into Compass Bank, which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto;

     (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction;

     (c) the approval of the Merger by the Company's shareholders entitled to vote at the Shareholders' Meeting; and

     (d) a registration statement covering the Compass Common Stock to be issued in the Merger shall be effective under the Securities Act and any applicable state securities or "blue sky" acts and no stop order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose, or any proceedings under the SEC or applicable state securities authorities rules with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any applicable state securities or blue sky authorities.

     SECTION 7.2    Conditions to the Obligations of Compass and Compass Florida
                    ------------------------------------------------------------
to Effect the Merger.
- --------------------

     The obligations of Compass and Compass Florida to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of the Company shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) the Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

     (c) there shall not have occurred a Material Adverse Effect with respect to the Company or the Bank;

     (d) the directors of the Company and the Bank shall have delivered to Compass an instrument dated the Effective Time releasing the Company and the Bank from any and all claims of such directors (except as to their deposits and accounts, and as to rights of indemnification pursuant the Bylaws of the Company or the Bank) and shall have delivered to Compass their resignations as directors of the Bank;

     (e) the officers of the Company and the Bank listed on Schedule 7.2(e) shall have delivered to Compass an instrument dated the Effective Time releasing the Company and the Bank from any and all claims of such officers (except as to deposits and accounts, accrued compensation permitted by their respective agreements and rights of indemnification pursuant to the Bylaws of the Company or the Bank);

     (f) Compass shall have received the opinion of counsel to the Company acceptable to it as to the matters set forth on Exhibit D attached hereto;

     (g)  Compass shall have received the 5% Shareholder statements required by
Section 3.29(b);

     (h) Compass shall have received an opinion of counsel satisfactory to it that the Merger will qualify as a reorganization under Section 368(a) of the Code;

     (i) The Company shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company of which the Company has knowledge from and including the date of this Agreement through the Effective Time;

     (j) Compass shall have reasonably determined that the liabilities and obligations set forth on Schedule 5.1(k) do not have a Material Adverse Effect;

     (k) All warrants, options, rights or other securities entitling the holder thereof to acquire Shares shall have been cancelled in the manner provided in
Section 1.6 or shall have expired, lapsed or terminated, prior to the Effective Time;

     (l) Compass shall have received certificates dated as of the Closing executed by the Chairman of the Board of the Company and by the Chairman of the Board of the Bank, and the Secretary or Cashier of the Company and the Bank, respectively, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2(a), (b), (c), (g) and (i);

     (m) the Bank shall have taken such write-downs of assets on its books as are consistent with Compass' accounting methods for reserving for loan losses, as mutually agreed to by the parties;

     (n) the full amount of any special assessment for premiums on Savings Association Insurance Fund deposits held by the Bank required to be paid by Federal law shall have been (i) paid in full by the Bank, (ii) accrued on the books of the Bank, or (iii) transferred to a general contingency reserve account established by the Bank; and

     (o) Jack C. Demetree, the Chairman of the Board of Directors of the Company and the Bank as of the date hereof, shall have entered into a Noncompetition Agreement with Compass, or one or more of its affiliates, in the form of Exhibit E hereto.

     SECTION 7.3    Conditions to the Obligations of the Company to Effect the
                    ----------------------------------------------------------
Merger.  The obligations of the Company to effect the Merger are subject to the
- ------
satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) Compass and Compass Florida shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time;

     (c) the Company shall have received the opinion of counsel to Compass and Compass Florida acceptable to it as to the matters set forth on Exhibit F attached hereto;

     (d) the Bank and the Company shall have delivered to the directors of the Company and the Bank an instrument dated the Effective Time releasing such directors from any and all claims of the Company and the Bank (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Compass in connection with the transactions contemplated by this Agreement; and

     (e) the Company shall have received certificates dated the Closing, executed by an appropriate officer of Compass and by an appropriate officer of Compass Florida, respectively, certifying, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a) and (b).

                                 ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

          SECTION 8.1   Termination.  Prior to the Effective Time, this
                        -----------
Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, by:

          (a) mutual written consent duly authorized by the Boards of Directors of Compass and the Company;

          (b) Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of the Company contained in Article III which constitutes a Material Adverse Effect, and which breach or inaccuracy is not cured after 30 days' written notice by Compass, or
(ii) if there shall have been a breach of Section 6.6, or (iii) if any of the conditions to Closing contained in Section 7.1 or 7.2 are not satisfied or waived in writing by Compass;

          (c)  the Company if any of the conditions to Closing contained in
Section 7.1 or 7.3 are not satisfied or waived in writing by the Company;

          (d) Compass or the Company if the Effective Time shall not have occurred on or before the expiration of nine months from the date of this Agreement or such later date as is agreed to in writing by Compass and the Company;

          (e) Compass or the Company if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable;

          (f) automatically pursuant to Section 1.6(b)(iv), if applicable;

          (g) Compass at any time within 90 days after the date of this Agreement if the results of Compass' environmental assessments and investigation with respect to the William Bates Property reveal conditions, the potential remediation costs or other environmental risks of which are not acceptable to Compass in its sole discretion;

          (h) Compass if the Board of Directors of the Company shall have withdrawn or modified in any manner its approval or recommendation of this Agreement or the Merger, or shall have resolved to do the same; provided, however, that Compass may not terminate this Agreement pursuant to this clause if, as a result of the Company's receipt of an Acquisition Proposal from a third party, the Company withdraws or modifies its approval or recommendation of this Agreement or the Merger but thereafter (and prior to termination of this Agreement by Compass) the Company publicly reconfirms its recommendation of the transactions contemplated hereby and notifies Compass of such reconfirmation prior to termination of this Agreement by Compass pursuant to this clause; or

          (i) the Company if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of the Company shall have received a written opinion from independent legal counsel to the effect that, and the Board of Directors shall have determined in good faith in the exercise of its fiduciary duties that the Company is required to pursue such Acquisition Proposal; provided, however that the Company may only terminate this Agreement pursuant to this clause if it simultaneously with such termination delivers to Compass the termination fee provided for in Section 8.5 hereof.

          SECTION 8.2   Effect of Termination.  In the event of the termination
                        ---------------------
and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Section 8.2 and Section 9.1. Nothing contained in this
Section 8.2 shall relieve any party from liability for any breach of this Agreement.

          SECTION 8.3   Amendment.  To the extent permitted by applicable law,
                        ---------
this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Compass and, if required, Compass Florida at any time before or after adoption of this Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          SECTION 8.4   Extension; Waiver.  At any time prior to the Effective
                        -----------------
Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          SECTION 8.5  Termination Fee.  If the Company or the Bank either (a)
                       ---------------
violates its obligations set forth in Section 6.6 hereof and this Agreement is thereafter terminated pursuant to Section 8.1(b)(ii), or (b) prior to termination of this Agreement receives any Acquisition Proposal and this Agreement is thereafter terminated pursuant to Sections 8.1(h) or 8.1(i) as a result of receipt of such Acquisition Proposal, then the Company and the Bank shall pay to Compass an aggregate fee of $2,500,000 in cash at the time of such termination.

                                 ARTICLE IX.

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          The parties hereto agree that their respective representations and warranties contained in this Agreement shall not survive after the Effective Time.

                                  ARTICLE X.

                                 MISCELLANEOUS

          SECTION 10.1   Expenses.  All costs and expenses incurred in
                         --------
connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company and the Bank, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of Compass, which consent shall not be unreasonably withheld, all such costs and expenses paid or accrued as of the Effective Time by the Company and the Bank shall not exceed $200,000 excluding costs and expenses related to any litigation regarding this Agreement. Each party hereto hereby agrees to and shall indemnify the other party hereto against any liability arising from any such fee or payment incurred by such party.

          SECTION 10.2   Brokers and Finders.  Except as set forth in Schedule
                         -------------------
10.2, all negotiations on behalf of Compass and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Compass Florida, the Company or the Bank for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

          SECTION 10.3   Entire Agreement; Assignment.  This Agreement (a)
                         ----------------------------
constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Compass Florida to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall relieve Compass of its obligations hereunder if such assignee does not perform such obligations, including its obligation to pay the Merger Consideration as provided herein.

          SECTION 10.4   Further Assurances.  From time to time as and when
                         ------------------
requested by Compass or its successors or assigns, the Company, the officers and directors of the Company, or the Bank, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's title to and possession of, all of its property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

          SECTION 10.5   Enforcement of the Agreement.  The parties hereto agree
                         ----------------------------
that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled or may elect at law or in equity.

          SECTION 10.6   Severability.  The invalidity or unenforceability of
                         ------------
any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          SECTION 10.7   Notices.  All notices, requests, claims, demands and
                         -------
other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram or telex or by telecopy; five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested); and two business days after sending if delivered by overnight courier; to the respective parties as follows:

          if to Compass, Compass Florida or Compass Bank:

          D. Paul Jones, Jr.
          Chairman and Chief Executive Officer
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.: (205) 933-3043

          with a copy to:

          Daniel B. Graves
          Associate General Counsel
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.:  (205) 933-3043
     if to the Company or the Bank:

          A. Richardson Tosh
          CFB Bancorp, Inc.
          3740 Beach Boulevard
          Jacksonville, Florida  32207
          Telecopy No.: (904) 396-7524

     with a copy to:

          A. George Igler or Ed Dougherty
          Igler & Dougherty, P.A.
          1501 East Park Avenue
          Tallahassee, Florida  32301
          Telecopy No.: (904) 561-3774

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 10.8   Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 10.9   Descriptive Headings.  The descriptive headings are inserted
                    --------------------
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 10.10  Parties in Interest.  This Agreement shall be binding upon
                    -------------------
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 10.11  Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.12  Incorporation by References.  Any and all schedules,
                    ---------------------------
exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     SECTION 10.13  Certain Definitions.
                    -------------------

     (a) "Subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

     (b) "Material Adverse Effect" shall mean any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of the Company and the Bank taken as a whole (or when the reference is to Compass, to Compass and its Subsidiaries, taken as a whole); provided, however, that with respect to the Company and the Bank, a Material Adverse Effect shall not be deemed to have occurred until, but shall be deemed to have occurred when, such changes, either individually or in the aggregate, reduce shareholders' equity of the Company by more than $1,500,000.

     (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

     (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Florida establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

     (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

     (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of the corporation or bank, has, or at any time had, knowledge of such fact or other matter. The Company and the Bank are understood to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts or other matters in the statement qualified as "known" by, or the "knowledge" of, the Company or the Bank.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:                               COMPASS BANCSHARES, INC.


By: /s/ Daniel B. Graves              By: /s/ Garrett R. Hegel
   -----------------------------         -------------------------------------
Its: Assistant Secretary              Its: Chief Financial Officer
    ----------------------------          ------------------------------------

ATTEST:                               COMPASS BANK


By: /s/ Daniel B. Graves              By: /s/ Garrett R. Hegel
   -----------------------------         -------------------------------------
Its: Assistant Secretary              Its: Treasurer
    ----------------------------          ------------------------------------

ATTEST:                               CFB BANCORP, INC.


By: /s/ A. Richardson Tosh            By: /s/ Jack C. Demetree
   -----------------------------         -------------------------------------
Its: President                        Its: Chairman of the Board
    ----------------------------          ------------------------------------

ATTEST:                               COMMUNITY FIRST BANK


By: /s/ A. Richardson Tosh            By: /s/ Jack C. Demetree
   -----------------------------         -------------------------------------
Its: President                        Its: Chairman of the Board
    ----------------------------          ------------------------------------

                                   EXHIBIT A

                                ESCROW AGREEMENT

     Escrow Agreement dated as of _________________________, 199____, by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"); CFB Bancorp, Inc., a Florida corporation (the "Company"); _________________________as representative (the "Shareholder Agent") of the holders of the outstanding stock of Company (the "Shareholders"); and ______________________________________________ a __________________________ (the
"Escrow Agent").


                              W I T N E S S E T H:

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated February ___, 1996 (the "Merger Agreement") among Compass, Compass Bank, a Florida banking corporation, the Company and Community First Bank, a Florida banking corporation, simultaneously with the execution of this Escrow Agreement, the Company is merging with a subsidiary of Compass and the Shareholders will receive Merger Consideration;

     WHEREAS, pursuant to Section 1.8 of the Merger Agreement, the parties thereto have agreed that a portion of the Merger Consideration is to be held in escrow in accordance with the terms of the Merger Agreement and this Escrow Agreement to secure and fund the payment of the Escrow Consideration pursuant to Section 1.8; and

     WHEREAS, pursuant to Section 6.12 of the Merger Agreement, the Shareholders have selected the Shareholder Agent to represent their interest.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto hereby agree as follows:

     1.  Definitions.  All capitalized terms used in this Agreement and not
         -----------
defined herein shall have the meaning assigned to them in the Merger Agreement.

     2.  Appointment.  Compass, the Company and the Shareholders hereby appoint
         -----------
Escrow Agent as the escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment. The Escrow Agent agrees to hold and dispose of the Escrow Fund, as defined hereinafter, in accordance with the terms hereof.

     3.  Purpose of Escrow.  The Escrow Fund is being created to fund payment of
         -----------------
a portion of the Merger Consideration pursuant to Section 1.8 of the Merger Agreement. Each Shareholder shall receive a Prorata Share of such additional Merger Consideration. For purposes of this Agreement, each Shareholder's Prorata Share shall be determined by reference to EXHIBIT A which specifies each Shareholder's percentage interest in any sums to be paid to or by the Shareholders pursuant to this Agreement. EXHIBIT A was prepared by dividing the number of shares of Company Common Stock held by each Shareholder at the Effective Time by the total number of shares of Company Common Stock held by all the Shareholders at the Effective Time. At the Closing, Company shall cause to be delivered to the Escrow Agent EXHIBIT A and a complete and accurate list of names, mailing addresses, and taxpayer identification numbers of the Shareholders as of such date.

     4.  Initial Escrow Deposit.  Concurrently with the execution of this
         ----------------------
Agreement, Compass has delivered to the Escrow Agent _______________ shares of Compass Common Stock pursuant to Section 1.8 of the Merger Agreement (the "Escrow Fund") and the Escrow Agent hereby acknowledges receipt of such shares.

     5.  Distributions from Escrow Fund.  The Escrow Agent shall make
         ------------------------------
distributions from the Escrow Fund upon the following terms and conditions, subject to Section 12 hereof:

         (a) In the event that the Shareholder Agent concludes that the Shareholders are entitled to additional Merger Consideration pursuant to Section
1.8 of the Merger Agreement, the Shareholder Agent shall deliver to the Escrow Agent a certificate in the form attached hereto as Exhibit B ("Shareholder Certificate") indicating thereon the amount of additional Merger Consideration claimed to be earned, and the Escrow Agent shall on or before the tenth (10th) business day after receipt of the Shareholder Certificate distribute to the Shareholders their respective Prorata Share of such additional Merger Consideration, but in no event greater than the amount being held in Escrow Fund. At the same time that the Shareholder Agent delivers a Shareholder Certificate to the Escrow Agent, the Shareholder Agent shall also provide notice of such Shareholder Certificate (pursuant to Section 13 of this Agreement) to Compass, with a copy of any notice also being delivered to the Escrow Agent.

         (b) With each distribution of Compass Common Stock, the Escrow Agent shall distribute to each shareholder the dividends and any earnings thereon received by the Escrow Agent with respect to such shares while they were held by the Escrow Agent. The amount of such cash distributions shall be reduced by any taxes or charges the Escrow agent has paid with respect to such shares, dividends or earnings pursuant to Section 7 hereof.

         (c) The Escrow Agent shall not distribute any fractional shares of Compass Common Stock. The Escrow Agent shall only distribute the number of whole shares to which a Shareholder is entitled. The Escrow Agent shall sell and Compass shall purchase all fractional shares at a purchase price based on the average of the bid and asked price for Compass Common Stock as reported by the NASDAQ National Market System for the thirty days of trading of Compass Common Stock immediately preceding such distribution. The proceeds of such sale shall be distributed to the Shareholder in lieu of fractional shares.

         (d) Each Shareholder shall provide the Escrow Agent with all information and shall execute all documents deemed necessary or advisable by the Escrow Agent, including, without limitation, Form W-9. The Escrow Agent shall not be obligated to make distributions to a Shareholder until all such information and documentation has been supplied to the Escrow Agent.

         (e) Any additional shares of Compass Common Stock received by the Escrow Agent with respect to the shares held hereunder, whether as a result of stock dividends, stock splits or otherwise, shall be held by the Escrow Agent pursuant to the terms of this Agreement and appropriate adjustments shall be made in the number of shares held and distributed hereunder.

         (f) As soon as practicable after June 30, 1997, the Escrow Agent shall deliver to Compass all shares of Compass Common Stock and other assets remaining in the Escrow Fund. Simultaneously with such delivery, Compass shall deliver, or shall cause the successors to the Company and the Bank to deliver, the Debenture to the Shareholder Agent, for the benefit of the Shareholders.

     6.  Shareholder Agent.  In accordance with Section 6.12 of the Merger
         -----------------
Agreement, Igler & Dougherty, P.A. is the initial representative of the Shareholders, and shall have and exercise the responsibility and authority set forth in this Agreement and the Merger Agreement. In the event of the resignation, death or incapacity of the Shareholder Agent, a successor shall be selected in accordance with Section 6.12 of the Merger Agreement. Any successor Shareholder Agent and all parties hereto shall be entitled to rely on all actions and communications of any such predecessor Shareholder Agent as being genuine and binding on all the Shareholders. No vacancy in the position of Shareholder Agent shall have any effect on this Agreement.

     7.  Information and Taxes.  Compass and the Shareholders shall provide the
         ---------------------
Escrow Agent with all information, and shall execute all documents, deemed necessary or desirable by the Escrow Agent to carry out its duties under this Agreement. The Escrow Agent shall cause to be prepared all income and other tax returns and reports the Escrow Agent, in its sole discretion, deems necessary or desirable in order to comply with all tax and other laws, rules and regulations applicable to the Escrow Fund and shall pay all taxes and charges it deems lawfully due with respect to the income, assets and operation of the Escrow Fund.

     8.  Investment of Escrow Fund.  The Escrow Agent shall hold the shares of
         -------------------------
Compass Common Stock received by it hereunder for the purposes of this Agreement and shall not sell or diversify such investment, except to pay expenses of the Shareholders hereunder. With the consent of Compass and the Shareholder Agent, in the event any cash is contained in the Escrow Fund, the Escrow Agent shall invest that portion of the Escrow Fund in such investments as it deems appropriate, provided such investments are backed either by the full faith and credit of the United States government or are issued by a financial institution that is a member of the Federal Reserve System and has combined capital and surplus of not less than $250,000,000.

     9.  Liability.  The duties of the Escrow Agent hereunder are only such as
         ---------
herein specifically provided and are purely ministerial in nature; and the Escrow Agent shall not be liable for any action taken by the Escrow Agent in good faith and in accordance with the terms of this Agreement. The Escrow Agent shall be fully protected in acting upon any written notice, request, waiver, consent, proxy, certificate, receipt, authorization, power of attorney or other agreement, document or instrument which the Escrow Agent receives from Compass or the Shareholders to carry out its duties under this Agreement or which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any error in judgment, or for any act that it takes or fails to take in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct, so long as it has acted in good faith. It is understood and agreed that the Escrow Agent is acting as a depository only and is not responsible for or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the documents described herein or any part of the Escrow Fund.

              In the event any dispute, conflict or question arises regarding the construction of any provision hereof or the Escrow Agent's duties hereunder, the Escrow Agent may consult with, and obtain advice from, legal counsel. The Escrow Agent shall be reimbursed for all reasonable costs and reasonable fees incurred in obtaining such advice. The Escrow Agent shall be paid fifty percent (50%) by Compass and fifty percent (50%) by the Shareholders from the Escrow Fund. The Escrow Agent shall incur no liability and shall be fully protected from any liability when acting in good faith in accordance with the written opinion and instructions of such counsel. Copies of all such opinions shall be made available to the other parties hereto upon request. The Escrow Agent may, but shall not be required to, defend itself in any legal proceeding in respect of the Escrow Fund, or any part thereof. The Escrow Agent shall be paid from the Escrow Fund for all reasonable costs and reasonable expenses incurred by the Escrow Agent in connection with any such defense or action.

     10.  Resignation.  The Escrow Agent may resign and be discharged from its
          -----------
duties and obligations hereunder by giving notice of such resignation in writing, specifying the date when such resignation shall take effect, which date shall be not less than 10 days from the date on which such notice is given.
Upon the effective date of such resignation, the Escrow Fund shall be delivered by the Escrow Agent to such person as may be designated in writing by Compass or the Shareholders, whereupon all of the Escrow Agent's obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all obligations of the Escrow Agent thereunder shall cease and terminate. The Escrow Agent's sole responsibility thereafter shall be to keep safely the Escrow Fund then held by it and to deliver the same to a person designated by Compass and the Shareholders in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

     11.  Indemnification.  The Shareholders (solely from the Escrow Fund) and
          ---------------
Compass hereby agree to indemnify the Escrow Agent for, and to defend and hold it harmless from and against, any loss, damage, tax, liability or expense incurred in good faith on the part of the Escrow Agent arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including, without limitation, the reasonable legal costs and expenses of defending itself against any claim or liability in connection with its performance hereunder. Such indemnification shall be shared by Compass and the Shareholders equally.

     12.  Contested Claims.
          ----------------

          (a) Notwithstanding any other provision of this Agreement, in the event, within five business days prior to the time all or any portion of the Escrow Fund is to be distributed to either Compass or the Shareholders in accordance with Section 5, the Escrow Agent shall receive a counter certificate in the form attached hereto as Exhibit C (a "Counter Certificate"), the Escrow Agent shall not distribute the Escrow Fund or any portion thereof but shall in its sole discretion either (i) continue to hold the Escrow Fund pursuant to a written agreement between Compass and the Shareholder Agent in form and substance satisfactory to the Escrow Agent pending resolution of any dispute concerning proper distribution of the Escrow Fund, or (ii) act in accordance with Section 12(b) hereof and interplead the Escrow Fund or the appropriate portion thereof.

         (b) The Escrow Agent shall be required to make disbursements from the Escrow Fund only if the Escrow Agent determines that such disbursement is authorized under the terms of this Agreement and the Escrow Agent can do so without incurring any liability. Should any controversy arise between Compass and the Shareholders with respect to this Agreement or with respect to the right to receive any amount out of the Escrow Fund, the Escrow Agent shall have the right to consult counsel and elect to do either or both of the following: (i) refuse to comply with any adverse or conflicting claims or demands made upon the Escrow Agent until such are resolved to the Escrow Agent's satisfaction, or (ii) to file a suit in interpleader or for instructions or for declaratory judgment or for such other relief in any court of competent jurisdiction in Jefferson County, Alabama, to determine the rights of the parties. Should a bill of interpleader be instituted, or should the Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow Fund, Compass and the Shareholders hereby bind and obligate themselves, and their respective successors and assigns, to pay the Escrow Agent, in addition to any charge made hereunder for acting as the Escrow Agent, reasonable attorney's fees incurred by the Escrow Agent, and any other disbursements, expenses, losses, costs and damages in connection with and resulting from such litigation. In the event the Shareholders are not the prevailing parties in any such controversy or litigation, the reasonable and necessary expenses of Compass in defending any such controversy, including without limitation, the expenses of the Escrow Agent, shall be paid from the Escrow Fund.

     13.  Notices.  All notices, requests, claims, demands and other
          -------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram or telex or by telecopy; five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested); and two business days after sending if delivered by overnight courier; to the respective parties as follows:

     if to Compass;

             D. Paul Jones, Jr.
             Chairman and Chief Executive Officer
             Compass Bancshares, Inc.
             15 South 20th Street
             Birmingham, Alabama 35233
             Facsimile:  (205) 933-3043

     with a copy to:

             Daniel B. Graves
             Associate General Counsel
             Compass Bancshares, Inc.
             15 South 20th Street
             Birmingham, Alabama 35233
             Facsimile:  (205) 933-3043

     if to the Shareholder Agent:

             A. George Igler
             Ed Dougherty
             Igler & Dougherty, P.A.
             1501 East Park Avenue
             Tallahassee, Florida  32301
             Facsimile: (904) 561-3774


or to any other address which any party hereto may designate by notice given as herein provided.

     14.  Escrow Agent Compensation and Expenses.  As compensation for the
          --------------------------------------
Escrow Agent's services hereunder, the Escrow Agent shall receive a non-refundable total fee of $________________, which shall be paid equally by Compass and the Shareholders from the initial deposit into the Escrow Fund, as soon as practicable after the execution of this Agreement. In addition, on each calendar anniversary of this Agreement while the Escrow Agent is still performing services hereunder, the Escrow Agent shall receive from the Escrow Fund, to be paid equally by Compass and the Shareholders: (i) $_____________;
(ii) $__________ per check issued pursuant to this Agreement; and (iii) reimbursement for its reasonable, documented out-of-pocket expenses in connection with the execution and delivery of this Agreement. The Escrow Agent shall have the authority to sell shares of Compass Common Stock held hereunder in order to pay the Shareholders' portion of any compensation and reimbursement of expenses due from the Shareholders hereunder.

     15.  Prohibition on Assignment.  Notwithstanding anything to the contrary
          -------------------------
herein contained, no portion of the interest or rights of any party hereto to or in the Escrow Fund shall be sold, assigned, pledged, hypothecated or otherwise used as security, and any attempted anticipation, assignment, pledge, sale or transfer of any right or interest in contravention of this Agreement shall be void. No portion of the Escrow Fund shall be subject to interference or control by any creditor of any one or more of the Shareholders or any other party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement.

     16.  Entire Agreement.  This Agreement and the Merger Agreement constitute
          ----------------
the entire agreement among the parties and there are no agreements, understandings, representations or warranties among the parties on the subject matter hereof other than those set forth herein and therein.

     17.  Governing Law.  This Agreement shall be construed and controlled in
          -------------
all respects in accordance with the laws of the State of Florida.

     18.  Amendment.  This Agreement may be amended only by a written
          ---------
instrument executed by Compass, the Escrow Agent and the Shareholder Agent.

     19.  Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
inure to the benefit of the parties hereto and their permitted successors, personal representatives and assigns.

     20.  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the date and year first written above.


ATTEST                                 Compass Bancshares, Inc.

By:                                    By:
   ------------------------------         -------------------------------
Its:                                   Name:
    -----------------------------           -----------------------------
                                       Title:
                                             ----------------------------



ATTEST                                 CFB Bancorp, Inc.

By:                                    By:
   ------------------------------         -------------------------------
Its:                                   Name:
    -----------------------------           -----------------------------
                                       Title:
                                             ----------------------------



ATTEST                                 [Escrow Agent]


By:                                    By:
   ------------------------------         -------------------------------
Its:                                   Name:
    -----------------------------           -----------------------------
                                       Title:
                                             ----------------------------


ATTEST                                 IGLER & DOUGHERTY, P.A.


By:                                    By:
   ------------------------------         -------------------------------
Its:                                   Name:
    -----------------------------           -----------------------------
                                       Title:
                                             ----------------------------
                                       8

                                  EXHIBIT B TO
                                ESCROW AGREEMENT
                                ----------------


                            SHAREHOLDER CERTIFICATE



[Date]



Attention:

          RE: ESCROW AGREEMENT DATED AS OF ______________, 199____(THE "ESCROW AGREEMENT") AMONG COMPASS BANCSHARES, INC. ("COMPASS"), CFB BANCORP, INC. (THE "COMPANY"), _____________________ AS
               REPRESENTATIVE OF THE FORMER HOLDERS OF THE OUTSTANDING STOCK OF THE COMPANY AND ________________ ________________, A
               __________________ CORPORATION, AS ESCROW AGENT (THE "ESCROW AGENT")

          Reference is made to the Escrow Agreement and the related Agreement and Plan of Merger, dated as of February _____, 1996, among Compass, Compass Bank, a Florida banking corporation, the Company and Community First Bank, a Florida banking corporation (the "Merger Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Escrow Agreement.

          The undersigned Shareholder Agent hereby certifies to you as follows:

               The Shareholders are entitled to additional Merger Consideration in the amount of $ ___________________on account of [________________________________________________________________
               _______________________]. The undersigned hereby requests that such amount be distributed from the Escrow Fund by the Escrow Agent to the Shareholders pursuant to the Escrow Agreement. Attached to this Certificate is documentation supporting the calculation of such amount.

with a copy to:
Compass

          The undersigned hereby represents and warrants to you that the foregoing certifications are true and correct.

          IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate on _______________ _____, 199___.



                                    ---------------------------------------
                                    Shareholder Agent

                                  EXHIBIT C TO
                                ESCROW AGREEMENT
                                ----------------

                              COUNTER CERTIFICATE



[Date]



Attention:

          RE: ESCROW AGREEMENT DATED AS OF ____________________, 199___ (THE "ESCROW AGREEMENT") AMONG COMPASS BANCSHARES, INC. ("COMPASS"), CFB BANCORP, INC. ("COMPANY"), ________________________, AS
               REPRESENTATIVE OF THE FORMER HOLDERS OF THE OUTSTANDING STOCK OF COMPANY AND ____________________________________, A CORPORATION,
               AS ESCROW AGENT (THE "AGENT")

          Reference is made to the Escrow Agreement and the related Agreement and Plan of Merger, dated as of February _______, 1996, among Compass, Compass Bank, a Florida banking corporation, the Company and Community First Bank, a Florida banking corporation (the "Merger Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Escrow Agreement.

          The undersigned hereby certifies to you as follows:

          (1)  on _______________ _____, 199___, the undersigned received a copy of a _________________________________________________
               [Certificate] or [understands that you as Escrow agent are about to make a distribution to the ______________________ pursuant to Section _____ of the Escrow Agent]; and

          (2) [the above-referenced certificate referred to in paragraph 1 is materially inaccurate] or
               [________________________________________ is/are not entitled to such a distribution]; and

          (3) no portion of the Escrow Fund should be distributed [pursuant to the above-referenced Certificate]; and

          The undersigned hereby represents and warrants to you that the foregoing certifications are true and correct.

          IN WITNESS WHEREOF, the undersigned has executed and deliver this Counter Certificate on _______________ ______, 1996.


                                    [Signature]


with a copy to:
[all other parties to the Escrow Agreement]

                                   EXHIBIT B

                            EXCHANGE AGENT AGREEMENT
                            ------------------------

     This Exchange Agent Agreement, dated as of ___________, 199__, is made and entered into by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), ________________________, a Florida corporation ("Compass Florida"), CFB Bancorp, Inc., a Florida corporation ("Company"), and Compass Bank, an Alabama banking corporation ("Exchange Agent").

                                   PREAMBLE:

     Pursuant to the Agreement and Plan of Merger dated as of February ____, 1996 ("Merger Agreement") among Compass, Compass Bank, a Florida banking corporation, the Company and Community First Bank, a Florida banking corporation, the Company shall, at the Effective Time, be merged into Compass Florida, with Compass Florida being the surviving corporation ("Surviving Corporation").

     After the Effective Time, the outstanding shares of the common stock of the Company, par value $.01 per share (including for this purpose any shares of common stock which can be acquired upon the exercise of any option or other security pursuant to which shares of Common Stock may be obtained), ("Company Common Stock") shall solely represent, in the aggregate, the right to payment by Compass of total Merger Consideration of ____________ shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") (or cash in lieu of fractional shares), subject to the rights of qualified dissenting shareholders of the Company.

     The Company has  agreed with Compass to   have Compass Bank serve as the
Exchange Agent in connection with the exchange of shares of Company Common Stock for shares of Compass Common Stock (the "Exchange"), subject to the terms and conditions hereof and of the Merger Agreement. The Exchange Agent will receive Company Common Stock delivered for exchange pursuant to the terms of the Merger Agreement, and will process such certificates representing Company Common Stock ("Certificates") and related documents. Compass desires that the Exchange Agent act in such capacity.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

     1. Appointment of Exchange Agent. Compass Bank is hereby appointed as the
        -----------------------------
Exchange Agent for payment of the Merger Consideration to shareholders of the Company. Such appointment shall be in accordance with the terms and conditions set forth herein.

     2. Closing of Stock Transfer Books. At the Effective Time, the Company's
        -------------------------------
stock transfer books will be closed and no transfers shall be permitted.

     3. Duties of Exchange Agent. The Exchange Agent is authorized and directed
        ------------------------
to perform the following functions contemplated by the Merger Agreement and the Letters of Transmittal (defined below):

          (a) Distribution of Letters of Transmittal. The Exchange Agent shall
              --------------------------------------
     mail to the holders of record of Company Common Stock, by first class United States mail, postage prepaid, copies of Letters of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 in substantially the form attached hereto as Exhibit A
                                                                      ---------
     ("Letters of Transmittal"), and return envelopes to the Exchange Agent, at the earliest practicable time following the Effective Time. A form of Stock Assignment, Power of Attorney and Lost Stock Certificate Affidavit will be provided to the Exchange Agent for use by shareholders if necessary.

          (b)  Acceptance of Certificates.
               --------------------------

          (i) The Exchange Agent will examine the Letters of Transmittal, Certificates and other documents and instruments delivered to the Exchange Agent by or on behalf of holders tendering Company Common Stock and shall determine whether (i) the Letters of Transmittal have been completed and executed properly, and are accompanied by proper evidence of authority,
     (ii) Certificates corresponding to the names of the registered holders, Certificate numbers and the number of shares represented thereby with the information set forth in the Company's shareholder and other records and which appear to be in negotiable, good delivery form, properly endorsed or accompanied by stock powers with transfer tax stamps or evidence of payment or exemption from transfer taxes affixed (where required), and (iii) signatures are guaranteed (where required), all in accordance with the terms and conditions of the Merger Agreement and the Letters of Transmittal. The Exchange Agent shall accept Certificates which are surrendered in accordance with the provisions of the Merger Agreement and accompanied by the executed Letters of Transmittal. Such Certificates and Letters of Transmittal shall only be accepted by the Exchange Agent and eligible for payment hereunder if they have been properly executed and completed in accordance with the instructions contained in the Letters of Transmittal and if the person or persons surrendering such Certificates and Letters of Transmittal appears as a shareholder of record of the number of shares surrendered on the list of shareholders supplied and certified to the Exchange Agent by the Company ("Shareholder List") attached as Exhibit
                                                                        -------
     B hereto. In the event the Exchange Agent shall have any questions as to
     -
     whether a Certificate and Letters of Transmittal have been properly executed and completed or whether the Certificates have been surrendered by the holder of record thereof, the Exchange Agent shall promptly refer such questions to Compass for resolution by Compass and the Exchange Agent shall be able to rely on the written instructions and decisions of any officer of Compass. Determination of all questions as to the proper completion or execution of the Letters of Transmittal or as to the proper form for transfer of the Certificates for Company Common Stock shall be made by Compass together with its attorneys, and such other persons as Compass shall designate, and such determinations shall be final and binding; provided, however, that the rejection by Compass of any Letters of Transmittal or Certificates deemed by Compass to be ineffective to transfer the Certificates shall not affect the right of any shareholder in or to his respective share of the Merger Consideration;

          (ii) If any defect or irregularity appears to exist in connection with a purported tender, the Exchange Agent will notify promptly the persons by whom the tender was made and will return all documents delivered in connection therewith or take such action as is necessary or advisable to cause such defect or irregularity to be cured;

          (iii) Tenders may be made only as set forth in the Letters of Transmittal;

          (iv) Letters of Transmittal, and facsimiles thereof submitted to the Exchange Agent, shall be marked by the Exchange Agent's designated officers to show the date and time of receipt and their review and acceptance thereof;

          (v) At the close of business each Friday, the Exchange Agent shall provide Compass and First National Bank of Boston, Compass' transfer agent and registrar ("Transfer Agent") with a list of shareholders who have properly tendered their Company Common Stock. In addition, the Exchange Agent shall inform Compass in writing of the number of shares of Company Common Stock which have been properly tendered and the number which have been improperly tendered to the Exchange Agent during the week then ended and on a cumulative basis through that day. The Exchange Agent shall provide Compass such other information concerning the Company Common Stock as it may reasonably request. Such communications should be sent to:

                         Compass Bancshares, Inc.
                         15 South 20th Street
                         Birmingham, Alabama 35233
                         Attn:  Daniel B. Graves
                              Associate General Counsel
                         Telephone No. (205)  933-3880

     With a copy to:     First National Bank of Boston
                         Post Office Box 1865
                         Boston, Massachusetts 02105
                         Attn: Janet L. Moor,  Shareholder
                               Services Officer
                         Telephone No. (617) 575-2130

          (c) Exchange Fund. In order to provide for payment of the Merger
              -------------
     Consideration in accordance with the terms of the Merger Agreement, Compass, from time to time prior to or after the Effective Time, shall deposit or cause to be deposited with the Exchange Agent cash in an amount sufficient to make payments in lieu of fractional shares (the "Exchange Fund"). This Exchange Fund shall not be used for any purpose except as provided by this Agreement.

          (d) Compass Common Stock.  Compass Florida and the Company shall
              --------------------
     jointly advise the Exchange Agent as to the number of shares of Compass Common Stock to be distributed to each shareholder which shall be calculated by Compass Florida and the Company as follows:

          (i) Company Common Stock.  Each holder of Company Common Stock shall
              --------------------
     receive Merger Consideration equal to ___________ shares of Compass Common Stock for each share of Company Common Stock held immediately prior to the Effective Time.

          (ii) Fractional Shares.  For each fractional share of Compass Common
               -----------------
     Stock which would be delivered upon the surrender of Company Common Stock, each holder of Stock shall receive cash in an amount equal to the product of such fraction and $_______________.

               As soon as practicable after acceptance of properly executed Certificates and accompanying Letters of Transmittal in accordance with the terms of paragraph 3(b) hereof, the Exchange Agent shall instruct and Compass shall cause the Transfer Agent to issue and mail certificates representing shares of Compass Common Stock to the shareholder surrendering such certificates. The Exchange Agent shall promptly make the payments in lieu of fractional shares out of the Exchange Fund upon surrender of the Certificates.

          (e)  Other Duties of Exchange Agent.
               ------------------------------

          (i) The Exchange Agent shall have no obligation to make payment for surrendered Certificates unless Compass shall have issued sufficient Compass Common Stock or caused such stock to be issued and shall have deposited or caused to be deposited in the Exchange Fund sufficient cash with which to pay all amounts due and payable for such shares.

          (ii) The Exchange Agent shall be regarded as having made no representations or warranties as to the validity, sufficiency, value or genuineness of any Certificates or the shares of Company Common Stock represented thereby, and the Exchange Agent shall not be deemed to have made any representations as to the value of such shares.

          (iii) The Exchange Agent may rely on and shall be protected in acting upon the written instructions of any officer of Compass or the Surviving Corporation with respect to any matter relating to its actions or duties hereunder; and the Exchange Agent shall be entitled to request further instructions from

     Compass or the Surviving Corporation, as appropriate, and to act in accordance therewith.

          (iv) The Exchange Agent may consult attorneys satisfactory to the Exchange Agent (including, without limitation, attorneys for Compass or the Surviving Corporation) and the written advice and opinion of such attorneys shall constitute full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion.

          (v) The Exchange Agent shall take all other actions which it or Compass deems necessary or appropriate under the terms of the Merger Agreement, the Letters of Transmittal and under the customs and practices normally applied to transactions of this type and appropriate to the proper transfer of the Company Common Stock and the proper maintenance of the Company's and Compass' shareholder books and records. Following payment in accordance with the terms hereof, the Exchange Agent shall forward to Compass all documents received by it in connection with tenders of Certificates (including Letters of Transmittal, telegrams, facsimile transmissions or letters representing tenders made without concurrent deposit of certificates) and the tendered Certificates prominently marked "CANCELLED" on the front thereof, via Federal Express or other means acceptable to Compass.

     5.   Alteration of Instructions.  The Exchange Agent shall follow and act
          --------------------------
upon any written amendments, modifications or supplements to these instructions and upon any further instructions from Compass or the Surviving Corporation in connection with the Merger Agreement or any of the transactions contemplated thereby.

     6.   Indemnification of Exchange Agent.  Compass and the Surviving
          ---------------------------------
Corporation covenant and agree to indemnify the Exchange Agent and hold it harmless against any loss, liability or expense it may incur in the absence of negligence or bad faith on the part of the Exchange Agent arising out of or in connection with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liabilities in connection with this Agreement.

     7.   Compensation for Services.  Compass shall compensate the Exchange
          -------------------------
Agent for its services hereunder.

     8.   No Dissenting Shareholders.  The shareholders of the Company do not
          --------------------------
have the right to dissent with respect to the Merger under the Florida Business Corporation Act, and therefore, no shareholders will be entitled to payment of an amount other than the Merger Consideration.

     9.   Unclaimed Funds.  Any moneys or certificates deposited hereunder which
          ---------------
shall remain unclaimed by the holders of shares of Company Common Stock for a period of six (6) months following the Effective Time shall, upon written request of the Surviving Corporation, be returned to Compass, plus interest earned on the cash portion thereof and the shareholders of Certificates not theretofore presented to and accepted by the Exchange Agent shall look to Compass only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such Certificates.

     10.  Investment of Exchange Fund.  At the direction of the Surviving
          ---------------------------
Corporation, the Exchange Agent shall invest portions of the Exchange Fund and remit earnings thereon monthly to the Surviving Corporation, provided that all such investments shall be in The Starburst Government Money Market Fund (the "Fund"), managed by Compass Bank, an Alabama banking corporation and an affiliate of Compass, or if for any reason the Fund is not available to the Exchange Agent as an investment alternative, as otherwise directed by the Surviving Corporation.

     11.  Amendment.  Except as otherwise expressly provided herein, neither
          ---------
this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated except in a writing signed by all of the parties hereto prior to the Effective Time or by Compass and the Exchange Agent after the Effective Time; provided, however, that no amendment shall be made if such modification shall reduce the amount of or eliminate the opportunity of any shareholder to receive his share of the Merger Consideration contemplated by the Merger Agreement.

     12.  Section Headings. The section headings used herein are for convenience
          ----------------
of reference only and shall not define or limit the provisions of this Agreement.

     13.  Governing Law.  This Agreement and the appointment of the Exchange
          -------------
Agent shall be construed and enforced in accordance with the laws of the State of Florida and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

     14.  Notices.    All notices, requests, claims, demands and other
          -------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram or telex or by telecopy; five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested); and two business days after sending if delivered by overnight courier; to the respective parties as follows:

     If to Compass:

          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Attn:  Daniel B. Graves
                 Associate General Counsel

     If to the Exchange Agent:

          Compass Bank
          Trust Department
          701 S. 32nd Street
          Birmingham, Alabama  35233
          Attn:  Thomas J. Radigan, Jr.
                 Vice President and Senior Trust Officer

     If to the Company prior
     to the Effective Time:

          CFB Bancorp, Inc.
          3740 Beach Boulevard
          Jacksonville, Florida  32207
          Attn: Mr. Jack C. Demetree

     If to Compass Florida or,
     the Surviving Corporation:

          c/o Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama  35233
          Attn:  Daniel B. Graves

     15.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16.  Conflict.  In the event the terms of this Agreement conflict with the
          --------
terms and provisions of the Merger Agreement, the terms and provisions of the Merger Agreement shall be controlling.

     17.  Defined Terms.  Capitalized terms not defined herein have the meanings
          -------------
ascribed to them in the Merger Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized appointed officers on the date first written above.

                              COMPASS BANCSHARES, INC.


                              By:
                                 ------------------------------------------
                              Name:
                                   ----------------------------------------
                              Title:
                                    ---------------------------------------

                              _____________________________________


                              By:
                                 ------------------------------------------
                              Name:
                                   ----------------------------------------
                              Title:
                                    ---------------------------------------

                              _____________________________________


                              CFB BANCORP, INC.


                              By:
                                 ------------------------------------------
                              Name:
                                   ----------------------------------------
                              Title:
                                    ---------------------------------------

                              _____________________________________


                              COMPASS BANK


                              By:
                                 ------------------------------------------
                              Name:
                                   ----------------------------------------
                              Title:
                                    ---------------------------------------

                              _____________________________________


Exhibit A - Form of Letters of Transmittal
Exhibit B - Shareholder List

                                   EXHIBIT C

                     VOTING AGREEMENT AND IRREVOCABLE PROXY
                     --------------------------------------


     This Voting Agreement and Irrevocable Proxy, dated as of February ___, 1996, is executed by and among CFB Bancorp, Inc., a Florida corporation (the "Company"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated February ____, 1996 (the "Merger Agreement"), among Compass, Compass Bank, a Florida banking corporation, the Company, and Community First Bank, a Florida banking corporation, the Company will merge with an existing or to-be-formed wholly-owned subsidiary of Compass (the "Merger");

     WHEREAS, Section 6.10 of the Merger Agreement requires that the Company deliver to Compass the irrevocable proxies of certain Shareholders; and

     WHEREAS, Compass and the Company are relying on the irrevocable proxies in incurring expense in reviewing the Company's business, in preparing a proxy/registration statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Each of the Shareholders hereby represents and warrants to Compass and the Company that they are the registered holders of and have the exclusive right to vote the shares of common stock, par value $.01 of the Company ("Stock") set forth below his name on the signature pages hereto. Each Shareholder hereby agrees to vote at the shareholders' meeting referred to in Section 1.7 of the Merger Agreement (the "Meeting") the shares of Stock set forth below his name on the signature pages hereto and all other shares of Stock such Shareholder owns of record as of the date of the Meeting and to direct the vote of all shares of Stock which the Shareholders own beneficially and have the power and authority to direct the voting thereof as of the date of the Meeting (the "Shares") in favor of approval of the Merger Agreement, and the other agreements and transactions contemplated thereby.

     2. In order better to effect the provisions of Section 1, each Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Compass (the "Proxy Holder"), with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at the Meeting all of such Shareholder's Shares in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Merger Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event such Shareholder does not vote in favor of the authorization and approval of the Merger Agreement and the other agreements and transactions contemplated thereby; provided, however, that this proxy shall not apply with respect to any vote on the Merger Agreement, and the other agreements and transactions contemplated thereby, if the Merger Agreement shall have been modified so as to reduce the amount of consideration to be received by the Shareholders under the Merger Agreement in its present form.

     3. Each Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, without the consent of Compass, which consent shall not be unreasonably withheld, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless the Shareholder causes the transferee of such Shares to deliver to Compass an amendment to this Agreement whereby such transferee or other holder becomes bound by the terms of this Agreement.

     4. This proxy shall be limited strictly to the power to vote the Shares in the manner set forth in Section 2 and shall not extend to any other matters.

     5. The Shareholders acknowledge that Compass and the Company are relying on this Agreement in incurring expense in reviewing the Company's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law. The Shareholders and the Company acknowledge that the performance of this Agreement is intended to benefit Compass.

     6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Merger Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the Merger. In no event shall this Agreement apply to shares of common stock, par value $2.00 per share, of Compass to be received by the Shareholders upon consummation of the Merger.

     7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares, and the Company agrees, subject to Section 2 herein, to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Merger Agreement as set forth in Section 1 hereof.

     8. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Compass and the Shareholder.

     9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     10. This Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

     11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given when delivered if in person, by telegram, telex, or by telecopy, two days if sent by overnight courier, or five business days after mailing if delivered by certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

     12. This Agreement and the relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Florida.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.


                              CFB BANCORP, INC.


                              By:
                                 ________________________________
                              Name:
                                   ______________________________
                              Title:
                                    _____________________________

                              Address:

                              CFB Bancorp, Inc.
                              3740 Beach Boulevard
                              Jacksonville, Florida  32207
                              Jack C. Demetree, Chief Executive Officer

                              COMPASS BANCSHARES, INC.

                              By:
                                 _______________________________
                              Name:
                                   _____________________________
                              Title:
                                    ____________________________


                              Address:

                              15 South 20th Street
                              Birmingham, Alabama 35233
                              Attention: Daniel B. Graves
                                         Associate General Counsel

                              SHAREHOLDERS:



                              ___________________________________

                              ___________________________________

                              Address:   _________________________

                                         _________________________


                              ____________ shares of Stock



                              Pledgee:   _________________________

                              Address:   _________________________

                                         _________________________

                              Loan No.:  _________________________

                                   EXHIBIT D

                         OPINIONS REQUIRED FROM COUNSEL
                          TO THE COMPANY AND THE BANK
                          ---------------------------

       As to questions of fact material to our opinion, we have, when relevant facts have not been otherwise established by us, relied upon the truth and accuracy of (i) the representations set forth in the Agreement and Plan of Merger dated February ___, 1996 ("Merger Agreement"), and (ii) the certifications and statements by government officials and by officers and representatives of the Company and the Bank. Copies of such certifications have been delivered to you.

       Whenever our opinion is indicated to be "to our knowledge," we are referring solely to the actual knowledge of the individual Igler & Doughtery attorneys who have participated in the representation of the Company and the Bank. With respect to such actual knowledge of such attorneys, we have not undertaken any independent investigation or due diligence examination to determine the existence or absence of any facts, and no inference as to knowledge concerning such facts should be drawn. Without limiting the generality of the foregoing, we express no opinion upon any provision or matter that would require a financial, mathematical or accounting calculation or determination.

       On the basis of the foregoing and the further qualifications and limitations set forth below, as of the date hereof (or as of the date of any assumption made herein or any certificate, schedule, exhibit, or inquiry stated to have been examined, made or otherwise relied upon by us), we are of the opinion that:

       (i) the Company is a Florida corporation and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is duly organized, validly existing and in good standing under the laws of the State of Florida. The Bank is a banking corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. The Company and the Bank have all requisite corporate power and authority to carry on its business as we know it to be conducted and to own, lease and operate its properties and assets as now owned, leased or operated. The Company and the Bank are duly qualified and in good standing in Florida.

       (ii) the Company has all requisite power and authority to execute and deliver the Merger Agreement and any other agreements contemplated by the Merger Agreement (collectively, the "Agreements") and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of the Company to execute and deliver the Agreements and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreements have been duly executed and delivered by, and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii) the authorized capital stock of the Company consists solely of 15,000,000 shares of Company Common Stock (as defined in the Merger Agreement) of which _________ shares are issued and outstanding The Company does not have any treasury stock. The Company is the record holder of all of the issued and outstanding capital stock of the Bank; all of the outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable and all of the capital stock of the Bank is validly fully paid and nonassessable; and none of such stock was issued in violation of the preemptive rights of any person;

       (iv) except as set forth on Schedule 3.2 to the Merger Agreement, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies, or other agreements or commitments obligating the Company or the Bank to issue any shares of, restricting the transfer of, or otherwise relating to shares of their respective capital stock of any class;

       (v) the execution and delivery by the Company of the Merger Agreement does not, and the consummation of the transactions contemplated thereby will not, contravene or violate any provision of or constitute a default under (a) the Articles of Incorporation or Bylaws of the Company or the Bank, (b) except as disclosed in the Merger Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment or decree, or any other restriction of any kind or character to which the Company or the Bank is a party or by which the Company or the Bank or any of their respective assets or properties is bound, and (c) except as disclosed in the Merger Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body whether domestic or foreign applicable to the Company or the Bank, or their respective assets or properties;

       (vi) except as disclosed in the Merger Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained by Compass or Compass Florida, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by the Company of the Merger Agreement;

       (vii) to our knowledge, neither the Company nor the Bank is a party to any Proceeding (as defined in the Merger Agreement), nor is any Proceeding threatened against or affecting the Company or the Bank, which by the terms of the Merger Agreement would required to be set forth in Schedule 3.12;

       (viii) and except as set forth on Schedule 3.18 to the Merger Agreement, neither the Company nor the Bank is in material default under any law, regulation, order or judgment of any court, the violation of which would have a Material Adverse Effect on the Company as defined in Section 10.13(b) of the Merger Agreement; and

       (ix) upon consummation of the transaction contemplated by the Merger Agreement in accordance with its terms and upon filing of the Articles of Merger relating to the Merger with the Department of State of Florida, the Merger will have been legally consummated in accordance with the laws of the State of Florida as specified in Section 607.1106 of the Florida Business Corporation Act.

                                   EXHIBIT E

                            NONCOMPETITION AGREEMENT
                            ------------------------

     NONCOMPETITION AGREEMENT, dated ___________, 1996, by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), Compass Bank, a Florida banking corporation ("Compass Bank") and Jack C. Demetree ("Demetree").

     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February ___, 1996 (the "Merger Agreement"), among Compass, Compass Bank, CFB Bancorp, Inc., a Florida corporation (the "Company"), and Community First Bank, a Florida banking corporation (the "Bank"), such parties have agreed to the Merger as defined therein;

     WHEREAS, Demetree is an executive officer, director and shareholder of the Bank;

     WHEREAS, the Merger Agreement requires, as a condition to the closing, that Demetree execute and deliver this agreement to Compass; and

     WHEREAS, Demetree acknowledges that the restrictions against competition and the other agreements set forth in this Agreement have constituted a substantial inducement to Compass to enter into the Merger Agreement, and that none of such restrictions or agreements set forth in the Agreement will be unduly burdensome on Demetree.

       NOW, THEREFORE, in consideration of the the sum of $10.00, and of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

     1.  Definitions.  Terms used but not defined in this Agreement shall have
         ------------
the meanings ascribed to them in the Merger Agreement.

     2.  Noncompetition.
         ---------------

     (a) Noncompetition.  Demetree agrees that, for a period of one year
         ---------------
following the Closing, he will not, directly or indirectly as a partner, stockholder, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever, alone or in association with others (i) own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity in Duval, Nassau, St. John, Clay, Flagler or Hernando County, Florida, which at the time is conducted by Compass or by any affiliate of Compass in such county, except that this prohibition shall not apply to the ownership of up to 5 percent of the equity of any other entity; or
(ii) solicit any person (natural or otherwise) who is a customer of the Bank to do business with any person other than Compass or its affiliates. Demetree further agrees that, for a period of five years following the Closing, he will not, directly or indirectly, in any capacity whatsoever, own, manage, operate, control or participate in the ownership, management, operation or control of, or work for or permit the use of his name by, or be connected in any manner with, any business activity in the State of Florida that operates under or uses or identifies itself with the name "Community First," or a name substantially similar thereto.

     (b) Restrictions Reasonable.  The restrictions against competition set
         ------------------------
forth above are considered by the parties to be reasonable for the purposes of protecting the value intended to be received by Compass in connection with the transactions contemplated by the Merger Agreement. If any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities or over too large a geographic area, such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     (c) Specific Performance.  Demetree acknowledges that Compass would be
         ---------------------
irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of this Section 2. Accordingly, Demetree agrees that, in addition to any other remedies available to Compass, Compass shall be entitled to specifically enforce the provisions of this Section. In the event of such a breach, in addition to any other remedies available to Compass, Compass shall be entitled to receive reimbursement for Compass's reasonable attorney's fees and disbursements incurred in enforcing any such provision.

     3.  Miscellaneous.
         --------------

     (a) Entire Agreement.  This Agreement contains every obligation and
         -----------------
understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any conditions, definitions, understanding, warranties or representations other than as expressly provided or referred to herein.

     (b) Governing Law.  This Agreement has been entered into and shall be
         --------------
construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

     (c) Waiver and Amendment.  Any representation, warranty, covenant, term or
         ---------------------
condition of this Agreement which may be legally waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed by Demetree and by Compass (by its Chairman and Chief Executive Officer or any Vice President or other person, who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf). No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

     (d) Assignment.  This Agreement shall inure to the benefit of Compass and
         -----------
its successors and assigns.

     (e) Notices.   All notices, requests, claims, demands and other
         --------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if delivered in person, by cable, telegram or telex or by telecopy; five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested); and two business days after sending if delivered by overnight courier; to the respective parties as follows (or at such other address as a party may specify by notice to the others):

     If to Demetree, to:

          Mr. Jack C. Demetree
          345 Beach Boulevard
          Jacksonville, Florida 32561

     If to Compass, to:

          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Attention:  Jerry W. Powell
                      General Counsel

     (f) Severability.  In the event that any one or more of the provisions
         -------------
contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which is was written.

     (g) Counterparts.  This Agreement may be executed in any number of
         ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (h) Section Headings.  The section headings in this Agreement are for
         ----------------
convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date set forth above.



- ------------------------------------     --------------------------------------
Witness                                  Jack C. Demetree, as an individual


ATTEST                                   COMPASS BANCSHARES, INC.



By:                                      By:
   ---------------------------------        -----------------------------------
Its:                                     Its:
    --------------------------------         ----------------------------------

ATTEST                                   COMPASS BANK



By:                                      By:
   ---------------------------------        -----------------------------------
Its:                                     Its:
    --------------------------------         ----------------------------------

                                   EXHIBIT F
                         OPINIONS REQUIRED FROM COUNSEL
                         TO COMPASS AND COMPASS FLORIDA
                         ------------------------------


       (i) Compass and Compass Florida are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended. Compass and Compass Florida have all requisite corporate power and authority to carry on their business as now being conducted and to own, lease and operate their properties as now owned, leased or operated. Compass and Compass Florida are duly qualified and in good standing in the respective states where such qualification is required.

       (ii) Compass and Compass Florida each have all requisite power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby; all acts (corporate or otherwise) and other proceedings required to be taken by or on the part of Compass and Compass Florida (or either of them) to execute and deliver the Agreement and to consummate the transactions contemplated therein have been duly and validly taken; and the Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of each of Compass and Compass Florida enforceable against Compass and Compass Florida in accordance with its terms, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii) the shares of Compass Common Stock to be issued pursuant to the Agreement are validly issued, fully paid and nonassessable; and, except as contemplated by the Agreement, the shares of Compass Common Stock issued pursuant to the Agreement are not subject to any agreements or understandings to which Compass is a party with respect to the voting or transfer of such shares, are not subject to any agreements or understandings among any other parties with respect to the voting or transfer of such shares, and have not been issued in violation of the preemptive rights of any person;

       (iv) the execution and delivery by Compass and Compass Florida of the Agreement does not and the consummation of the transactions contemplated thereby will not contravene or violate any provision of or constitute a default under
(a) the certificate of incorporation or bylaws of Compass or Compass Florida,
(b) except as disclosed in the Agreement, any note, license, instrument, mortgage, deed of trust, or other agreement or understanding, permit, authorization or contract, order, arbitration award, judgment of decree, or any other restriction of any kind known to us to which Compass or Compass Florida is a party or by which Compass or Compass Florida or any of their assets or properties is bound, the breach or violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole, and (c) except as disclosed in the Agreement, any law, regulation, rule, administrative regulation or decree of any court or any governmental agency or body applicable to Compass or Compass Florida or their respective assets or properties;

       (v) except as disclosed in the Agreement and except for such consents, approvals, authorizations, actions or filings as have already been obtained, no consent, approval, authorization, action or filing with any court, governmental agency or public body is required in connection with the execution, delivery and performance by Compass and Compass Florida of the Agreement;

       (vi) neither Compass nor Compass Florida is in violation of or default under the respective Certificates of Incorporation or Bylaws of Compass or Compass Florida or any agreement, document or instrument under which Compass or Compass Florida is obligated or bound, or any law, order, judgment, or regulation applicable to Compass or Compass Florida or any of their Subsidiaries, the violation of which could have a material adverse effect on Compass and its Subsidiaries taken as a whole; and

       (vii) the shares of Compass Common Stock to be issued pursuant to the Agreement have been registered under the Securities Act of 1933, as amended.

                                  APPENDIX II

                        Opinion of Robert W. Baird & Co.

                        [LETTERHEAD OF BAIRD GOES HERE]


June 21, 1996



Board of Directors
CFB Bancorp, Inc.
3740 Beach Boulevard
Jacksonville, Florida 32207

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of CFB Bancorp, Inc. (the "Company") common stock, par value $0.01 per share (the "CFB Common Stock") of the consideration (the "Consideration") to be paid for the CFB Common Stock pursuant to the Agreement and Plan of Merger dated as of February 13, 1996 (the "Agreement") between Compass Bancshares Inc. ("Compass") and the Company. Pursuant to the agreement, the Company will be merged into Compass Florida, a wholly-owned subsidiary of Compass, (the "Merger") and each share of CFB Common Stock immediately prior to the merger shall be converted into a number of shares of Compass common stock, par value $2.00 per share ("Compass Common Stock") as set forth in the Agreement. Holders of CFB Common Stock Options shall receive the number of shares of Compass Common Stock as set forth in the Agreement.

Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Baird makes a market in CFB Common Stock and has provided investment banking services to the Company in the past for which Baird has received customary fees.

In connection with the opinion, we have reviewed or considered among other things, the Agreement and ancillary documents related to the Agreement; the Company's and Compass's audited financial statements and management's discussion and analysis of the financial condition and results of operation of each the Company and Compass for the three fiscal years ended December 31, 1995; the Company and Compass's unaudited interim financial statements on Form 10-Q for the period ended March 31, 1996; and financial forecasts and analyses prepared by management of the Company. We have also held discussions with the management of the Company concerning their views regarding past and future business operations of the Company. In addition, we have reviewed reported price and trading histories for the Company and Compass Common Stock including a comparison of certain financial and stock market information for the

Board of Directors
CFB Bancorp, Inc.
June 21, 1996
Page two


Company and Compass with similar information for certain other companies, the securities of which are publicly traded; the financial terms of recent business combinations; the current market environment generally and the banking environment in particular; and such other financial information, studies, analyses and investigations as well as financial, market and economic criteria we considered relevant.

In performing our review, we have relied without independent verification upon the accuracy and completeness of all of the financial and other information, written or otherwise provided to us, for purposes of this opinion. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the specific assets, the collateral securing assets and liabilities of the Company or Compass or the collectability of any such assets. We have assumed that there has been no material change it the Company's or Compass's assets, financial condition, results of operation, business or prospects since the date of the last financial statements made available to us. We also have assumed that Compass will receive regulatory approvals without undue delay.

Our opinion is necessarily based on economic, market and other conditions in effect on and material made available to us as of the date hereof. Subsequent events could materially effect the assumptions used in this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof.

It is understood that this opinion is not to be quoted or referred to, in whole or part, in a registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Baird's prior written consent. Baird hereby consents to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Merger so long as the opinion is quoted in full in such registration statement or proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the CFB Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.


Very truly yours,

/s/ Robert W. Baird & Co. Incorporated
- ------------------------------------------

ROBERT W. BAIRD & CO. INCORPORATED

                                 APPENDIX III

      Description of Business contained in CFB annual report on Form 10-K for the year ended December 31, 1995

                                     PART I

ITEM 1 - BUSINESS


THE HOLDING COMPANY

     CFB BANCORP, INC. ("CFB", or the "COMPANY" when discussed collectively with Community First Bank). CFB is a one-bank holding company organized under the laws of the State of Florida on July 15, 1994. CFB owns all of the outstanding shares of capital stock of Community First Bank ("Community"). CFB's headquarters are located at 3740 Beach Boulevard, Jacksonville, Florida, telephone number is (904) 396-1182.

     CFB became a one-bank holding company as a result of the reorganization of Community, which was consummated on December 31, 1994. The reorganization was accomplished pursuant to an Agreement and Plan of Reorganization which was approved by Community's shareholders at the Special Meeting of Shareholders held December 28, 1994, and resulted in Community becoming a wholly-owned subsidiary
of CFB.  Community is CFB's only operating subsidiary.   For the fiscal year
ended December 31, 1995, the Company had net consolidated earnings of $1.3 million as compared to $1.9 million for the same period in 1994. At December 31, 1995, the Company had consolidated total assets of $310.4 million, total deposits of $260.5 million and total shareholders' equity of $19.7 million.

PENDING MERGER

     On February 13, 1996, CFB entered into an Agreement and Plan of Merger ("Merger Agreement") with Compass Bancshares, Inc., Birmingham, Alabama, a bank holding company, with $10.2 billion in total assets ("Compass Bancshares") under which the Company will be merged into a to-be-formed subsidiary of Compass Bancshares ("Compass Florida") with Compass Florida continuing as the surviving corporation. Each share of CFB's common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time shall, by virtue of the Merger Agreement and without any action on the part of the holder thereof, be converted into and represent the right to receive shares of Compass Bancshares' common stock ("Merger Consideration"). For the purposes of determining the number of CFB's shares issued and outstanding, the number of shares issued and outstanding shall be increased by the number of shares that may be acquired upon exercise of any option or other security entitling the holder thereof to acquire shares which are in effect or outstanding immediately prior to the effective time.

     Each holder of CFB's common stock shall, for each such share, receive Merger Consideration equal to the number of shares of Compass Bancshares' common stock, par value $2.00 per share determined by dividing the applicable number of shares of Compass Bancshares' common stock set forth below (the "Aggregate Merger Consideration") by the number of shares outstanding immediately prior to the effective time. The Merger Agreement provides for four different pricing scenarios: (i) in the event that the average closing sale price of Compass Bancshares' common stock as reported by the "NASDAQ-NMS" for the 15 days of trading immediately preceding the fifth business day prior to the Closing (the "Market Price") is equal to or greater than $32.50, but not greater than $34.50, the Aggregate Merger Consideration shall be 1,326,154 shares of Compass Bancshares' common stock less the number of shares of Compass Bancshares' common stock required to pay for the options canceled (the "Option Payment Shares"); (ii) in the event that the Market Price is greater than $34.50, the Aggregate Merger Consideration shall be the number of shares of Compass Bancshares' common stock equal to the quotient of $45,752,313 divided by the Market Price, less the Option Payment Shares; (iii) in the event that the Market Price is less than $32.50, but not less than $30.50, the Aggregate Merger Consideration shall be the number of shares of Compass Bancshares' common stock equal to the quotient of $43,100,000 divided by the Market Price, less the Option Payment Shares; (iv) in the event that the Market Price is less than $30.50, the Merger Agreement shall automatically terminate, unless at least two days before the date set for
Closing: (A) Compass Bancshares shall have the right to cause this Merger Agreement to remain in effect by agreeing to pay Aggregate Merger Consideration of a number of shares of Compass Bancshares' common stock equal to the quotient of $43,100,000 divided by the Market Price, less the Option Payment Shares, and
(B) CFB shall have the right to cause this Merger Agreement to remain in effect by agreeing to accept Aggregate Merger Consideration of 1,413,114 shares of Compass Bancshares' common stock, less the Option Payment Shares.

CFB SUBSIDIARY

     COMMUNITY FIRST BANK.   Community is a Florida-chartered commercial bank
which commenced operations on April 17, 1981, as a savings and loan association. On December 28, 1990, Community converted from a state savings association charter to a Florida-chartered commercial bank. Community's deposits are federally insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). Community is a member of the Federal Home Loan Bank System ("FHLB"). Community's corporate offices are located in Jacksonville, Florida, and its main telephone number is (904) 396-1182. At December 31, 1995, Community had total assets of $309.3 million, total deposit accounts of $260.5 million and total shareholders' equity of $18.4 million.

     As a commercial bank, Community's activities are primarily directed at soliciting deposits from the general public and investing such deposits, together with other sources of funds, in loans secured by residential and commercial properties, as well as other types of commercial and consumer loans. Community, to a lesser extent, invests its funds in mortgage-backed securities and other types of investment securities.

     The principal sources of funds for Community's lending activities traditionally have been deposits, repayment of loans and mortgage-backed securities, and earnings from operations. In addition, Community has from time to time utilized advances from the FHLB of Atlanta and the sale of securities under agreements to repurchase as secondary sources of funds.

     Community's primary sources of income are interest and fees on loans, gains on sales of mortgage loans in the secondary markets, mortgage servicing fees, fees on transaction accounts, and interest and dividends on mortgage-backed securities and investments. Community's principal costs are interest paid on deposit accounts and operating expenses.

COMMUNITY'S SUBSIDIARIES

     At December 31, 1995, Community had one wholly-owned subsidiary, Community Savings Mortgage Company ("CSM"). CSM is currently inactive and its sole asset at December 31, 1995 was cash totaling $355,874.

     At December 31, 1995, the Company had a $465,000 note receivable and a $1.8 million debenture which were received in connection with the sale of Community's wholly-owned subsidiary American Surety and Casualty Holding Company ("American Surety") in 1994. American Surety is the parent company of American Surety and Casualty Company, an insurance company underwriting property, casualty, marine and surety insurance. The sale was finalized on June 27, 1994, after receipt of regulatory approval. A pre-tax gain of $238,000 was recorded for the sale in 1994. See "Discontinued Operations".

MARKET AREA

     The Company provides a full range of banking services throughout Northeast Florida and Southwest Florida. In addition to the home office in Jacksonville, the Company has eight full-service branches, with four located in Jacksonville, two in Spring Hill, one in Orange Park and one in Ponte Vedra, as well as a mortgage production office in Dunedin, Florida. The primary market area for lending and deposits are Duval, Clay, St. John's, Hernando, Hillsborough and Pinellas Counties.

COMPETITION

     The Company experiences competition for attracting deposits and making loans from other financial institutions, including some larger regional bank holding companies, commercial banks, savings institutions and credit unions, as well as other businesses such as securities brokerage firms and mutual funds. Additional competition for deposits comes from government securities and money market funds. The primary factors in competing for deposits are interest rates, the range of financial services offered, convenience of office locations, and
flexible office hours.   The primary factors in competing for loans include
interest rates, loan fees, flexible terms, and timely loan decisions.

     The Company competes with larger institutions for deposits by offering a variety of savings and checking programs geared to its customers. The Company responds to its competition by developing strong ties with the communities it services and providing a high quality of personal banking services to retirees, families, professionals, and owner-operated businesses with emphasis on quick and flexible responses to customer demands.

     With respect to loans, since converting to a commercial bank in 1990, the Company has steadily increased the deployment of its funds into commercial and consumer loan products. The Company has targeted medium and small businesses as its potential customer base. The Company, however, continues to originate residential mortgage loans by offering various adjustable rate and fixed rate loan products. Consolidation within the financial industry, and particularly within Florida, has been dramatic. The end result has been more realistic pricing with rates and fees being more closely tied to the actual cost of providing products and services.

     Geographic deregulation has also had a material impact on the financial industry. Federally-chartered savings institutions have interstate banking authority. As for commercial banks, to date, all but three states have enacted some form of interstate banking legislation. The most common form of interstate banking statutes have either regional limitations or reciprocity requirements.
A growing number of states, however, now provide for unrestricted entry. Recent legislation in Florida and on the national level will remove most of the final barriers to interstate banking. As of September 29, 1995, bank holding companies are now permitted to acquire banks across state lines. Beginning June 1, 1997, a bank holding company may consolidate its interstate subsidiary banks into branches and merge with a bank in another state depending upon state laws. See "Regulation and Supervision-Interstate Banking".

LENDING ACTIVITIES

     GENERAL. The Company has traditionally concentrated its lending activities on conventional first mortgage loans secured by residential property. In recent years, the Company has steadily increased its commercial and consumer lending activities to further diversify its loan portfolio. Commercial and consumer loan growth will continue to be emphasized while adhering to the Company's strict underwriting standards. As of December 31, 1995, commercial and consumer loans totaled $71.3 million, a 33.1% increase over the prior year, or 32.9% of
the total loan portfolio.   As a result, residential mortgage loans and
construction-permanent residential mortgage loans declined slightly as a percent of the total loan portfolio from 71.7% as of December 31, 1994, to 64.0% as of December 31, 1995. At December 31, 1995, the total loan portfolio, net, totaled $205.8 million representing approximately 66.3% of the Company's total assets. Additionally, the Company had loans held for sale totaling $4.2 million, or 1.4% of its total assets as of December 31, 1995. Loans held for sale consisted of residential mortgage loans originated for immediate sale and residential mortgage loans designated for securitization into mortgage-backed securities.



                          [ TABLE FOLLOWS THIS PAGE ]

     The following table sets forth information summarizing the composition of the loan portfolio at the dates indicated:

                                                                      AT DECEMBER 31,
                             -----------------------------------------------------------------------------------------------
                                     1995               1994                1993               1992                1991
                             -----------------  -----------------   -----------------  ------------------  -----------------
                                                                  (DOLLARS IN THOUSANDS)
                              AMOUNT       %      AMOUNT      %      AMOUNT      %       AMOUNT      %       AMOUNT      %
                             ---------  ------  ---------  ------   --------   ------  ---------   ------  ---------  ------
Real estate loans:
     Residential real
      estate                 $124,341    57.3%  $122,971     57.3%  $100,911     51.9%  $110,892      62.1%  $120,720      70.8%
Construction-permanent
     residential
       mortgage                14,418     6.7     30,992     14.4     45,588     23.4     25,536       14.3     7,458       4.4
     Construction and land
      development               6,763     3.1      7,234      3.4     12,761      6.6     11,002        6.2     19,904     11.7
     Commercial real estate    40,977    18.9     25,175     11.7     19,527     10.0     17,321        9.7     12,559      7.4
                             --------   -----   --------    -----   --------   ------   --------   --------   --------   ------
Total real estate loans       186,499    86.0    186,372     86.8    178,787     91.9    164,751       92.3    160,641     94.3
Commercial                     19,622     9.1     20,793      9.7     10,134      5.2      8,018        4.5      4,175      2.5
Consumer                       10,654     4.9      7,564      3.5      5,598      2.9      5,793        3.2      5,415      3.2
                             --------   -----   --------    -----   --------   ------   --------   --------   --------   ------
Total loan portfolio          216,776   100.0%   214,729    100.0%   194,519    100.0%   178,562      100.0%   170,231    100.0%
                             ========   =====   ========    =====   ========   ======   ========   ========   ========   ======

Deduct:
     Undisbursed portion of
      loans in process          8,901             17,037              25,534              13,144                 9,202
     Deferred loan fees, net      306                442                 369               1,167                   797
     Discount on loans
      purchased                    69                344                 394                 504                   777
     Allowance for loan
      losses                    1,686              1,218               1,078               1,647                 1,208
                             --------           --------            --------            --------              --------
Total deductions               10,962             19,041              27,375              16,462                11,984
                             --------           --------            --------            --------              --------

Total loan portfolio -
 net                         $205,814           $195,688            $167,144            $162,100              $158,247
                             ========           ========            ========            ========              ========


LOAN MATURITIES

     The following table sets forth at December 31, 1995, loans by scheduled due date for the periods indicated. Loans maturing after one year are further distinguished between fixed and adjustable interest rates. For construction loans, the undisbursed portion of loans-in-process has been netted against the corresponding loan amount. For construction-permanent residential mortgage loans, the scheduled due date is for the construction phase of the loan.

                                              WITHIN    1 TO 5     AFTER
                                              1 YEAR    YEARS     5 YEARS     TOTAL
                                              -------  --------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS)

Residential real estate                       $   492  $ 20,467  $103,382   $124,341
Construction-permanent residential
     mortgage                                   6,938        --        --      6,938
Construction and land development               6,367        --        --      6,367
Commercial real estate                          5,230    23,498    11,557     40,285
Commercial                                      5,462    10,942     2,887     19,291
Consumer                                        2,373     7,279     1,000     10,652
Deferred loan fees and discount on
     loans purchased                               --        --   (   374)   (   374)
Allowance for loan losses                          --        --   ( 1,686)   ( 1,686)
                                              -------  --------  --------   --------
Loans, net                                    $26,862  $ 62,186  $116,766   $205,814
                                              =======  ========  ========   ========

Loans maturing after one year:
     Fixed interest rates                              $ 33,971  $ 40,156
     Floating or adjustable interest rates               28,215    76,610
                                                       --------  --------
Total                                                  $ 62,186   116,766
                                                       ========  ========


     LENDING AREA. While the Company has the authority to originate loans secured by real estate throughout the United States, it has chosen to concentrate its lending activities within its market area. With branch locations on the Northeast and Southwest Coasts of Florida, loan origination is emphasized in the Company's primary market areas within Duval, St. Johns, Clay, Hernando, Pinellas and Pasco Counties, Florida. Commercial and consumer lending activities are confined to markets directly served by the Company's branches and lending staff. Commercial loans are generally not made to borrowers whose residence or place of business is not in reasonable proximity of a branch office.

     RESIDENTIAL REAL ESTATE LOANS. As of December 31, 1995, $124.3 million, or 57.3% of the total loan portfolio, consisted of permanent mortgage loans secured by residential real estate. The primary lending activity of the Company has been the origination of conventional and government insured or guaranteed loans to enable borrowers to purchase existing and new homes. The Company's lending policies generally limit the maximum loan-to-value ratio on residential mortgage loans to 95% of the lesser of the appraised value or purchase price, with the condition that private mortgage insurance be required on substantially all loans with loan-to-value ratios in excess of 80%.

     The Company makes adjustable rate mortgage loans on which the interest rate and payment amount can change periodically as a result of changes in interest rates and fixed interest rate mortgage loans of up to 30 years. One-year adjustable rate mortgage loans are currently being offered based upon the one-year Treasury Constant Maturity Index, with maximum adjustments of 2% per year
and 6% over the life of the loan.   Five-year adjustable rate mortgage loans,
which provide for a fixed rate of interest for the first five years and an annual interest rate adjustment thereafter are also offered by the Company.

     For residential mortgage loans, the Company files a mortgage creating a valid lien on real estate, and obtains a title insurance policy which ensures that the property is free of prior encumbrances. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, flood insurance policies. Most borrowers are also required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which disbursements are made for items such as real estate taxes and insurance premiums. Residential mortgage loans generally are underwritten in accordance with the Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") guidelines. Community is an approved seller/servicer of FNMA and FHLMC residential mortgage loans.

     Fixed rate residential real estate loans with terms of greater than five years are generally originated for immediate sale in the secondary market.
Fixed rate residential real estate loans with terms of five years or less and adjustable rate mortgages ("ARMs") are typically originated to be held in portfolio. The origination and sale of fixed rate residential real estate loans have provided a significant source of non-interest income. Such loans are sold to various other lenders or securitized and sold as mortgage-backed securities. The gain on sale of residential loans for the year ended December 31, 1995, totaled $1.3 million.

     CONSTRUCTION-PERMANENT RESIDENTIAL MORTGAGE LOANS. As of December 31, 1995, $14.4 million, or 6.7% of the total loan portfolio consisted of construction-permanent mortgage loans. Construction-permanent residential mortgage loans are loans granted to home buyers for both the construction and permanent financing of newly-built homes. During the construction phase, funds are disbursed to the borrower and builder based on periodic site inspections. After the construction phase, the loans automatically convert to permanent mortgage loans. Such loans have provided a steady source of permanent mortgage loans which can later be converted to mortgage-backed certificates and sold in the secondary market. Such loans are made at fixed and adjustable rates of interest. The interest rate on fixed rate construction-permanent mortgage loans may be adjusted within certain limitations when the loan is converted to permanent financing to reduce interest rate exposure during the construction phase. Because such loans are made to home buyers rather than builders, construction-permanent mortgage loans are generally considered to have less credit risk than loans made directly to builders.

     CONSTRUCTION AND LAND DEVELOPMENT LOANS. Construction and land development loans, which totaled $6.8 million as of December 31, 1995, are primarily comprised of residential construction loans to builders and acquisition and development loans.

     Construction loans to builders are generally made for terms of one year and provide for disbursement of loan funds based on periodic site inspections. The loans are then paid off or converted to permanent loans made to the owner when the property is sold. The application process for construction loans includes the same items which also requires the builder to submit accurate plans, specifications and cost of the project to be constructed in addition to standard items. This information is used as a basis to determine the appraised value of the subject property. While construction loans are generally considered to be of a higher credit risk than permanent loans granted on owner-occupied residential real estate, they generally provide a higher contractual rate of return and are more responsive to current market interest rates.

     Acquisition and development loans are made to develop either residential or commercial real estate. Because acquisition and development loans are considered to be of greater risk than other types of real estate lending, such loans generally do not exceed 75% of the appraised value of the completed property. Acquisition and development loans are made to developers who, in management's opinion, have a high level of experience in developing the types of property being financed. Such loans are generally granted for terms which do not exceed 36 months. The Company generally obtains personal guarantees from the principals involved. The largest acquisition and development loan as of December 31, 1995 was a $1.8 million loan for the acquisition of a 200 acre parcel of land for the purpose of restoring the land to its natural state so that it may be used as a mitigation bank for developers of real estate projects.

     COMMERCIAL REAL ESTATE LOANS. As of December 31, 1995, commercial real estate loans totaled $41.0 million, or 18.9% of the Company's total loan portfolio. Commercial real estate loans have predominantly variable interest rates which adjust immediately upon changes in the prime lending rate. This portfolio generally consists of mortgage loans secured by office buildings, mini-warehouses, industrial buildings and retail centers. These loans typically do not exceed 75% of the lesser of the purchase price or the appraised value as determined by an independent appraisal. Term loans are amortized for periods of up to 25 years, with balloon maturities of three-to-five years. Commercial loans to finance the purchase, construction or expansion of owner-occupied real estate are considered the most desirable and are actively solicited by the Company's commercial lending officers.

     In underwriting commercial real estate loans, the Company primarily considers the anticipated cash flows generated by leases on the property along with the total strength and duration of the leases to support the total debt service. In addition, the Company's underwriting procedures require verification of the borrower's credit history, an analysis of the borrower's income taxes, personal financial statements and banking relationships, a review of the borrower's property management experience, and a review of the property including cash flow projections, historical operating statements, environmental concerns and compliance with the Americans with Disabilities Act of 1990 and other applicable requirements. Commercial real estate loans typically entail greater risk than residential mortgage loans because such loans are often susceptible to adverse conditions in the real estate market and the economy in general. The Company seeks to minimize these risks by originating commercial real estate loans principally in its primary market area where it has the ability to more closely monitor and anticipate adverse conditions.

     The Company has also originated commercial real estate loans which are partially guaranteed as to the payment of principal and interest by the Small Business Administration ("SBA"). Generally, the SBA will guarantee 85% of the principal balance of qualifying loans up to a specified dollar amount. The guaranteed portions of such loans have been sold in the secondary market and comprise the largest portion of commercial loan participations sold. As of December 31, 1995, commercial loan participations sold totaled $4.3 million.

     COMMERCIAL LOANS.   As of December  31, 1995, commercial loans totaled
$19.6 million, or 9.1% of the total loan portfolio. The Company's commercial lending services are structured to promote the development of strong relationships with business customers. Loans offered include term loans to finance fixed assets and lines of credit for working capital purposes. Term loans are generally secured by machinery, equipment or other fixed assets based on the Company's loan-to-value underwriting guidelines. Term loans are typically amortized over a five- to seven-year term. Lines of credit are generally secured by accounts receivable and are subject to renewal on an annual basis. Because the commercial borrower's primary source of repayment is its operating income, the Company's credit policy requires a formal financial analysis and review at least annually and, in most cases, the Company is provided with interim financial statements. Personal guarantees are generally obtained for both term loans and lines of credit. Both term loans and lines of credit carry rates of interest based on a margin above the prime lending rate and, consequently, such rates adjust to reflect changes in the prime rate.

     Commercial loans are primarily marketed to businesses with sales up to $10.0 million through the Company's retail branch network. Commercial loans are structured, priced and underwritten by the Company's commercial lending staff which consists of experienced commercial loan officers. The Company actively participates in the loan guaranty program of the SBA and has earned the designation of an SBA Certified Lender.

     CONSUMER LENDING. As of December 31, 1995, $10.7 million, or 4.9% of the Company's total loan portfolio, consisted of consumer loans. Consumer loan products offered within the Company's market areas include home equity lines of credit, home improvement loans, automobile loans, overdraft protection lines of credit and unsecured consumer loans. The Company is expanding its consumer loan portfolio because these loans provide higher yields than residential mortgage loans and the demand for such loans is strong in the markets the Company serves. In addition, management believes that offering consumer loan products helps expand the Company's customer base and creates stronger ties to its existing customer base.

     For consumer loans, the Company's underwriters review all pertinent information prior to making a credit decision. Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets such as automobiles. Although the level of delinquencies in the Company's consumer loan portfolio generally has been low, there can be no assurance that delinquencies will not increase in the future.

     LOAN UNDERWRITING POLICIES AND PROCEDURES.   The Company's lending
activities are subject to the Company's written, nondiscriminatory underwriting standards and loan origination procedures. Detailed loan applications are obtained to determine the borrower's ability to repay and are verified through the use of credit reports, financial statements and confirmations. Property valuations are generally performed by pre-approved independent outside appraisers. Approval by the Board of Directors or the Executive Committee of the Board of Directors is required for loans greater than $1.5 million. The Board of Directors' Loan Committee has the authority to approve loans up to $1.5 million. Approval by unanimous consent of the Chairman of the Board, President and an Executive Vice President is permitted for loans not exceeding $750,000. The Chairman has individual lending authority of up to $500,000. The Management Committee, consisting of the Company's senior management, has lending authority of up to $350,000. All commercial loan requests of $100,000 or more must be certified by the Company's Credit Administration Officer that the loan request conforms to the credit policy prior to approval. The Company's Credit Administration
Section includes a loan review specialist who is responsible for monitoring loan documentation discrepancies. The Board of Directors has granted individual lending authority to certain individuals for the approval of residential mortgage loans not exceeding FNMA/FHLMC maximums, as well as individual lending authority to commercial and consumer loan officers at various amounts not exceeding $100,000. In addition, the Company is subject to loans-to-one borrower restrictions at both the state and federal levels that limit the amounts of either unsecured or secured credit that can be extended to a single borrower. As of December 31, 1995, the limitation on unsecured loans to one borrower, under state guidelines, which are more restrictive than federal guidelines, was $2.8 million.

     The Company's loan review function consists of both an internal and external loan review which examines all commercial loans for completeness of documentation and adherence to credit policy and procedures. A loan exception monitoring system also is maintained and results are reported to senior management on a frequent basis, while the external review is performed by an independent loan review firm and reported to management and the Board of Directors.

     MORTGAGE BANKING ACTIVITIES. Since 1991, the Company has emphasized its mortgage banking activities, which includes the origination and subsequent sale of mortgage loans in the secondary market. At that time, the Company increased its loan origination staff and adopted a policy of selling, to the extent practicable, all of its long-term, fixed-rate residential mortgage loans and a portion of its adjustable-rate residential mortgage loans. The origination and sale of mortgage loans has provided and will continue to provide a significant source of non-interest income, which includes loan origination fees and gains on the sale of loans.

     Loans sold through mortgage banking activities are primarily generated from commissioned loan officers. Loans originated under these programs are underwritten, approved and funded based upon the requirements of the purchaser. Loans are generally sold in the secondary market on a non-recourse basis.

     Many of the loans are first converted into mortgage-backed securities issued by FNMA or FHLMC and subsequently sold to investors. The Company continues to service these loans after the sale. In the event interest rates rise between the time the loans are originated (or purchase commitments are issued) and the time these loans are sold, the Company may be unable to sell such loans without incurring losses. The Company has attempted to protect itself from this interest rate risk by purchasing commitments to sell the mortgage-backed securities at a stated price on a future date. Because these commitments are based on existing and assumed market conditions, this hedging technique may not be fully successful in offsetting the Company's exposure to rising interest rates.

     The Company also sells individual mortgage loans to other financial institutions on a servicing-released basis. Because the servicing rights are transferred to the buyer, the Company obtains higher purchase prices for these loans as compared to loan sales in which the servicing rights are retained. The Company does not incur interest rate risk on these sales because commitments for the purchase of these loans are obtained from the purchaser at the time the application for the loan is taken from the borrower.

     MORTGAGE LOAN SERVICING. As of December 31, 1995, the Company serviced approximately $564.4 million in mortgage loans for investors, which were obtained through the purchase of mortgage servicing rights ("PMSRs") from third parties and to a lesser extent, through the origination and subsequent sale of mortgage loans where the servicing rights are retained by the Company ("OMSRs").

     Mortgage loan servicing involves collecting principal, interest and escrow funds for taxes and insurance premiums from mortgage loan borrowers, paying principal and interest to mortgage loan investors, paying property taxes and insurance premiums on mortgaged property, supervising foreclosures in the event of unremedied defaults, and performing all related accounting and reporting activities. For these services, the Company is paid a monthly loan servicing fee which is based on the unpaid principal balance of the loans serviced. Loan servicing fees have been a significant source of non-interest income to the Company. Additionally, mortgage loan servicing provides non-interest bearing demand deposit accounts consisting primarily of escrow funds which further support the Company's lending activities.

     Over the past several years, significant emphasis has been placed on building the mortgage loan servicing portfolio. Recognizing that a greater volume of loans could be serviced with little incremental costs due to existing excess capacity, the Company began purchasing servicing rights to mortgage loans. The Company has also added to its mortgage loan servicing portfolio by retaining the servicing rights on many loans which it had sold in the secondary market. Capitalized mortgage servicing rights attributable to the mortgage loan servicing portfolio totaled $7.0 million as of December 31, 1995, on a total mortgage loan servicing portfolio of $564.4 million. As of December 31, 1995, capitalized mortgage servicing rights consisted of PMSRs and OMSRs totaling $6.9 million, net of a valuation allowance for impairment of $423,000, and excess servicing receivables totaling $63,000. Excess servicing receivables represent the capitalized portion of excess servicing fees on loans which have been originated by the Company and sold in the secondary market. Mortgage servicing rights are amortized against loan servicing fees over the estimated period of the servicing revenues.

     PMSRs are typically purchased from other financial institutions and mortgage banking companies. Before purchasing additional mortgage servicing rights, the Company conducts a valuation of such servicing rights and an assessment of the loan servicing portfolio to be acquired. A pricing model is utilized in this evaluation process which assesses prepayment expectations, costs to establish servicing files, on-going costs of servicing, mortgage loan coupon range, geographic concentrations, payment remittance cycles and the utilization of escrow funds.

     The Company evaluates mortgage servicing rights for impairment based on their fair values by making its best estimate as to the future net cash flows considering primarily historical portfolio prepayment rates and future prepayment forecasts. Based on such evaluations, the Company recorded a valuation adjustment of $423,000 as of December 31, 1995. The valuation adjustment was required due to increased estimates of prepayments of the underlying mortgage loans.

     During certain periods, the Company sells loan servicing rights based upon prevailing prices for such servicing and asset/liability management goals. During the year ended December 31, 1995, the Company sold the mortgage loan servicing rights to $97.0 million principal amount of mortgage loans.

     YIELDS EARNED AND RATES PAID.   The following tables set forth certain
information relating to the categories of the Company's interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis. Net interest margin is net interest income divided by average interest-earning assets. Non-accrual loans are included in asset balances for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following tables have been calculated on a pre-tax basis.

                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------------------------
                                                           1995                           1994                        1993
                                             -------------------------------  --------------------------  -------------------------
                                              AVERAGE                 YIELD   AVERAGE              YIELD  AVERAGE            YIELD
                                              BALANCE    INTEREST     RATE    BALANCE   INTEREST   RATE   BALANCE   INTEREST  RATE
                                             ----------  ---------  --------  --------  --------  ------  --------  --------  -----
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
     Investments and interest bearing
           deposits - taxable                  $ 59,871   $ 3,718      6.21%  $ 46,385   $ 2,913   6.28%  $ 44,411   $ 2,780  6.26%
     Investments - tax-exempt                    11,228       585      5.21     11,208       588   5.25      9,258       501  5.41
     Loans                                      209,527    17,286      8.25    194,736    15,080   7.74    182,938    14,584  7.97
                                               --------   -------      ----   --------   -------   ----   --------   -------  ----
           Total interest-earning assets       $280,626   $21,589      7.75%  $252,329   $18,581   7.36%  $236,607   $17,865  7.55%
                                               ========   =======      ====   ========   =======   ====   ========   =======  ====
Interest-bearing liabilities:
     Deposits                                  $242,646   $10,361      4.27%  $231,633   $ 8,293   3.58%  $230,658   $ 8,972  3.89%
     FHLB advances                               18,574     1,146      6.17     20,710     1,116   5.39      6,567       397  6.04
     Securities sold under agreements
           to repurchase                         12,845       781      6.08      1,471        91   6.18         --        --    --
                                               --------   -------      ----   --------   -------   ----   --------   -------  ----
           Total interest-bearing liabilities  $274,065   $12,288      4.48%  $253,814   $ 9,500   3.76%  $237,225   $ 9,369  3.95%
                                               ========   =======      ====   ========   =======   ====   ========   =======  ====

Excess of interest-earning assets over
     interest-bearing liabilities              $  6,561                       $ (1,485)                   $   (618)
                                               ========                       ========                    ========

Net interest income                                       $ 9,301                       $  9,081          $  8,496
                                                          =======                       ========          ========

Interest rate spread                                                   3.27%                       3.60%                      3.60%
                                                                       ====                        ====                       ====

Net interest margin                                                    3.31%                       3.60%                      3.59%
                                                                       ====                        ====                       ====

Ratio of interest-earning assets to
     interest-bearing liabilities                102.39%                         99.41%                      99.74%
                                                 ======                          =====                       =====

Loan Fee Amortization included in
     interest on loans                                      $510                           $413                        $722
                                                            ====                           ====                        ====

RATE/VOLUME ANALYSIS. The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on the part of the overall change attributable to: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rates (change in rate multiplied by old volume); and (3) changes in rate-volume (changes in rate multiplied by the change in volume).
The net change attributable to both volume and rate, which cannot be segregated, has been allocated proportionately to changes due to volume and changes due to rate.

                              YEAR ENDED DECEMBER 31, 1995      YEAR ENDED DECEMBER 31, 1994      YEAR ENDED DECEMBER 31, 1993
                            VS. YEAR ENDED DECEMBER 31, 1994  VS. YEAR ENDED DECEMBER 31, 1993  VS. YEAR ENDED DECEMBER 31, 1992
                               INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO
                            --------------------------------  -----------------------------      ---------------------------------
                               VOLUME       RATE      NET        VOLUME    RATE    NET             VOLUME       RATE         NET
                            ----------    --------  --------  ----------  ------  ------         ------------  ----------  -------
INTEREST INCOME:
 Loans                          $  846     $1,361    $2,207       $  945    $(450)  $ 495          $1,096     $(1,803)    $  (707)
 Investments:
  Taxable                          885        (81)      804          126        7     133            (383)       (610)       (993)
  Tax exempt                        --         (3)       (3)          --       88      88              96         (48)         48
                                ------     ------    ------       ------   ------   -----          ------     -------     -------

 Total interest income           1,731      1,277     3,008        1,071     (355)    716             809      (2,461)     (1,652)
                                ------     ------    ------       ------   ------   -----          ------     -------     -------

INTEREST EXPENSE:
 Deposits                          970      1,098     2,068         (279)    (400)   (679)            191      (2,080)     (1,889)
 FHLB advances                      42        (12)       30          863     (144)    719             218        (112)        106
 Repurchase agreements             710        (20)      690           91       --      91              --          --          --
                                ------     ------    ------       ------   ------   -----          ------     -------     -------

 Total interest expense          1,722      1,066     2,788          675     (544)    131             409      (2,192)     (1,783)
                                ------     ------    ------       ------   ------   -----          ------     -------     -------

Net interest income (expense)   $    9     $  211    $  220       $  396   $  189   $ 585          $  400     $  (269)    $   131
                                ======     ======    ======       ======   ======   =====          ======     =======     =======

ASSET/LIABILITY MANAGEMENT

     The Company's business consists primarily of deposit gathering and lending activities. Accordingly, the Company's results of operations are affected by its ability to manage effectively interest rate risk and maximize net interest income. The Asset/Liability Management Committee meets regularly to review the Company's exposure to changing interest rates and to establish general parameters for future balance sheet structuring strategies.

     One measure of the Company's interest rate sensitivity is its interest rate sensitivity gap, or the difference between assets and liabilities scheduled to mature or reprice within a specified time frame. In prior years, the Company has experienced a negative gap, which is an excess of liabilities over assets maturing or repricing within a given time period. This negative gap has left the Company's earnings vulnerable to periods of rising interest rates, in that during such periods the interest expense paid on liabilities will generally increase more rapidly than the interest income earned on assets. Conversely, in a falling interest rate environment the total expense paid on liabilities will generally decrease more rapidly than the decrease in interest income earned on assets.

     The interest rate sensitivity gap does not measure all potential changes in net interest income due to changes in market rates. Experience has shown that, due to competition, changes in deposit rates do not always mirror changes in the national market rates that serve as an index for most rate sensitive assets. Another factor that will have a significant impact on the estimate of loan volume repricing is the expected levels of prepayments on loans in a given rate environment.

     The Company's asset/liability strategy for 1995 was to continue working on reducing the negative gap by diversifying the loan portfolio into higher-yielding commercial and consumer loans which are more interest rate sensitive
than long-term residential mortgage loans.   On the liability side, demand
deposit accounts, which are largely non-interest rate sensitive, were actively promoted during 1995. As of December 31, 1995, the cumulative negative gap for the one year interval was estimated at 4.95%.

     The following table sets forth at December 31, 1995, the amounts of interest-earning assets and interest-bearing liabilities which are anticipated by the Company to mature or reprice in each of the periods shown. Except as stated below, the amounts of assets and liabilities shown which mature or reprice during a particular period were determined in accordance with the contractual terms of the asset or liability. Fixed rate loans are shown on the basis of estimated annual prepayments and contractual amortization. Loans and securities with adjustable rates are shown as being due in the period during which the interest rates are next subject to change. The Company has assumed that its regular savings and NOW accounts are non-rate sensitive and its money market accounts reprice immediately.

                                                                                          NON-RATE/
                                                                                TOTAL     SENSITIVE
                                               0-3         3-6         6-12     WITHIN    AND OVER
                                              MONTHS      MONTHS      MONTHS   ONE YEAR   ONE YEAR    TOTAL
                                            ---------    --------    --------  --------   --------   -------
Interest-earning assets:
Residential real estate and
 construction-permanent                       $ 12,818   $ 11,583   $ 29,441   $ 53,842   $ 76,027   $129,869
Construction, commercial
 real estate and commercial                     47,160        804      1,525     49,489     17,488     66,977
Consumer loans                                   1,796         95        249      2,140      8,514     10,654
Less: Allowance for loan losses                     --         --         --         --     (1,686)    (1,686)
   Total loans                                  61,774     12,482     31,215    105,471    100,343    205,814
Loans held for sale                              4,244         --         --      4,244         --      4,244
Investments                                     28,477         --         --     28,477     37,782     66,259
Interest-bearing deposits                       12,483         --         --     12,483         --     12,483
   Total interest-earning assets,
   including interest-bearing deposits         106,978     12,482     31,215    150,675    138,125    288,800

Interest-bearing liabilities:
Demand deposits                                     --         --         --         --     36,947     36,947
NOW accounts                                        --         --         --         --     30,005     30,005
Money market accounts                           19,813         --         --     19,813         --     19,813
Savings accounts                                    --         --         --         --     15,476     15,476
Certificates of deposit                         46,710     36,562     32,749    116,021     42,205    158,226
   Total deposits                               66,523     36,562     32,749    135,834    124,633    260,467
FHLB advances                                   15,500         --         --     15,500         --     15,500
Securities sold under agreements to
 repurchase                                     13,650         --         --     13,650         --     13,650
   Total interest-bearing
    liabilities                                 95,673     36,562     32,749    164,984    124,633    289,617

Interest rate sensitivity gap                 $ 11,305   $(24,080)  $ (1,534)  $(14,309)  $ 13,492
                                              ========   ========   ========   ========   ========

Cumulative interest rate sensitivity gap      $ 11,305   $(12,775)  $(14,309)  $(14,309)
                                              ========   ========   ========   ========

Cumulative interest rate sensitivity gap/
 Total interest earning assets,
  including interest-bearing deposits             3.91%     (4.42)%    (4.95)%    (4.95)%
                                              ========   ========   ========   ========

NON-PERFORMING ASSETS

          Non-performing assets include non-accruing loans, certain accruing loans that are delinquent up to 90 days and other real estate. Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. Loans delinquent 90 days or more as to principal or interest must be placed on non-accrual status and classified substandard, unless otherwise specifically waived by the Executive Committee.

          Real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate until it is sold. When property is acquired, it is recorded at cost which is the estimated fair value of the property at the time the loan is foreclosed. Subsequent to foreclosure, these properties are carried at the lower of cost or fair value.

          The Company's asset quality continued to improve during 1995 as a result of new policies and controls that were put in place in earlier years. An independent consultant is used from time to time to perform a loan review to assist management in identifying, in a timely manner, potential problem loans and to help determine their impact on the adequacy of the allowance for loan losses. A loan grading system is used for commercial loans so that management can better monitor the credit quality of the loan portfolio. Non-performing loans and other real estate declined $1.7 million, or 43.4% during 1995 to $2.2 million, or 1.1% of net loans, as of December 31, 1995, from $3.9 million, or 2.0% of net loans, as of December 31, 1994.

      The following table summarizes the Company's non-performing assets as of the dates indicated:



                                                                 AT DECEMBER 31,
                                                  ---------------------------------------------
                                                    1995    1994     1993      1992      1991
                                                  -------  -------  -------  --------  --------
                                                              (DOLLARS IN THOUSANDS)

Non-accruing loans:
  Residential real estate                        $  626   $  610   $  672    $  972   $   907
  Construction - permanent residential
    mortgage; and Construction and
    land development                                264       --      126       524       712
  Commercial real estate                            178      149    2,575     3,470     4,268
  Commercial                                        646       --        4       774       396
  Consumer                                           --       --       --        --        --
                                                 ------   ------   ------    ------   -------
           Total                                  1,714      759    3,377     5,740     6,283
                                                 ------   ------   ------    ------   -------

Accruing loans delinquent 90
  days or more:
  Residential real estate                           --       --       --        --        --
  Construction - permanent residential
    mortgage; and  Construction and
    land development                                --       --       --        --       591
  Commercial real estate                            --       --       --        --        --
  Commercial                                        --       --       --        --        --
  Consumer                                          60       53       49        51        62
                                                ------   ------   ------    ------   -------
       Total                                        60       53       49        51       653
                                                ------   ------   ------    ------   -------

  Total non-performing loans                     1,774      812    3,426     5,791     6,936

Total other real estate, net of
  related reserves                                 419    3,063    1,277     1,548     4,119
                                                ------   ------   ------    ------   -------

Total non-performing loans and
  other real estate                             $2,193   $3,875   $4,703    $7,339   $11,055
                                                ======   ======   ======    ======   =======

Total non-performing loans and real
  estate owned to total assets                     0.7%     1.4%     1.7%      2.8%      4.4%
                                                ======   ======   ======    ======   =======


     As of December 31, 1995, non-performing loans and other real estate totaled $2.2 million, or 0.7% of total assets. The following table reflects the composition of other real estate as of December 31, 1995.

                                                   (IN THOUSANDS)
       Residential real estate                           $141
       Residential lots purchased for resale              278
                                                         ----

           TOTAL                                         $419
                                                         ====


     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained at a level believed adequate by management to absorb losses in the loan portfolio. Management's determination of the adequacy of the allowance is based upon an evaluation of the loan portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income. While management uses the best information available to make such determinations, additional provisions for loan losses may be required to be established in the future should economic or other conditions change substantially. The allowance for loan losses as of December 31, 1995, totaled $1.7 million, or 0.82% of net loans receivable, as compared to $1.2 million, or 0.62% and $1.1 million, or 64% of net loans receivable as of December 31, 1994, and 1993, respectively. Non-performing loans totaled $1.8 million, $0.8 million and $3.4 million as of December 31, 1995, 1994, and 1993, respectively. The significant increase in the allowance for loan losses was due to net recoveries of $463,000 for 1995 as compared to net charge-offs of $100,000 for 1994. During 1995 the Company entered into Settlement Agreements with the guarantors of a large commercial real estate loan which had been foreclosed on in the previous year. Under the terms of the Settlement Agreements the Company received cash payments totaling $125,000 and notes totaling $605,000 which require principal payments through March 2002. Accordingly, cash payments totaling $171,000 and notes receivable with an unpaid principal balance of $409,000 at December 31, 1995 have been recorded as recoveries to the allowance for loan losses.

     The following table sets forth information regarding the Company's allowance for loan losses for the periods and at the dates indicated.

                                                               YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------
                                                1995        1994       1993       1992       1991
                                              --------   ---------  ---------  ---------  ---------
Average loans outstanding, net                $199,360   $199,389   $187,120   $176,431   $169,952
                                              ========   ========   ========   ========   ========

Allowance at beginning of period              $  1,218   $  1,078   $  1,647   $  1,208   $  1,088

Charge-offs:
Residential real estate                            (37)        (3)       (99)      (154)      (145)
Construction - permanent residential
 mortgage; and Construction and
 land development                                   --        (97)       (60)       (25)      (121)
Commercial real estate                              --         --     (1,036)        --       (230)
Commercial loans                                   (49)       (84)       (30)      (160)      (113)
Consumer                                          (151)       (22)       (42)       (97)       (90)
                                              --------   --------   --------   --------   --------

   Total loans charged-off                        (237)      (206)    (1,267)      (436)      (699)

Recoveries                                         700        106         86          8          1
                                              --------   --------   --------   --------   --------

  Net recoveries (charge-offs)                     463       (100)    (1,181)      (428)      (698)

Provisions for loan  losses charged
 to operating expenses                               5        240        611        867        818
                                              --------   --------   --------   --------   --------

  Allowance at end of year                    $  1,686   $  1,218   $  1,077   $  1,647   $  1,208
                                              ========   ========   ========   ========   ========

Ratio of net recoveries (charge-offs) to
 average loans outstanding                        0.23%    (0.05)%    (0.63)%    (0.24)%    (0.41)%
                                              ========   ========   ========   ========   ========

Ratio of allowance to period-end loans            0.82%      0.62%      0.64%      1.02%      0.76%
                                              ========   ========   ========   ========   ========

          The following table shows the allocation of the allowance for loan losses, as of the dates indicated, to different categories of loans within and as a percentage of the loan portfolio:


                                                                         AT DECEMBER 31,
                               ------------------------------------------------------------------------------------------------
                                      1995              1994               1993               1992                1991
                               -----------------  -----------------  -----------------  -----------------  --------------------
                                        PERCENT            PERCENT            PERCENT            PERCENT            PERCENT
                               AMOUNT  OF TOTAL   AMOUNT  OF TOTAL   AMOUNT  OF TOTAL   AMOUNT  OF TOTAL   AMOUNT   OF TOTAL
                               ------  ---------  ------  ---------  ------  ---------  ------  ---------  ------   --------
                                                                      (DOLLARS IN THOUSANDS)
Allowance for loan losses
  allocated to:
Residential real estate        $  214      12.7%  $  192      15.8%  $  160      14.9%  $  181      11.0%  $  229    19.0%
  Construction  - permanent
   residential
  mortgage; and Construction
  and land development             78       4.6       47       3.9      121      11.2      139       8.4      256    21.1
  Commercial real estate          413      24.5      265      21.8      525      48.7    1,040      63.1      525    43.5
  Commercial loans                481      28.5      226      18.6      169      15.7      219      13.3      115     9.5
  Consumer                        213      12.6      123      10.1       77       7.1       64       3.9       83     6.9
  Unallocated                     287      17.1      365      29.8       26       2.4        4        .3       --      --
                               ------      ----   ------      ----   ------      ----   ------      ----   ------    ----

Total allowance for
  loan losses                  $1,686       100%  $1,218       100%  $1,078       100%  $1,647       100%  $1,208     100%
                               ======      ====   ======      ====   ======      ====   ======      ====   ======    ====



INVESTMENTS

     As of December 31, 1995, investments totaling $66.3 million consisted of investments available for sale of $63.8 million and other investments of $2.4 million.

     Investments available for sale were comprised of U.S. Treasury securities, municipal bonds and mortgage-backed securities at December 31, 1995.
Investments available for sale represent those investments which may be sold for various reasons including changes in interest rates and liquidity considerations. These investments are reported at fair market value with unrealized gains and losses being reported as a separate component of stockholders equity, net of income taxes. The unrealized loss, net of tax, on investments available for sale totaled $386,000 and $1.4 million as of December 31, 1995 and December 31, 1994, respectively. Approximately 45.5% of investments available for sale at December 31, 1995 consisted of adjustable-rate mortgage-backed securities.

     As of December 31, 1995, other investments included an investment in a limited partnership mutual fund totaling $874,000, which was originally purchased in October 1988 at a cost of $2.0 million. The limited partnership mutual fund is primarily invested in subordinated debt and related equity securities issued in conjunction with leveraged buyouts, leveraged acquisitions and leveraged recapitalizations. Since 1988, the investment in the limited partnership mutual fund has been written down by an aggregate amount of $604,000 due to declines in its fair value. The limited partnership mutual fund has paid cash distributions to the Company of $1.8 million during the period beginning with its inception date in October 1988 through December 1995. The Company believes that the limited partnership mutual fund is in the process of liquidating its positions in such investments. The Company no longer invests in limited partnership mutual funds in accordance with its investment policy.

     The Company's investment policy places limitations on the types of investments and maximum maturities of investments held in its portfolio. Generally, corporate bonds and municipal bonds must be rated BAA or better by an independent rating service. Additionally, investments which do not meet the Federal Financial Institution Examination Council's high-risk security test are not considered acceptable unless the investment clearly limits interest rate risk. A collateralized mortgage obligation held in the Company's available for sale portfolio totaling $2.5 million as of December 31, 1995, was considered a "high-risk security" based on this test. The Company does not engage in interest rate swaps, futures contracts and the issuance of calls or options.

     INVESTMENT PORTFOLIO. The following table sets forth the carrying value and fair value of the Company's investments and the designated category within the investment portfolio.

                                                              AT DECEMBER 31,
                                          ---------------------------------------------------------
                                                1995               1994                1993
                                          -----------------  -----------------  -------------------
                                          CARRYING   FAIR    CARRYING   FAIR    CARRYING    FAIR
                                           VALUE     VALUE    VALUE     VALUE    VALUE     VALUE
                                          --------  -------  --------  -------  --------  ---------
                                                          (DOLLARS IN THOUSANDS)
HELD TO MATURITY
- ----------------
U.S. Treasury securities                                      $ 3,490   $ 3,340
Municipal bonds                                                 8,442     8,251
Mortgage-backed securities                                      4,736     4,423
                                                              -------   -------

Total                                                         $16,668   $16,014
                                                              =======   =======

AVAILABLE FOR SALE
- ------------------
U. S. Treasury securities                 $ 3,494   $ 3,540
U.S. Government sponsored agency bonds      5,000     5,001
Municipal bonds                            11,204    11,691   $ 2,770   $ 2,706
Mortgage-backed securities                 44,758    43,615    25,828    23,681
                                          -------   -------  --------   -------

Total                                     $64,456  $63,847    $28,598   $26,387
                                          =======  =======    =======   =======

OTHER INVESTMENTS
- -----------------
Federal Home Loan Bank stock              $ 1,512  $ 1,512   $ 1,535    $ 1,535   $ 1,786    $ 1,786
Limited partnership units                     874      874     1,154      1,154     1,660      1,660
Other equity securities                        25       25        25         25        43         43
                                          -------  -------   -------    -------  --------    -------

Total                                     $ 2,411  $ 2,411   $ 2,714    $ 2,714   $ 3,489    $ 3,489
                                          =======  =======   =======    =======  ========    =======

HELD FOR INVESTMENT
- -------------------
U.S. Treasury securities                                                          $ 3,487   $ 3,623
U.S. Government agency obligations                                                    740       722
Municipal bonds                                                                    11,221    11,706
Mortgage-backed securities                                                         33,028    33,038
                                                                                  -------   -------
Total                                                                             $48,476   $49,089
                                                                                  =======   =======


INVESTMENT MATURITIES

                                                       AVAILABLE FOR SALE
                                                ---------------------------------
                                                AMORTIZED      FAIR    YEAR-END
                                                  COST        VALUE    YIELD/(1)/
                                                ---------    -------   ----------
DECEMBER 31, 1995                                    (DOLLARS IN THOUSANDS)
U.S. Treasury
 Within 1 year
 1 to 5 years                                    $ 3,494      $3,540     5.95%
 5 to 10 years                                        --          --       --
 More than 10 years                                   --          --       --
                                                 -------     -------   ------
  Total                                            3,494       3,540     5.95
                                                 -------     -------   ------

U.S. Government sponsored agency bonds
 Within 1 year                                        --          --       --
 1 to 5 years                                      5,000       5,001     6.68
 5 to 10 years                                        --          --       --
 More than 10 years                                   --          --       --
                                                 -------     -------   ------
  Total                                            5,000       5,001     6.68
                                                 -------     -------   ------

Municipal Bonds
 Within 1 year                                        --          --       --
 1 to 5 years                                      3,107       3,160     4.74
 5 to 10 years                                     8,097       8,531     5.40
 More than 10 years                                   --          --       --
                                                 -------     -------   ------
  Total                                           11,204      11,691     5.22
                                                 -------     -------   ------

Adjustable rate mortgage-backed securities
 Within 1 year                                        --          --       --
 1 to 5 years                                         --          --       --
 5 to 10 years                                        --          --       --
 More than 10 years                               30,179      29,033     5.64
                                                 -------     -------   ------
  Total                                           30,179      29,033     5.64
                                                 -------     -------   ------

Fixed rate mortgage-backed securities
 Within 1 year                                        --          --       --
 1 to 5 years                                         --          --       --
 5 to 10 years                                        --          --       --
 More than 10 years                               14,579      14,582     6.32
                                                 -------     -------   ------
  Total                                           14,579      14,582     6.32
                                                 -------     -------   ------

  Total debt securities                          $64,456     $63,847     5.60%
                                                 =======     =======   ======

___________________

(1) Computed on a pre-tax basis. Balance utilized in calculating yields is amortized cost.

DEPOSITS AND OTHER SOURCES OF FUNDS

     GENERAL. In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales, FHLB advances, securities sold under agreements to repurchase and net income. Loan payments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels and are also used to fund the origination of mortgage loans designated to be sold in the secondary markets.

     DEPOSITS. Deposits are attracted principally from within the Company's primary market areas in Duval, St. Johns, Clay, and Hernando Counties, Florida. The Company offers a broad selection of deposit instruments including demand deposit accounts, NOW accounts, money market accounts, regular passbook savings accounts, term certificate accounts and retirement savings plans (such as IRA accounts). Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate.

     The Company continues to work on improving its deposit mix by promoting checking and savings deposits to reduce the Company's cost of funds. Commercial banking relationships have been emphasized in an effort to continue to increase demand deposits as a percentage of total deposits. Certificate of deposit rates are set based on asset/liability management objectives.

     Management sets the deposit rates weekly based on a review of deposit flows for the previous week, a survey of rates among competitors and other financial institutions in Florida, and the results of the most recent three and six month Treasury Bill auctions.

     As of December 31, 1995, the Company's deposits were represented by the various types of checking and savings programs described below:

                                                         PERCENTAGE
INTEREST                                                  OF TOTAL
RATE/(1)/             CATEGORY            BALANCES        DEPOSITS
- -----------  ---------------------------  --------       ----------
                                   (DOLLARS IN THOUSANDS)
  0.00%      Non-interest bearing demand  $ 36,947          14.2%
  2.99       Regular savings                15,476           5.9
  3.69       Money market                   19,813           7.6
  2.58       NOW                            30,005          11.5
  5.58       Certificates of deposit of
               $100,000 or more             35,319          13.6
  5.78       Other time deposits           122,907          47.2
                                          --------         -----

  4.28%      Total Deposits               $260,467         100.0%
                                          ========         =====
- ----------------------------

/(1)/  Represents Weighted Average Interest Rate, as of December 31, 1995.

  The Company's deposit portfolio does not contain a concentration of deposits from any one depositor or related group of depositors, with the exception of $8.0 million in certificates of deposit from the State of Florida which bear a weighted average interest rate of 6.01% as of December 31, 1995 and mature during 1996. Deposit activities are not materially affected by seasonal fluctuations.



  The following table presents the average balance of each deposit type and the average rate paid on each deposit type for the periods indicated.

                                                  AT DECEMBER 31,
                               --------------------------------------------------------
                                     1995               1994              1993
                               ----------------   ------------------  -----------------
                               AVERAGE    RATE    AVERAGE     RATE    AVERAGE     RATE
                               BALANCE    PAID    BALANCE     PAID    BALANCE     PAID
                               -------  --------  --------  --------  --------   ------
(DOLLARS IN THOUSANDS)

Non-interest bearing demand     35,851      -- %  $ 30,572       --%  $ 22,300    --%
Money Market and NOW            41,432     2.96     47,101     2.45     39,804  2.28
Regular savings                 16,644     3.03     23,974     2.52     27,503  2.53
Certificates                   149,486     5.71    134,892     4.97    146,566  5.13


     The following table sets forth at December 31, 1995, certificates of deposit of $100,000 or more by time remaining until maturity for the periods indicated.

                                               PERCENT
                           BALANCE            OF TOTAL
                           -------            ---------
                              (DOLLARS IN THOUSANDS)
Less than three months     $10,949              31.0%
Three - twelve months       16,609              47.0
More than twelve months      7,761              22.0
                           -------             -----
                           $35,819             100.0%
                           =======             =====


BORROWINGS

     The Company uses FHLB advances and securities sold under agreements from time to time to supplement its supply of funds available for lending and to meet deposit withdrawal requirements. Advances from the FHLB of Atlanta are typically secured by the Company's stock in the FHLB of Atlanta and a portion of its first mortgage loans. Advances from the FHLB of Atlanta decreased from $30.7 million as of December 31, 1994, to $15.5 million as of December 31, 1995 as a result of the Company's ability to replace the deposits which were sold in 1994 as part of the sale of the Port Richey Branch.

     The FHLB of Atlanta functions as a central reserve bank providing credit for member financial institutions. As a member, the Company is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. The Company has an established credit availability of $38.0 million with the FHLB of Atlanta. Advances from the FHLB of Atlanta as of December 31, 1995, consisted of short-term advances maturing within 90 days at a weighted average interest rate of 5.84%. The Company may request additional advances or an increase in its credit availability by applying to the FHLB of Atlanta.

     Securities sold under agreements to repurchase are financing transactions which include the sale of investment securities and the simultaneous agreement to repurchase those securities at a stated price on a specific date. As of December 31, 1995, securities sold under agreements to repurchase totaled $13.7 million while the weighted average interest rate on the financing transactions was 5.92%. The original terms of the agreements were for various periods not exceeding three months.

     The following table sets forth certain information regarding borrowings at the end of and during the periods indicated. The averaging method used is the average of end-of-month totals.

                                                    AT DECEMBER 31,
                                              ----------------------------
                                                1995      1994      1993
                                              --------  --------  --------
Weighted average rate paid as of the
date indicated on:
 FHLB of Atlanta advances                        5.82%     6.32%     4.14%
 Securities sold under agreements
  to repurchase                                  5.92%     6.18%       --

                                                 YEAR ENDED DECEMBER 31,
                                              ---------------------------
                                                1995      1994      1993
                                              -------   -------   -------
                                                     (IN THOUSANDS)

Maximum amount of borrowings
outstanding at any month end:
 FHLB of Atlanta advances                     $33,500   $33,000   $20,500
 Securities sold under agreements
  to repurchase                               $13,650   $ 8,650        --

                                                YEAR ENDED DECEMBER 31,
                                             ------------------------------
                                                1995      1994      1993
                                              -------   -------   -------
                                                    (IN THOUSANDS)

Approximate average short-term borrowings:
 FHLB of Atlanta advances                     $19,992   $23,974   $ 6,654
 Securities sold under agreements
  to repurchase                               $12,350   $ 1,331        --

                                                     DECEMBER 31,
                                              ---------------------------
                                                1995      1994      1993
                                              -------   -------   -------

Approximate weighted average rate
paid during the period indicated: /(1)/
 FHLB of Atlanta advances                        6.17%     5.39%     6.04%
 Securities sold under agreements
  to repurchase                                  6.08%     6.18%       --


DISCONTINUED OPERATIONS

     The sale of American Surety, a wholly-owned subsidiary of Community, was closed in June 1994. The terms of the sale included the payment of cash proceeds of $6.5 million, the issuance by American Surety to Community of an operating note receivable totaling $465,000, and the issuance by the buyer to Community of a non-interest bearing debenture totaling $1.8 million. A pre-tax gain was recorded on the sale of $238,000. The computation of the gain on the sale of American Surety did not include the value of the $1.8 million debenture because repayment of the debentures cannot be expected to be made solely from profits generated from the operations of American Surety. The debenture is to be paid in full by the buyer within three years from the date of its issuance.

PERSONNEL

     As of December 31, 1995, the Company had 191 full-time employees and 22 part-time employees. Employees are not represented by any collective bargaining group. The Company believes its relations with its employees to be good.

                                  APPENDIX IV

                     The CFB Annual Report to Shareholders
                     for the year ended December 31, 1995

                              CFB Bancorp
                                 1995
                             Annual Report




CORPORATE PROFILE

CFB Bancorp, Inc. is the parent company of Community First Bank which has ten full-service banking offices in Jacksonville, Orange Park, Ponte Vedra Beach and Spring Hill. Community First also has mortgage offices in Jacksonville and Dunedin.

   With $310.4 million in assets, CFB Bancorp is the largest, publicly-traded community bank in Northeast Florida. The principal business activities for Community First include mortgage banking and commercial and consumer lending. CFB Bancorp's stock is listed on the Nasdaq national market under the trading symbol of CFBN.


CONTENTS

  Consolidated Financial Highlights            1

  To Our Stockholders and Friends              2

  Management's Discussion                      4

  Consolidated Financial Statements           11

  Notes to Consolidated Financial Statements  15

  Independent Auditors' Report                29

  Board of Directors                          30

  Officers                                    31

  Directory                                   32



CONSOLIDATED FINANCIAL HIGHLIGHTS

CFB Bancorp and Subsidiary

  For the Year (in thousands)     1995     1994     1993     1992     1991

  Interest income               $21,589  $18,581  $17,865  $19,517 $ 21,391
  Interest expense               12,288    9,500    9,369   11,151   15,422
  Net interest income             9,301    9,081    8,496    8,366    5,969
  Provision for loan losses           5      240      611      867      818
  Other income                    5,016    5,725    5,220    3,613    2,545
  Other expenses                 12,504   12,053   11,988    8,928    7,586
  Income taxes                      465      764      264      679       30
  Income from
    continuing operations         1,343    1,749      853    1,505       80
  Income (loss) from
    discontinued operations, net             151      251      (44)     465
  Net income                    $ 1,343  $ 1,900  $ 1,104  $ 1,461  $   545

  Per Share Data
  Income from
    continuing operations         $0.64    $0.86    $0.42    $0.78    $0.05
  Net income                       0.64     0.93     0.55     0.76     0.28
  Book value                      10.08     9.05     8.79     8.23     7.46
  Stock price:

    High                          19.00    11.50    11.50     8.00     9.75
    Low                            9.50     9.50     7.50     5.50     8.75
    Close                         19.00    10.88     9.50     7.50     8.75

Key Performance Ratios
 Return on average assets         0.45%    0.68%    0.42%    0.58%    0.22%
 Return on average
   stockholders' equity           7.25    10.93     6.76     9.60     3.89
 Stockholders' equity to
   total assets                   6.35     6.20     6.12     6.20     5.66
 Leverage capital ratio           6.27     6.21     5.53     5.83     4.90
 Total risk-based capital ratio  11.84    11.96    10.53    10.43     9.10

  At Year-end(in thousands)

 Investments                  $ 66,259  $ 45,769  $ 51,964  $ 49,936 $ 52,334
 Loans, net                    205,814   195,688   167,144   162,100  158,247
 Total assets                  310,442   280,704   276,283   254,546  252,728
 Deposits                      260,467   222,548   235,619   232,009  233,724
 Borrowings                     29,150    39,350    20,500     3,000    3,000
 Stockholders' equity           19,708    17,416    16,913    15,777   14,316



TO OUR STOCKHOLDERS AND FRIENDS

BUILDING VALUE

These two words express the primary goal of CFB Bancorp, Inc. and its subsidiary, Community First Bank. This goal has guided our efforts since forming our company fifteen years ago. When value is created, both stockholders and customers benefit.

STOCKHOLDER VALUE

Over the years, we have created value for our stockholders in a number of different ways. We have consistently expanded our asset base by emphasizing internal growth, building our branch network and maintaining good asset quality.

 With this approach, we surpassed $300 million in total assets for the first time in 1995. We also expanded our branch network to ten branch offices at the end of 1995 from one branch office in 1981. Our newest branch office is strategically located in an area of Jacksonville which represents a new growth market for Community First.

 In addition to internal expansion, asset quality is also critical to creating stockholder value. Value was created in this area through developing a diversified loan portfolio while reducing nonperforming assets. Our loan portfolio is increasingly diversified between residential, commercial and consumer loans. Commercial and consumer loans represent 28% of our loan portfolio at the end of 1995, up from 14% just three years ago.

 Nonperforming assets at the end of 1995 were $2.1 million, down from $7.3 million in 1992. Our success in this area is due to consistent credit standards and aggressive management of nonper-forming assets.

CUSTOMER VALUE

Service delivery is a key element in creating customer value.
Our customers appreciate the value we create for them every day through our personalized, community bank service. "Community First-It's In Our Name" was the common theme in our 1995 marketing program. We utilized these marketing efforts to increase customer awareness of our service approach in the markets we serve.

 In addition to how we deliver service to our customers, another key element in creating customer value is the actual services we provide to our customers. With products such as totally free checking, low fee checking and commercial checking, our checking products and services arc designed to meet the needs of individuals, families and businesses who seek quality bank service without high bank fees.

 Strong deposit growth during 1995 reflects how our customers have recognized and responded to our service approach. During the year, deposits increased to $260 million from $223 million at the end of 1994.

 Creating value attracts attention. Many of you already know that in November 1995, Compass Bancshares, Inc. offered to acquire CFB Bancorp and its subsidiary, Community First Bank, in a transaction valued at approximately $43 million. In February 1996, a definitive agreement was signed for this proposed merger which is subject to both regulatory approval and the approval of our stockholders. If approved, this transaction is expected to be completed in the third quarter of 1996.

 We will continue to operate as a community bank, earning the trust of our customers by demonstrating a personal interest in each one. We are still a community-style bank and we will stay true to our identity in the marketplace.

FUTURE VALUE

We are delighted that Compass Bank recognizes the stockholder and customer value we have created over the years. We look forward to sharing in the resources which the $10 billion Compass Bank will bring to Community First Bank. These big bank resources, along with the community bank service our customers have come to expect, will provide a unique blend of synergies and quality services.

 Our stockholders and customers should both be winners and this is the direct result of our outstanding team of employees and their dedication to their customers. We also thank our stockholders and customers for their continued support and loyalty over the years. Our employees, stockholders, and customers are the people that have made us the fine, community-based bank we are today and who will help us continue to "build value" for the future.

Jack C. Demetree

Chairman of the Board and Chief Executive Officer



A. Richardson Tosh

President



MANAGEMENT'S DISCUSSION
- --------------------------
CFB Bancorp and Subsidiary

HIGHLIGHTS

CFB Bancorp, Inc. ("CFB", or the "Company" when discussed collectively with Community First Bank) continued its efforts to improve asset quality, increase its customer base and improve oper-ating efficiencies during 1995.
 Nonperforming assets totaled $2.1 million at year-end, down from $3.9 million a year ago. Loan recoveries were significantly higher in 1995 and the Company successfully sold a $2.5 million property held in other real estate.

 In August 1995, the Company opened its newest branch office location in Jacksonville. This branch is strategically located in an area of Jacksonville that is experiencing steady growth.
 In October 1995, the Company restructured its operations and consolidated its mortgage production offices in Southwest Florida as part of management's strategy to reduce costs and increase profits.
 During 1995, the Company experienced strong growth in loans, investments and deposits. This growth helped the Company surpass $300 million in total assets for the first time in its fifteen year history.

EARNING ASSETS

Earning assets, consisting of loans and investments which provide interest income, grew to $276.3 million at December 31, 1995, an 11.6% increase over the prior year. This increase is due to strong loan growth in both residential and commercial lending.
 The Company receives local market deposits and invests these funds in either high quality loans or investments. Loans are generally preferred because they provide a higher risk-adjusted rate of return. The Company maintains its investment portfolio to manage liquidity and interest rate risk.

LOANS Loans increased 4% during the year and represented 76% of earning assets at the end of 1995. Much of this new growth occurred in commercial and consumer lending. Since converting to a commercial bank in 1990, the Company has continued to diversify its loan portfolio by emphasizing commercial and consumer loan products. The Company continues to originate a large volume of residential mortgage loans, most of which are sold in the secondary market.
 Commercial and consumer loans increased by 32% to $71.3 million at the end of 1995 from $53.5 million at December 31, 1994. The significant growth reflects the successful efforts of our commercial and consumer lenders to create solid banking relationships with both new and existing customers.

                       [GRAPH APPEARS HERE]

LOAN PORTFOLIO COMPOSITION         1991           1992           1993           1994           1995
- -------------------------------------------------------------------------------------------------------
Residential                     121,173,323    119,415,622    119,823,511    137,525,713    129,772,503
Commercial                       20,488,393     24,584,850     29,079,641     43,454,963     58,734,088
Consumer                          6,785,517      7,208,085      5,562,307      7,517,506     10,586,060
Construction                      9,799,805     10,891,156     12,678,743      7,189,719      6,721,220
                                -----------------------------------------------------------------------
      TOTALS                    158,247,038    162,099,713    167,144,203    195,687,901    205,813,871
                                =======================================================================


 During 1995, residential lending activities were reduced as interest rates rose steadily before declining later in the year. Loan originations were $77.5 million compared to $123.7 million the previous year. As a result, loan sales declined by 15.7% to $86 million in 1995 from $102 million in 1994.
 Management carefully adjusts the Company's residential loan portfolio mix by maintaining primarily adjustable-rate and short-term mortgage loans in the loan portfolio and selling long-term, fixed-rate mortgage loans in the secondary market. At the end of 1995, 87% of the residential loan portfolio either reprices annually or matures within five years.

INVESTMENTS The investment portfolio consists of U.S. government obligations, mortgage backed certificates, and municipal bonds. These investments are categorized as either "held to maturity" or "available for sale" based on management's intent. Investments totaled $66.3 million as of December 31, 1995 compared to $45.8 million as of the end of 1994.
 The Company increased its investment portfolio in 1995 to provide greater flexibility in managing liquidity and to further utilize borrowing arrangements where investments are pledged as collateral to obtain lower interest rates on borrowings.

INVESTMENTS HELD TO MATURITY During 1995, the Financial Accounting Standards Board permitted financial institutions to reclassify all or a portion of their held to maturity investment portfolios without penalty. Under this provision, management reclassified all investments held to maturity as investments available for sale to provide greater flexibility in managing the Company's investment portfolio,

INVESTMENTS AVAILABLE FOR SALE Investments categorized as available for sale totaled $63.8 million at December 31, 1995. These investments are purchased to provide a stable source of interest income and may be sold for various reasons including asset-liability management needs and liquidity considerations.
 Investments available for sale had a weighted average yield of 5.60% (unadjusted for the tax equivalent yield of tax-exempt bonds). These investments are reported at fair value with an unrealized loss, net of tax, of $386,000 at the end of 1995, recorded as a separate component of stockholder's equity. Management considers this unrealized loss to be temporary.

ASSET QUALITY

During 1995, management made significant progress in improving overall asset quality as nonperforming assets were significantly reduced. In addition, management carefully reviewed the Company's loan portfolio to reduce net chargeoffs and ensure the adequacy of the loan loss reserve. These actions helped minimize credit risk and strengthened the overall loan portfolio.

NONPERFORMING ASSETS Nonperforming assets declined 46% to $2.1 million, or 1.02% of net loans at December 31, 1995 from $3.9 mil-lion at December 31, 1994, or 1.98% of net loans. Nonperforming assets at December 31, 1995 consisted of $1.7 million in nonperforming loans and $419,000 in other real estate.

 Nonperforming loans are classified as such when the accrual of interest is stopped, typically when a loan becomes 90 days delinquent. Loans are reclassified to accrual status only when interest and principal payments are restored and future payments are reasonably anticipated. Other real estate is primarily loan collateral for which the Company has retained possession of in satisfaction of a nonperforming loan. Once the Company obtains clear title to other real estate, attempts are made to sell the property under favorable circumstances in a timely manner.

                               [GRAPH GOES HERE]

NONPERFORMING ASSETS (In Thousands) 1991     1992      1993     1994    1995
- ----------------------------------------------------------------------------
Other Real Estate                  5,602    2,696     1,277    3,063     419
Nonperforming loans                5,453    4,643     3,426      812   1,682
                                  ------------------------------------------
   Total Nonperforming assets     11,055    7,339     4,703    3,875   2,101
                                  ==========================================

 Other real estate declined to $419,000 from $3.1 million at the end of 1994. This decline was primarily due to the successful sale of the Company's largest nonperforming asset, a $2.5 million commercial real estate property held in other real estate.

PROVISION AND ALLOWANCE FOR LOAN LOSSES The loan loss provision was $5,000 in 1995 compared to $240,000 in 1994. The provision for loan losses is a charge to earnings in the current period needed to maintain the allowance for loan losses at an adequate level. The significant decline was due to the overall improvement in credit quality and recoveries of previously charged-off loans.
 The allowance for loan losses represents a reserve for potential losses on loans in the loan portfolio. The appropriate level of the allowance is based upon careful analysis and review of the loan portfolio and reflects an amount which management considers adequate to provide for possible losses. Accordingly, the allowance for loan losses increased to $1.7 million at the end of 1995 compared to $1.2 million at the end of 1994. This increase was primarily due to higher loan recoveries of $700,000 in 1995 compared to $106,000 in 1994.

FUNDING SOURCES

The primary lending and investment funding sources for the Company consist of both deposits and borrowings.

DEPOSITS Deposits grew $38.0 million during the year to $260.5 million at December 31, 1995 from $222.5 million at December 31, 1994. Deposit growth during 1995 was primarily the result of increased marketing efforts and the addition of a new branch office during the year.
 Time deposits increased 22% to $158.2 million at the end of 1995 from $129.2 million at the end of 1994. Most of this growth occurred early in 1995 as customers responded favorably to a competitive time deposit product offered by the Company. Time deposits represented 61% of total deposits compared to 58% at the end of 1994.
 Other changes in the deposit mix resulted from transaction account growth. These accounts include both checking and money market accounts. During the year, transaction accounts grew 17% to $86.8 million at the end of 1995 from $74.3 million at the end of 1994.
 Overall, the changes in the deposit base during the year were consistent with management's strategy of further diversifying the deposit portfolio while increasing the level of transaction accounts.

                               [GRAPH GOES HERE]


DEPOSIT BASE COMPOSITION      1991         1992        1993         1994          1995
- ------------------------------------------------------------------------------------------
Time Deposits              163,915,202  148,756,434  137,899,420  129,246,145  158,226,323
Checking                    43,402,166   54,639,579   71,566,563   74,262,209   86,764,493
Savings                     26,406,632   28,613,423   26,152,670   19,039,587   15,475,798
                           ---------------------------------------------------------------
                           233,724,000  232,009,436  235,618,653  222,547,941  260,466,614
                           ===============================================================

BORROWINGS Total borrowings decreased 26% to $29.2 million at the end of 1995 from $39.4 million at the end of 1994. During the year, management consistently implemented its strategy of reducing borrowings by increasing the Company's core deposit base.
 Borrowings consisted of advances from the Federal Home Loan Bank of Atlanta totaling $15.5 million and reverse repurchase agreements totaling $13.7 million at the end of 1995. Advances are short-term and at variable rates of interest. Reverse repurchase agreements are for specified terms not exceeding three months and are at fixed rates of interest. The weighted average interest rate on all borrowings as of December 31, 1995 was 5.86% compared to 6.28% at the end of 1994.

REGULATORY CAPITAL REQUIREMENTS

Current Federal Reserve Bank ("FRB") minimum capital requirements establish a minimum 3% leverage capital ratio requirement for the most highly-rated bank holding companies. All other bank holding companies will need to meet a minimum leverage ratio that is at least 100 to 200 basis points above 3%. Under the FRB's riskbased regulation, a bank holding company must classify its assets and certain off-balance sheet activities into categories, and maintain specified levels of capital for each category. Furthermore, a bank holding company must maintain a total risk-based capital ratio of 4% by December 31, 1993. As of December 31, 1995, the Company had a leverage capital ratio of 6.27%, a Tier 1 risk-based capital ratio of 10.90% and a total riskbased capital ratio of 11.84%.

LIQUIDITY AND CAPITAL RESOURCES

As a Florida-chartered commercial bank, Community First Bank is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total non-transaction accounts subject to certain restrictions. This reserve may consist of cash-on-hand, demand deposits due from correspondent banks, and other investments and short-term marketable securities. At December 31, 1995, cash and other qualifying liquid assets were $53.1 million, or 20% of deposits, well in excess of the minimum requirements.
 Principal sources of liquidity are increases in deposits and loan principal repayments. Other sources of liquidity include advances from the Federal Home Loan Bank of Atlanta, reverse repurchase agreements, and the sale of mortgage loans in the secondary market.
 At December 31, 1995, the Company had loan commitments approximating $33.1 million. Commitments, which are disbursed subject to certain limitations, extend over periods of time with the majority disbursed within a three month period. Management anticipates that the funds necessary to meet these commitments will be available.

EARNINGS

The Company had consolidated net income of $1.3 million in 1995 compared to $1.9 million in 1994. Earnings per share for the years ended December 31, 1995 and 1994 were $0.64 and $0.93, respectively. The decrease in earnings resulted from lower gains on the sale of mortgage servicing rights and the recognition of an impairment valuation adjustment for the Company's capitalized mortgage servicing rights. In 1994, the Company recognized a one-time gain on the sale of a branch office and its related deposits.

NET INTEREST INCOME Net interest income, the difference between the interest earned on loans and investments and the interest paid for deposits and borrowings, represents the largest component of the Company's earnings. For 1995, net interest income was $9.3 million compared to $9.1 million in 1994.
 This increase in net interest income is largely due to a higher level of average earning assets during 1995 compared to 1994. The interest rate spread remained relatively constant during both years.
 The interest rate spread represents the difference between the average yield on earning assets and the average rate paid on deposits and borrowings. The interest rate spread is affected by changes in interest rates and by changes in overall asset/liability volumes.
 The Company's interest rate spread declined to 3.27% for 1995 from 3.60% for 1994 as the average yield on earning assets increased to 7.75% for 1995 from 7.36% for 1994 while the average cost of deposits and borrowings increased to 4.48% for 1995 from 3.74% for 1994. A significant portion of the Company's deposit base consists of time deposits which are generally more sensitive to changes in interest rates than the majority of the Company's earning assets, most of which are residential mortgage loans.


                               [GRAPH GOES HERE]

INTEREST RATE SPREAD        1991     1992     1993      1994    1995
- ----------------------------------------------------------------------
Yield on Earning Assets     9.82%    8.44%    7.55%    7.36%    7.75%
Cost of Funds               6.88%    4.92%    3.95%    3.76%    4.48%
Interest Rate Spread        2.94%    3.52%    3.60%    3.60%    3.27%


 Consequently, the Company's average cost of deposits and borrowings increased more rapidly than its yield on earnings assets during the rising interest rate environment that prevailed during most of 1995. Management is continuing its efforts to increase the Company's average yield on earning assets through increased commercial lending while reducing its average cost of deposits and borrowings by promoting transaction account deposit growth.

 OTHER INCOME Other income decreased 12% to $5.0 million from $5.7 million in 1994. The decrease is due to lower gains on the sale of mortgage servicing rights and a one-time gain in 1994 on the sale of a branch office and its related deposits.
 During 1995, the Company sold the mortgage servicing rights to $97.0 million principal amount of mortgage loans at a gain of $235,000 compared to $89.4 million principal amount of mortgage loans at a gain of $1.1 million in 1994. The lower gains realized in 1995 resulted from selling mortgage servicing rights which carried a higher cost basis relative to those sold in 1994.
The Company's loan servicing portfolio increased to $564.4 million at December 31, 1995 from $511.9 million at December 31, 1994. This helped increase loan servicing fee income to $666,000 for 1995 from $467,000 for 1994.
 The gain on the sale of other real estate was higher in 1995 due to the sale of the Company's largest nonperforming asset at a gain of $221,000.

 OTHER EXPENSES Other expenses increased 4% to $12.5 million in 1995 from $12.1 million in 1994 primarily because of the recognition of a $423,000 impairment valuation adjustment for the Company's capitalized mortgage servicing rights. The impairment adjustment was the result of a decline in the fair value of the capitalized mortgage servicing rights caused by estimates of increased prepayments of the underlying mortgage loans.
 Apart from recognizing the mortgage servicing rights impairment, other expenses were held relatively constant in a year where the Company experienced significant deposit growth. This is attributed to management's ongoing efforts to control operating costs.
 Increases in certain operating costs were offset by savings in other areas. For example, while both professional fees and data processing expenses were higher in 1995, other expenses were lower due to successful cost control measures.
 The writedown of investment in equity security decreased to $93,000 in 1995 from $309,000 in 1994. This writedown resulted from adjusting an investment in a limited partnership mutual fund to its fair value of $874,000 at December 31, 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

The Company had consolidated net income of $1.9 million in 1994 compared to $1.1 million in 1993. Earnings per share for the years ended December 31, 1993 and 1992, were $0.93 and $0.55, respectively.
 The earnings increase was due primarily to improvements in asset quality, the sale of the Company's insurance subsidiary and the sale of a branch office location. As a reflection of the improved earnings, return on assets grew to 0.68% from 0.42% in 1993. Likewise, return on average stockholders' equity rose to 10.93% from 6.76% in 1993.
 Asset quality improvements were reflected in a lower provision for loan losses as a direct result of reductions in both nonperforming assets and loan chargeoffs. Nonperforming assets declined to $3.9 million at the end of 1994 from $4.7 million at the end of 1995. Likewise, net chargeoffs for 1994 totaled
$100,000 compared to $1.2 million in 1993.

NET INTEREST INCOME Net interest income was $9.1 million in 1994 compared to $8.5 million in 1993. The improvement was due to a higher level of earning assets during 1994 compared to 1993.
 Interest expense on deposits declined due to the sale of a branch office and its related deposit base in 1994, but interest expense on FHLB advances increased as additional borrowings were utilized to fund the transfer of the deposit base for this branch office.

OTHER INCOME Other income increased to $5.7 million in 1994 from $5.2 million in 1993. This increase was due to an increase in customer service fees, higher loan servicing fees, and the one-time gain recognized on the sale of the branch office in 1994. Lower gains on the sale of loans in 1994 were partially offset by gains on the sale of mortgage servicing rights.

OTHER EXPENSES Other expenses were $12.1 million in 1994 compared to $12.0 million in 1993. Decreases in operating expenses were offset by a $309,000 writedown of an investment in an equity security which resulted from a decline in the value of this investment.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

 As of December 31, 1995 and 1994

 Assets                                              1995           1994
 Cash and cash equivalents:
   Cash and due from banks                        $ 5,980,516    $ 1,422,754
   Interest bearing deposits                       12,482,689     14,085,613
                                                 -------------  -------------
 Total cash and cash equivalents                   18,463,205     15,508,367
 Investments:
   Held to maturity, at amortized cost                            16,668,123
   Available for sale, at fair value               63,847,452     26,386,567
   Other investments                                2,411,186      2,714,537
                                                 -------------  -------------
 Total investments                                 66,258,638     45,769,227
 Loans - net                                      205,813,871    195,687,901
 Loans held for sale                                4,243,620      6,161,583
 Premises and equipment - net                       4,692,083      5,036,057
 Other real estate - net                              418,695      3,063,162
 Accrued interest receivable                        1,938,234      1,473,126
 Mortgage servicing rights - net                    7,025,266      6,285,930
 Deferred income taxes                                757,918      1,072,143
 Income taxes receivable                               97,392
 Other assets                                         733,541        646,714
                                                 -------------  -------------
 Total assets                                    $310,442,463   $280,704,210
                                                 =============  =============

 Liabilities and Stockholders' Equity
 Deposits                                        $260,466,614   $222,547,941
 Advances from Federal Home Loan Bank              15,500,000     30,700,000
 Securities sold under agreements to repurchase    13,650,000      8,650,000
 Accrued interest payable                             198,984        208,976
 Income taxes payable                                                125,896
 Other liabilities                                    918,393      1,055,574
                                                 -------------  -------------
 Total liabilities                                290,733,991    263,288,387

 Commitments and Contingencies (Notes 4 & 10)

 Stockholders' Equity
 Common stock, $0.01 par value:
   15,000,000 shares authorized; 1,955,680 and
   1,925,242 shares issued and outstanding             19,557         19,252
 Additional paid-in capital                        13,811,447     13,590,116
 Retained earnings                                  6,263,639      5,210,643
 Unrealized loss on investments available for
   sale, net of income taxes                         (386,171)    (1,404,188)
                                                 -------------  -------------
 Total stockholders' equity                        19,708,472     17,415,823
                                                 -------------  -------------

 Total liabilities and stockholders' equity      $310,442,463   $280,704,210
                                                 =============  =============


See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME

For Each of the Three Years in the Period Ended December 31, 1995

                                                1995        1994        1993
Interest Income
 Interest on loans                          $17,286,230 $15,079,641 $14,584,399
 Interest on investments:
   Taxable                                    3,717,764   2,912,953   2,780,151
   Tax-exempt                                   585,154     588,395     500,839
                                            ----------- ----------- -----------
 Total interest income                       21,589,148  18,580,989  17,865,389

Interest Expense
 Interest on deposits                        10,361,227   8,292,459   8,972,585
 Interest on FHLB advances                    1,146,340   1,116,267     396,671
 Interest on repurchase agreements              780,673      90,910
                                            ----------- ----------- -----------
 Total interest expense                      12,288,240   9,499,636   9,369,256
                                            ----------- ----------- -----------
 Net interest income                          9,300,908   9,081,353   8,496,133
Provision for loan losses                        5,000     240,225     611,059
                                            ----------- ----------- -----------
 Net interest income after provision for
  loan losses                                 9,295,908   8,841,128   7,885,074

Other Income
 Customer service fees                        1,938,155   1,886,839   1,601,742
 Loan servicing fees, net                       665,622     467,012      99,254
 Gain on sale of loans                        1,295,933   1,198,518   2,709,307
 Gain on sale of mortgage servicing rights      235,283   1,063,900
 Gain on sale of other real estate              255,159      33,490       5,667
 Gain on sale of branch office                              483,350
 Gain on sale of investments                                 31,106     117,365
 Other                                          625,743     560,302     687,098
                                            ----------- ----------- -----------
   Total other income                         5,015,895   5,724,517   5,220,433

Other Expenses
 Salaries and employee benefits               6,160,282   5,974,212   5,973,489
 Occupancy and equipment                      1,835,010   1,860,775   1,692,359
 Insurance                                      661,895     767,678     780,397
 Professional fees                              620,039     500,528     469,459
 Maintenance of other real estate               117,197     126,377     329,585
 Data processing                                330,083     146,432     254,165

 Advertising and promotion                      400,558     264,560     288,796
 Provision for mortgage servicing rights
  impairment                                    423,126
 Writedown of investment in equity security      93,448     308,948
 Other                                        1,861,676   2,103,592   2,199,958
                                            ----------- ----------- -----------
   Total other expenses                      12,503,314  12,053,102  11,988,208
                                            ----------- ----------- -----------
  Income from continuing operations before
    provision for income taxes                1,808,489   2,512,543   1,117,299
  Provision for income taxes                    465,322     763,602     264,235
                                            ----------- ----------- -----------
  Income from continuing operations           1,343,167   1,748,941     853,064
Discontinued operations:
 Income from discontinued operations,
   net of income taxes of $92,330                                       251,517
 Gain on sale of American Surety &
   Casualty Holding Company, net
   of income taxes of $87,043                               151,433
                                            ----------- ----------- -----------
  Net Income                                $ 1,343,167 $ 1,900,374 $ 1,104,581
                                            =========== =========== ===========

Earnings Per Share
 Continuing operations                            $0.64       $0.86       $0.42
 Discontinued operations                                       0.07        0.13
                                            ----------- ----------- -----------
 Net income                                       $0.64       $0.93       $0.55
                                            =========== =========== ===========

 See Notes To Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For Each of the Three Years in the Period Ended December 31, 1995


                                                                       Unrealized
                                             Additional              Gain (Loss) on     Total
                             Common Stock      Paid-in    Retained    Investments,   Stockholders'
                           Shares    Amount    Capital    Earnings        Net           Equity
Balance at December 31,
 1992                   1,453,368  $ 14,534  $ 9,306,649 $ 6,456,308                 $ 15,777,491
Stock dividend            290,665     2,906    2,322,414  (2,325,377)                         (57)
Stock options exercised     5,000        50       31,210                                   31,260
Net income                                                 1,104,581                    1,104,581
                        ---------- --------- ------------ ----------  -------------- -------------

Balance at December 31,
 1993                   1,749,033    17,490   11,660,273   5,235,512                   16,913,275

Cumulative effect of
 change in method of
 accounting for
 investments, net of
 income taxes (Note 1)                                                 $     33,428        33,428
Stock dividend            175,009     1,750    1,923,351  (1,925,243)                        (142)
Stock options exercised     1,200        12        6,492                                    6,504
Net change in unrealized
 loss on investments
 available for sale,
 net of income taxes                                                     (1,437,616)   (1,437,616)
Net income                                                 1,900,374                    1,900,374
                        ---------- -------- ------------- ----------- -------------- -------------

Balance at December 31,
 1994                   1,925,242   19,252    13,590,116   5,210,643     (1,404,188)   17,415,823
Cash dividends paid                                         (290,171)                    (290,171)
Stock options exercised    31,230      313       231,223                                  231,536
Common stock canceled        (792)      (8)       (9,892)                                  (9,900)
Net change in
 unrealized loss on
 investments available
 for sale, net of
 income taxes                                                             1,018,017     1,018,017
Net income                                                 1,343,167                    1,343,167
                       ---------- -------- -------------- ----------- -------------- -------------

Balance at December 31,
 1995                  1,955,680  $19,557    $13,811,447  $6,263,639    $  (386,171)  $19,708,472
                       ========== ======== ============== =========== ============== =============

See Notes To Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

For Each of the Three Years in the Period Ended December 31, 1995

                                                1995         1994          1993
Operating Activities
Net income                                  $ 1,343,167  $ 1,900,374   $ 1,104,581
Reconcilement of net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                 702,373      858,013       766,004
  Amortization of mortgage servicing rights     848,410      978,794     1,344,545
  Provision for loan losses                       5,000      240,225       611,059
  Provision for mortgage servicing rights
   impairment                                   423,126
  Accretion of deferred loan fees              (509,659)    (442,275)     (721,883)
  Gain on sale of investments and loans      (1,295,933)  (1,229,624)   (2,718,917)
  Gain on sale of mortgage servicing rights    (235,283)  (1,063,900)
  Writedown of investment in equity security     93,448      308,948


  Net (gain) loss on sale of other real
   estate                                      (215,144)     166,750       203,892
  Proceeds from sales of residential
   mortgage loans                            86,724,862  102,772,002   125,803,949
  Originations of loans held for sale       (88,460,292) (85,402,259) (135,519,223)
  Other - net                                (1,231,113)   1,551,105    (1,017,784)
                                            ------------ ------------ -------------
    Total adjustments                        (3,150,205)  18,737,779   (11,248,358)
                                            ------------ ------------ -------------
 Net cash provided by (used in)
  operating activities                       (1,807,038)  20,638,153   (10,143,777)

Investing Activities
 Purchases of available for sale
  investments                               (15,596,820)  (2,907,656)
 Purchases of held to maturity investments                (4,706,250)
 Purchases of investments                                              (23,881,999)
 Proceeds from sale and maturities of
  available for sale investments                162,600    9,184,352
 Proceeds from sale and maturities of
  investments                                                            9,245,575
 Principal repayments on investments            853,789    1,824,846    14,401,220
 Net increase in loans                       (7,797,357) (31,235,504)   (3,834,800)
 Proceeds from sales of other real estate       933,854      731,435     1,272,302
 Purchases of mortgage servicing rights      (2,528,961)  (2,321,891)   (3,290,305)
 Proceeds from sales of mortgage
  servicing rights                            1,362,722    1,457,005
 Proceeds from sale of insurance
  subsidiary                                               4,549,189     2,000,000
 Purchases of premises and equipment,
  net of disposals                             (287,989)    (200,943)   (2,210,336)
                                            ------------ ------------ -------------
 Net cash used in investing activities      (22,898,162) (23,625,417)   (6,298,343)
                                            ------------ ------------ -------------

Financing Activities
 Decrease in deposits from sale of branch                (33,783,506)
 Net increase in demand, NOW, savings and
  money market accounts                       8,938,495    3,685,930    14,466,231
 Net increase (decrease) in certificates
  of deposit                                 28,980,178   16,155,272   (10,857,014)
 Net increase (decrease) in Federal Home
  Loan Bank advances                        (15,200,000)  10,200,000    17,500,000
 Net increase in securities sold under
  agreements to repurchase                    5,000,000    8,650,000
 Cash dividends                                (290,171)
 Proceeds from issuance of common stock         231,536        6,504        27,100
                                            ------------ ------------ -------------
 Net cash provided by financing activities   27,660,038    4,914,200    21,136,317
                                            ------------ ------------ -------------
Net increase in cash and cash equivalents     2,954,838    1,926,936     4,694,197
Cash and cash equivalents at beginning of
 period                                      15,508,367   13,581,431     8,887,234
                                            ------------ ------------ -------------
Cash and cash equivalents at end of period  $18,463,205  $15,508,367  $ 13,581,431
                                            ============ ============ =============


For the years ended December 31, 1995, 1994 and 1993, interest of $12.3 million, $9.4 million and $9.3 million was paid, respectively. Income taxes of $960,000, $891,000 and $778,000 were paid in the years ended December 31, 1995, 1994 and 1993, respectively. During the years ended December 31, 1995, 1994 and 1993, $318,000, $2.9 million and $1.5 million in loans were transferred to other real estate, respectively. The Company paid stock dividends amounting to $1.9 million and $2.3 million in 1994 and 1993, respectively. The Company capitalized excess servicing fees on the sale of loans amounting to $238,000 in 1993.

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For Each of the Three Years in the Period Ended December 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY - CFB Bancorp, Inc. (the "Holding Company") was incorporated under Florida law on July 15, 1994 as a bank holding company. On December 31, 1994, all shares of common stock of Community First Bank (the "Bank") were exchanged, on a one-for-one basis, for 1,925,242 shares of common stock, with a $0.01 par value in the Holding Company. At the same time, the Holding Company became the parent company for the Bank. Accordingly, common stock value was reclassified to additional paid-in capital and prior year amounts have been restated.

The accounting and reporting policies of the Holding Company and its subsidiary (collectively, the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes these policies and practices:

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of CFB Bancorp and its wholly-owned subsidiary, Community First Bank, and its wholly-owned subsidiary, Community Savings Mortgage Company. All significant intercompany balances and transactions have been eliminated. On July 8, 1993 (the "measurement date"), the Company adopted a formal plan of disposal for its insurance subsidiary, American Surety and Casualty Holding Company, and its wholly-owned subsidiary, American Surety and Casualty Company (collectively, "ASCH"). ASCH was sold on March 7, 1994. The results of operations of ASCH have been reported as discontinued operations (See note 17).

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash and due from banks and interest bearing deposits. Interest bearing deposits consist primarily of amounts due from other financial institutions and overnight funds with an original maturity of less than three months.

INVESTMENTS - On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), which addresses the accounting and reporting for certain investments in debt and equity securities. This Statement requires that debt securities for which the Bank has the positive intent and ability to hold to maturity to be classified as investments held to maturity and reported at amortized cost. Securities are classified as trading securities if bought and held principally for the purpose of selling them in the near future. No investments are held for trading purposes. Securities not classified as held to maturity are classified as available for sale, and reported at fair value with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of stockholders' equity until realized. Other investments consist of Federal Home Loan Bank stock, a limited partnership mutual fund and other equity securities, which do not have a readily determinable fair value because ownership in these investments is restricted and they are not traded in a recognized market.

The effect of the initial adoption of SFAS No. 115 was to increase stockholders' equity as of January 1, 1994 by $33,428, net of income taxes of $19,215.

Under SFAS No. 115, financial institutions are prohibited from reclassifying held to maturity investments to the available for sale category unless certain conditions are met. During 1995, the Financial Accounting Standards Board issued SFAS No. 115 implementation guidelines which permitted financial institutions a one-time opportunity to reassess the appropriateness of all investment security classifications and to transfer securities classified as held to maturity to available for sale without calling into question management's intent to hold other investment securities to maturity in the future. Accordingly, the Company transferred all held to maturity investments with an amortized cost of $16,704,764 to available for sale in December 1995. The unrealized gains related to this transfer were $684,509.

Gains and losses on sales of investment securities are recognized upon disposition based upon the adjusted cost of the specific security.

LOANS - Interest income on loans is accrued based on the outstanding daily balances. Interest income on all other loans, except for those designated as non-accrual loans is recognized only as collected. Non-accrual loans are those which management has determined represent more than normal risk of collectibility of future interest regardless of the presence of collateral which may be sufficient to provide for ultimate payment. Loan origination fees and certain direct origination costs are capitalized and are amortized using the interest method over the contractual lives of the related loans.

ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. The allowance for loan losses is increased by charges against income and decreased by chargeoffs (net of recoveries). Chargeoffs to the allowance are made when the loan is considered uncollectible or is transferred to real estate owned. Recoveries are credited to the allowance. Management's periodic evaluation of the adequacy of the allowance is based upon the Company's past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management uses the best information available to make such determinations, additional provision for loan losses may be required to be established in the future should economic or other conditions change substantially.

Impaired loans are loans for which it is probable that the creditor will be unable to collect all amounts due according to the contract terms of the loan agreement. The Company's impaired loans include nonaccrual loans, troubled debt restructurings, and large loans more than 90 days delinquent in which full payment of principal and interest is not expected. Cash receipts on impaired loans are used to reduce principal balances. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Impairment losses are measured by the present value of expected future cash flows discounted at the loan's effective interest rate, or at either the loan's observable market price or the fair value of the collateral.
Adjustments to impairment losses due to changes in the fair value of an impaired loan's underlying collateral are included in provision for loan losses. Upon disposition of an impaired loan, any related valuation allowance is reversed through a chargeoff to the allowance for loan losses.

Large groups of smaller balance homogeneous loans (installment, home equity and single family mortgage loans) are collectively evaluated for impairment. Nonaccrual large loans, trouble debt restructurings, performing large loans and large loans more than 90 days past due in which full payment of principal and interest is not expected are individually evaluated for impairment.

LOANS HELD FOR SALE - Loans held for sale are principally fixed-rate mortgage loans on one-to-four family units originated by the Bank for which the intent of management is to sell the loans at some point in the future. Loans held for sale are reported at the lower of cost or market value, determined on an aggregate basis, net of unamortized loan origination fees and related costs.

In the normal course of its business, the Company enters into mandatory formal delivery commitments with investors to hedge its interest rate risk on fixed-rate mortgage loans, both closed and committed. Loans subject to mandatory forward commitments are marked to market based upon the commitment prices. All other loans held for sale are sold to various institutions under agreements obtained at the time the Bank extends commitments to borrowers. Such loans are recorded at the lower of cost or market value as determined by prices and yields quoted by such institutions

PREMISES AND EQUIPMENT - Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Maintenance and repair costs are expensed as incurred.

OTHER REAL ESTATE - Other real estate, acquired by foreclosure or deed in lieu of foreclosure, is recorded at cost which is the estimated fair value of the property at the time the loan is foreclosed. Subsequent to foreclosure, these properties are carried at the lower of cost or fair value. An allowance is established for subsequent adjustments determined necessary based upon the estimated fair value of the underlying collateral. Costs relating to the development and improvement of property are capitalized, whereas those relating to maintaining the property are charged to expense.

The amounts the Company could ultimately recover from other real estate could differ from the amounts used in arriving at the net carrying value of the assets because of the future market factors beyond the Company's control or changes in the Company's strategy for recovering its investment.

MORTGAGE SERVICING RIGHTS - Effective January 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires the recognition of the rights to service mortgage loans for others as separate assets, however those servicing rights are acquired, and requires that capitalized mortgage servicing rights ("MSRs") be evaluated for impairment based on their fair values.

The fair value of MSRs is based upon assumptions regarding the projected impact of prepayment speeds and interest rate changes on the underlying mortgage loans represented by the MSRs. As a result of this impairment evaluation, a valuation allowance of $423,126 was established at December 31, 1995.

In evaluating MSRs for impairment, management stratifies the Company's MSRs; based upon loan type and loan interest rate.

Originated MSRs ("OMSRs") generally represent the MSRs; acquired when an institution originates and subsequently sells mortgage loans, but retains the servicing rights. Purchased MSRs ("PMSRs") are MSRs that have been purchased from other parties. Prior to adopting SFAS No. 122, only PMSRs, but not OMSRs, could be capitalized as assets. Under the provisions of this standard, the Company capitalized $585,706 in OMSRs; as assets during 1995 and correspondingly reduced the cost basis of originated loans.

MSRs; also include capitalized excess servicing fees. Capitalized excess servicing fees represent the amount of the present value of estimated future servicing revenues in excess of normal servicing revenues which are included in the computation of the gain on sale of mortgage loans. MSRs are capitalized and amortized in proportion to, and over the estimated life of, the net servicing income stream and are periodically evaluated as to changes in assumptions used to project such servicing revenues.

INCOME TAXES - The Company files consolidated federal and state income tax returns. Income taxes, if any, are allocated to the Company and its subsidiary as though separate returns were being filed.

The Company uses an asset and liability approach to financial accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized based on differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates.

EARNINGS PER COMMON SHARE - Earnings per common share is calculated by dividing net income by the weighted average number of shares outstanding and common stock equivalents assumed outstanding, where applicable.

RECLASSIFICATIONS - Certain previously reported amounts in the 1994 and 1993 consolidated financial statements have been reclassified to conform with 1995 classifications.

2. INVESTMENTS

The amortized cost and fair values of investments, as of December 31, 1995 and 1994, are as follows:

                                              Gross      Gross
                                 Amortized  Unrealized Unrealized      Fair
 1995                               Cost      Gains      Losses        Value
Available for sale
 U.S. Treasury securities       $ 3,493,765  $ 46,655  $        0  $ 3,540,420
 U.S. Government sponsored
   agency bonds                   5,000,000       482           0    5,000,482
 Municipal bonds                 11,204,166   487,223           0   11,691,389
 Mortgage-backed securities      44,757,664   198,256   1,340,759   43,615,161
                                -----------  --------  ----------  -----------
  Total                          64,455,595   732,616   1,340,759   63,847,452
Other investments
 Federal Home Loan Bank stock     1,512,400         0           0    1,512,400
 Limited partnership mutual fund    873,786         0           0      873,786
 Other equity securities             25,000         0           0       25,000
                                -----------  --------  ----------  -----------
  Total                           2,411,186         0           0    2,411,186
                                -----------  --------  ----------  -----------
Total                           $66,866,781  $732,616  $1,340,759  $66,258,638
                                ===========  ========  ==========  ===========

 1994
Held to maturity
 U.S. Treasury securities       $ 3,490,266  $  1,073  $  151,497  $ 3,339,842
 Municipal bonds                  8,441,957    55,031     246,201    8,250,787
 Mortgage-backed securities       4,735,900         0     312,400    4,423,500
                                -----------  --------  ----------  -----------
  Total                          16,668,123    56,104     710,098   16,014,129

Available for sale
 Municipal bonds                  2,770,325         0      64,998    2,705,327
 Mortgage-backed securities      25,827,562         0   2,146,322   23,681,240
                                -----------  --------  ----------  -----------
  Total                          28,597,887         0   2,211,320   26,386,567
Other investments
 Federal Home Loan Bank stock     1,535,000         0           0    1,535,000
 Limited partnership mutual
  fund                            1,154,537         0           0    1,154,537
 Other equity securities             25,000         0           0       25,000
                                -----------  --------  ----------  -----------
  Total                           2,714,537         0           0    2,714,537
                                -----------  --------  ----------  -----------
Total                           $47,980,547  $ 56,104  $2,921,418  $45,115,233
                                ===========  ========  ==========  ===========

 At December 31, 1995, other investments included a $873,786 investment in a limited partnership mutual fund. This fund primarily invests in subordinated debt and related equity securities issued in conjunction with leveraged buy outs, leveraged acquisitions and leveraged recapitalizations. The gross unrealized losses on this investment of $93,448 in 1995 and $308,948 in 1994 were considered other than temporary in nature and are reflected in the consolidated statements of income. Accordingly, this investment was written down to its fair value of $873,876 and $1,154,537 at December 31, 1995 and 1994, respectively.

 The amortized cost and estimated fair value of available for sale investments, as of December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized          Fair
                                                     Cost           Value

 Due after one year through five years           $11,600,491     $11,700,593
 Dues after five years through ten years           8,097,440       8,531,698
 Due after ten years                                       0               0
                                                 -----------     -----------
  Subtotal                                        19,697,931      20,232,291
 Mortgage-backed securities                       44,757,664      43,615,161
                                                 -----------     -----------
 Total                                           $64,455,595     $63,847,452
                                                 ===========     ===========

 Proceeds from the sale of investments available for sale in 1995, 1994, and 1993 amounted to $162,600, $9,048,487 and $7,802,044, respectively. Gross gains of $0, $51,272, and $117,365 and gross losses of $0, $20,164, and $0 were realized on sales of investments in 1995, 1994, and 1993, respectively.

 At December 31, 1995, the Federal Home Loan Bank stock totaling $1,512,400 and mortgage-backed securities totaling $6,443,214 were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta. U.S. Treasury securities totaling $3,493,765 were pledged with the Federal Reserve Bank as collateral for Treasury Tax and Loan deposits. Mortgage-backed securities totaling $10,204,623 and municipal bonds totaling $854,135 were pledged with the State of Florida as collateral for public deposits held in the Company by the State of Florida.

3. LOANS

Loans at December 31, 1995 and 1994 are summarized as follows:

                                                     1995            1994

Residential real estate                          $124,340,830    $122,970,283
Construction-permanent mortgage                    14,418,098      30,992,282
Construction                                        6,762,905       7,234,475
Commercial real estate                             40,976,621      25,174,868
Commercial                                         19,622,333      20,793,169
Installment                                         8,982,506       5,551,244
Home equity loans                                   1,672,242       2,013,059
                                                 ------------    ------------
Total                                             216,775,535     214,729,380
Deduct:
   Undisbursed portion of loans in process          8,901,458      17,037,329
   Deferred loan fees, net                            305,793         442,317
   Discount on loans purchased                         68,562         343,669
   Allowance for loan losses                        1,685,851       1,218,164
                                                 ------------    ------------
 Total                                             10,961,664      19,041,479
                                                 ------------    ------------
Loans - net                                      $205,813,871    $195,687,901
                                                 ============    ============

 Impaired loans on which the accrual of interest has been either discontinued or reduced, amounted to approximately $1,774,000 and $812,000 at December 31, 1995 and 1994, respectively. If interest on these loans had been accrued, income would have been increased by approximately $93,000, $62,000 and $408,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

  Activity in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                              1995        1994        1993

 Beginning balance                         $1,218,164  $1,077,770  $1,647,299
 Provision for loan losses                      5,000     240,225     611,059
 Charge-offs                                 (237,059)   (205,942) (1,266,910)
 Recoveries                                   699,746     106,111      86,322
                                           ----------- ----------- -----------
 Ending balance                            $1,685,851  $1,218,164  $1,077,770
                                           =========== =========== ===========

 In 1992, the Company began foreclosure action on a commercial real estate loan with an unpaid principal balance of $3.7 million. In December 1994, the Company obtained legal title to the property and recorded it as other real estate at its fair value of $2.5 million. The Company recorded charge-offs relating to this loan totaling $230,000, $895,000 and $75,000 in 1992, 1993 and 1994, respectively. In 1995, the property was sold for $2,750,000, of which $795,000 was received in cash and the balance financed by the Bank under normal terms. Also, during 1995 the Company entered into Settlement Agreements with the guarantors of the original loan and received cash payments totaling $125,000 and notes totaling $605,000 with interest rates from 8 to 9% and principal payments due through March 2002. Cash payments totaling $171,000 and notes receivable with an unpaid principal balance of $409,000 at December 31, 1995 have been recorded as recoveries to the allowance for loan losses in 1995.

4. PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1995 and 1994 are summarized as follows:

                                                      1995           1994

 Land                                             $ 1,192,323    $ 1,041,043
 Buildings                                          1,537,030      1,313,286
 Furniture, fixtures and equipment                  4,096,015      4,288,059
 Leasehold improvements                             1,026,906      1,114,951
                                                  ------------   ------------
 Total                                              7,852,274      7,757,339
 Accumulated depreciation and amortization         (3,160,191)    (2,721,282)
                                                  ------------   ------------
 Premises and equipment - net                     $ 4,692,083    $ 5,036,057
                                                  ============   ============

 The Company has entered into several operating lease agreements for equipment and facilities in the normal course of business. Certain of the leases provide for options to renew and for payment of taxes, insurance and maintenance costs. The future minimum rental commitments as of December 31, 1995, for all noncancelable leases are as follows:

                                            Amount

               1996                       $  570,000
               1997                          476,000
               1998                          464,000
               1999                          407,000
               2000                          382,000
               Thereafter                    702,000
                                          ----------
               Total                      $3,001,000
                                          ==========

 Rent expense for the years ended December 31, 1995, 1994 and 1993 was approximately $586,000, $597,000, and $566,000, respectively.

5. MORTGAGE SERVICING RIGHTS

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $564,446,000 and $511,944,000 at December 31, 1995 and 1994, respectively.

 Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $3,433,693 and $2,926,514 at December 31, 1995 and 1994, respectively.

 An analysis of the changes in mortgage servicing rights for 1995 and 1994 is as follows:

                                Mortgage   Capitalized
                               Servicing Excess Servicing Valuation
                                 Rights        Fees       Allowance    Total

Balance, December 31, 1993   $ 5,582,527    $ 539,580              $ 6,122,107
Purchased                      1,490,404                             1,490,404
Amortization                    (815,534)     (77,130)                (892,664)
Valuation adjustments due
 to changes in
 prepayment assumptions          (65,000)     (21,130)                 (86,130)
Sales                                        (347,787)                (347,787)
                             ------------   ---------- ----------- ------------
Balance, December 31, 1994     6,192,397       93,533                6,285,930
Purchased                      2,552,606                             2,552,606
Originated                       585,706                               585,706
Amortization                    (817,828)     (30,582)                (848,410)
Sales                         (1,127,440)                           (1,127,440)
                             ------------   ---------- ----------- ------------
Subtotal                       7,385,441       62,951  $        0    7,448,392
Valuation adjustment                                     (423,126)    (423,126)
                             ------------   ---------- ----------- ------------
Balance, December 31, 1995   $ 7,385,441    $  62,951  $ (423,126) $ 7,025,266
                             ============   ========== =========== ============

6. DEPOSITS

Deposits at December 31, 1995 and 1994 are summarized as follows:

                                                      1995           1994

Non-interest bearing demand                      $ 36,947,106   $ 30,152,614
Regular savings                                    15,475,798     19,039,587
Money market and NOW                               49,817,387     44,109,595
Certificates of deposit of $100,000 or more        35,319,473     24,519,395
Other time deposits                               122,906,850    104,726,750
                                                 ------------   ------------
Total                                            $260,466,614   $222,547,941
                                                 ============   ============

 Certificates of deposit of $100,000 or more includes $8,000,000 in public funds deposited by the State of Florida with the Company. These public funds are collateralized by mortgage-backed securities totaling $10,204,623 and municipal bonds totaling $854,135, mature within six months, and have a weighted average interest rate of 6.01%.

 Interest expense on deposits for the years ended December 31, 1995, 1994 and 1993 is summarized as follows:

                                                1995        1994        1993

Regular savings                           $    478,374  $  579,595  $  691,249
Money market and NOW                         1,340,048   1,090,146     848,386
Certificates of deposit of $100,000
 or more                                     1,558,647   1,256,347   1,251,754
Other time deposits                          6,984,158   5,366,371   6,181,196
                                          ------------  ----------  ----------
Total                                     $ 10,361,227  $8,292,459  $8,972,585
                                          ============  ==========  ==========

7. ADVANCES FROM THE FEDERAL HOME LOAN BANK

As of December 31, 1995, advances from the Federal Home Loan Bank totaling $15,500,000 consisted of short-term advances maturing within 90 days at a weighted average interest rate of 5.82%. These advances were collateralized by the Company's Federal Home Loan Bank stock totaling $1,512,400, mortgage-backed securities totaling $6,443,214 and the residential first mortgage loan portfolio (under a Blanket Floating Lien Agreement with the Federal Home Loan Bank of Atlanta).

 As of December 31, 1994, advances from the Federal Home Loan Bank totaling $30,700,000 consisted of short-term advances maturing within 90 days at a weighted average interest rate of 6.32%.

8.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

As of December 31, 1995, securities sold under agreements to repurchase consisted of mortgage-backed securities which had a book value, including accrued interest, of $15,095,322 and a market value of $14,442,718. The weighted average interest rate of the agreements at December 31, 1995 was 5.92%.

 As of December 31, 1994, securities sold under agreements to repurchase consisted of mortgage-backed securities which had a book value, including accrued interest, of $9,770,200 and a market value of $9,083,275. The weighted average interest rate of the agreements at December 31, 1994 was 6.18%.
 The agreements involve the repurchase of substantially the same mortgage-backed securities sold. The securities underlying these agreements were delivered to a broker-dealer who may have sold, loaned, or otherwise disposed of such securities to other parties in the normal course of their operation, and the broker-dealer has agreed to resell to the Company substantially identical securities at the maturities of the agreements. Thus, the mortgage-backed securities underlying the agreements were not under the Company's control. The agreements at December 31, 1995 mature within 90 days.

 Securities sold under agreements to repurchase averaged $12,350,000 during 1995, and the maximum amount of outstanding agreements at any month-end during 1995 was $13,650,000.

9. INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 1995, 1994 and 1993, and the amounts allocated to continuing operations are as follows:

                                          1995        1994         1993

Current                                $ 747,313   $ 1,279,514    $302,069
Deferred                                (281,991)     (515,912)    (37,834)
                                       ----------  ------------   ---------
Total                                  $ 465,322   $   763,602    $264,235
                                       ==========  ============   =========

The components of net deferred tax assets (liabilities) at December 31, 1995 and 1994 are as follows:

                                                           1995       1994
  Deferred tax assets
    Unrealized loss on available for sale investments $   221,972  $   818,188
    Writedown of investment in equity security            217,987      189,086
    Allowance for loan losses                             169,370      136,613
    MSR valuation allowance                               159,222            0
    Gain on sale of ASCH                                  505,654      464,423
    Other                                                 114,938       40,729
                                                      ------------ ------------
  Total deferred tax assets                             1,389,143    1,649,039
  Valuation allowance for deferred tax assets                   0            0
                                                      ------------ ------------
  Net deferred tax assets                               1,389,143    1,649,039

  Deferred tax liabilities
    Deferred loan fees                                    (15,162)     (99,476)
    Federal Home Loan Bank stock                         (203,407)    (173,133)
    Premises and equipment                               (326,456)    (244,139)
    Other                                                 (86,200)     (60,148)
                                                      ------------ ------------
  Total deferred tax liabilities                         (631,225)    (576,896)
                                                      ------------ ------------
  Net deferred tax asset                              $   757,918  $ 1,072,143
                                                      ============ ============

 The effective tax rate differs from the statutory federal income tax rate for the years ended December 31, 1995, 1994 and 1993 for the following reasons:

                                 1995                 1994                 1993
                       ---------------------  ------------------- -------------------
                          Amount        %       Amount       %      Amount       %
                       ------------   ------  ----------   ------ ----------  -------

Provision at federal
 income tax rate       $   614,886    34.00   $ 854,265    34.00  $ 379,882    34.00
Increase (decrease)
 resulting from:
  Tax-exempt interest
   income                 (166,578)   (9.21)   (145,232)   (5.78)  (170,285)  (15.24)
  Other                    175,014     0.94      54,569     2.17     54,638     4.89
                       ------------   ------  ----------   ------ ----------  -------
Provision at effective
 tax rate              $   465,322    25.73   $ 763,602    30.39  $ 264,235    23.65
                       ============   ======  ==========   ====== ==========  =======

10. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company makes various commitments that are not represented in the accompanying consolidated financial statements. At December 31, 1995 and 1994, the Company had commitments to fund loans, excluding the undisbursEd portion of loans in process, of $33.1 and $20.7 million, respectively. The Company also had $1,636,000 and $943,000 of standby letters of credit outstanding at December 31, 1995 and 1994. Such commitments all include exposure to some credit loss in the event of nonperformance by the customer. The Company's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded on the consolidated statements of financial condition. Management does not believe that these commitments present any significant liquidity risk to the Company.

 The Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's consolidated financial position.

11. STOCK OPTIONS

Stock options have been granted periodically to officers and directors of the Bank. All options are granted at an exercise price equal to fair market value at the date of grant. During 1994, the Company increased the shares under option and reduced the option price on all outstanding options as a result of a 10% stock dividend paid in September 1994. During 1993, the Bank increased the shares under option and reduced the option price on all outstanding options as a result of a 20% stock dividend paid in July 1993. The following is a summary of option activity for the years ended December 31, 1995, 1994 and 1993:

                                             1995         1994         1993
Shares under option at beginning
 of year                                     337,590      244,600      178,000
Granted                                                    67,500       30,000
Increase due to stock dividend                             30,690       41,600
Exercised                                    (31,230)      (1,200)      (5,000)
Expired, unexercised                                       (4,000)
                                         ------------ ------------ ------------
Shares under option at end of year           306,360      337,590      244,600
                                         ============ ============ ============
Option price per share for options
 exercised                               $4.93-$9.32  $4.93-$9.32  $5.42-$7.50

Shares exercisable at end of year            306,360      337,590      244,600

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS - The carrying amount is a reasonable estimate of fair value.

INVESTMENTS - The fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

LOANS HELD FOR SALE - The carrying amount is a reasonable estimate of fair value.

DEPOSITS - For deposits without stated maturities, the carrying amount is a reasonable estimate of fair value. For deposits with stated maturities, fair value is estimated using the rates currently offered for similar deposits of similar remaining maturities.

ADVANCES FROM FEDERAL HOME LOAN BANK - Fair value is estimated using the rates currently offered for advances of similar remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS To REPURCHASE - The carrying amount is a reasonable estimate of fair value.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and forward contracts. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

FORWARD CONTRACTS - Forward contracts are contracts for future delivery of mortgages in which the Company agrees to make delivery to investors of mortgage loans at a specified date, at a specified price. Risk arises from the possible inability of counterparties to meet the terms of their contracts and from movements in interest rates. The fair value of forward contracts is the estimated amount that the Company would receive or pay to terminate the forward contracts at the report date based on market prices for similar financial instruments.

The estimated fair values of the Company's financial instruments as of December 31, 1995 and 1994 are as follows:

                                       1995                       1994
                            --------------------------  --------------------------
                              Carrying        Fair        Carrying        Fair
                                Value         Value         Value         Value
                            ------------  ------------  ------------  ------------
Financial Assets
 Cash and cash equivalents  $ 18,463,205  $ 18,463,205  $ 15,508,367  $ 15,508,367
 Investments                  66,258,638    66,258,638    45,769,227    45,115,233
 Loans - net                 205,813,871   205,956,096   195,687,901   186,686,085
 Loans held for sale           4,243,620     4,243,620     6,161,583     6,161,583
                            ------------  ------------  ------------  ------------
  Total                     $294,779,334  $294,921,559  $263,127,078  $253,471,268
                            ============  ============  ============  ============

                                       1995                       1994
                            --------------------------  --------------------------
                              Carrying        Fair        Carrying        Fair
                                Value         Value         Value         Value
                            ------------  ------------  ------------  ------------
Financial Liabilities
 Deposits:
  Without stated
   maturities              $102,240,291   $102,240,291  $ 93,301,796  $ 93,301,796
  With stated maturities    158,226,323    154,523,318   129,246,145   125,782,066
 Advances from Federal
  Home Loan Bank             15,500,000     15,500,000    30,700,000    30,700,000
 Securities sold under
  agreements to repurchase   13,650,000     13,650,000     8,650,000     8,650,000
                           ------------   ------------  ------------  ------------
  Total                    $289,616,614   $285,913,609  $261,897,941  $258,433,862
                           ============   ============  ============  ============

13. REGULATORY MATTERS

The Federal Reserve Bank's ("FRB") capital regulations require a minimum 3% leverage capital ratio requirement for the most highly-rated bank holding companies. All other bank holding companies will need to meet a minimum lever age ratio that is at least 100 to 200 basis points above 3%. Under the FRB's risk-based regulation, a bank holding company must classify its assets and certain off-balance sheet activities into categories, and maintain specified levels of capital for each category. The least capital is required for the category deemed by the FRB to have the least risk and the most capital is required for the category deemed by the FRB to have the greatest risk. The regulation requires a bank holding company to maintain a total risk-based capital ratio of 8% and a Tier 1 risk-based capital ratio of 4%. As of December 31, 1995, the Company had a leverage capital ratio of 6.27%, a Tier I risk-based capital ratio of 10.90%, and a total risk-based capital ratio of 11.84%.

 The Company is subject to certain restrictions on the amount of cash dividends that it may declare without prior regulatory approval. Under these restrictions, the Company may not pay a cash dividend that would cause the Bank's capital to fall below the minimum amount required by federal or Florida law. Otherwise, the Company may pay a dividend out of the total of current net profits plus retained net profits of the preceding two years.

14. EMPLOYEE STOCK OWNERSHIP PLAN

During 1995, the Company converted its profit-sharing plan ("Plan") into a employee stock ownership plan ("ESOP") which covers substantially all employees. Under the terms of the ESOP, the Company may contribute to the ESOP an amount of its net profits as determined by the Board of Directors. The Company contributed approximately $100,000 to the ESOP for the year ended December 31, 1995, and $0 and $80,000 to the Plan for the years ended December 31, 1994, and 1993. The ESOP acquired 5,000 shares of the Company's common stock using the proceeds of the 1995 contribution to the ESOP. All of these shares are allocated to ESOP participants as of December 31, 1995.

15. STOCKHOLDERS' EQUITY

On September 12, 1994, the Company paid a 10% stock dividend to all stockholders of record of the Company's common stock, at the close of business on September 2, 1994. Amounts equal to the fair value of the shares issued have been charged to retained earnings. Cash totaling $142 was paid for fractional shares. Earnings per share and the weighted average shares outstanding have been restated to give retroactive effect to the dividend.

16.  RELATED PARTY TRANSACTIONS

The Company leases office space from affiliates under long-term operating leases. Rent expense attributable to these leases was $429,891, $423,260 and $380,385 for the years ended December 31, 1995, 1994 and 1993, respectively.

 Activity in loans to directors, executive officers and principal shareholders (exclusive of loans to any person that, in total, do not exceed $60,000) for the years ended December 31, 1995 and 1994, is as follows:

                                                     1995            1994
                                                 ------------    ------------
   Balance, January 1                            $ 4,219,046     $ 3,621,370
   New loans during the year                       1,240,265       1,774,264
   Repayments during the year                       (761,666)     (1,176,588)
                                                 ------------    ------------
   Balance, December 31                          $ 4,697,645     $ 4,219,046
                                                 ============    ============

17. DISCONTINUED OPERATIONS

In July 1993, the Company adopted a formal plan of disposal for its insurance subsidiary, American Surety and Casualty Holding Company, and its wholly-owned subsidiary, American Surety and Casualty Company (collectively, "ASCH"). In November 1993 and December 1993, approximately 18% of the Company's interests in ASCH was sold. The remaining 82% of the Company's interests in ASCH was sold in March 1994, subject to regulatory approval. In June 1994, regulatory approval was obtained and sales proceeds were released to the Company. As of December 31, 1995 and 1994, the Company had no recorded investment in ASCH.

 The gain on the sale of ASCH, including the estimated loss during the phase-out period, is as follows:

  Proceeds
     Cash proceeds                                           $ 6,549,189
     Note receivable                                             465,000
     Debenture                                                 1,835,000
     Valuation allowance on debenture                         (1,835,000)
                                                             ------------
   Total proceeds                                              7,014,189

  Investment in ASCH
     Investment in ASCH                                        6,516,540
     Loss during phase-out period                                100,300
     Goodwill and selling costs                                  158,873
                                                             ------------
   Total investment                                            6,775,713
                                                             ------------
   Gain on sale of ASCH                                      $   238,476
                                                             ============

 The $1,835,000 debenture, issued by ASCH, was reduced by $43,730 to $1,791,270 during 1995 to compensate ASCH for tax benefits received by the Company. The debenture is non-interest bearing and payable in full in June 1997. A valuation allowance of 100% of the debenture was established due to uncertainties regarding its collectibility.

 ASCH's income from operations, net of income taxes, totaled $251,517 for 1993.

18.  FOURTH QUARTER FINANCIAL INFORMATION

Significant items affecting net income in the fourth quarter of 1995 included a $423,000 provision for impairment of mortgage servicing rights, which resulted from adjusting the Company's mortgage servicing rights to their fair value at December 31, 1995.

19.  PARENT COMPANY

Condensed statements of financial condition, statements of income and statements of cash flows for CFB Bancorp, Inc. (Parent Company Only), which was formed in July 1994, are presented as follows:

 STATEMENTS OF FINANCIAL CONDITION
  as of December 31                                    1995            1994
  Assets
   Cash                                           $     25,930    $     30,733
   Accrued interest receivable                          69,696          31,332
   Investment in limited partnership mutual fund       873,786       1,154,537
   Investment in subsidiary, at equity              18,350,752      16,199,221
   Other real estate, net                              277,647
   Income taxes receivable                              77,364
   Other assets                                         33,297          10,000
                                                  -------------   -------------
    Total assets                                  $ 19,708,472    $ 17,425,823
                                                  =============   =============

  Liabilities and stockholders' equity
   Accounts payable                                               $     10,000
                                                                  -------------
    Total liabilities                                                   10,000
   Stockholders' equity
    Common stock                                  $     19,557          19,252
    Additional paid-in capital                      13,811,447      13,590,116
    Retained earnings                                6,263,639       5,210,643
    Unrealized loss on available for sale
     investments, net of income tax                   (386,171)     (1,404,188)
                                                  -------------   -------------
     Total stockholders' equity                     19,708,472      17,415,823
                                                  -------------   -------------
    Total liabilities and stockholders' equity    $ 19,708,472    $ 17,425,823
                                                  =============   =============

 STATEMENTS OF INCOME
  for the Years Ended December 31                         1995         1994
  Income
   Interest income on investments                     $   154,981  $    31,332
   Gain on sale of other real estate                       26,767
   Equity in undistributed income of bank subsidiary    1,477,759    1,967,822
                                                      ------------ ------------
    Total income                                        1,659,507    1,999,154

  Expenses
   Salaries and employee benefits                          81,798
   Professional fees                                      176,514
   Writedown of investment in limited partnership
    mutual fund                                            93,448       98,780
   Other                                                   41,944
                                                      ------------ ------------
    Total expenses                                        393,704       98,780
                                                      ------------ ------------
  Income before provision for income taxes              1,265,803    1,900,374
  Benefit for income taxes                                (77,364)
                                                      ------------ ------------
    Net income                                        $ 1,343,167  $ 1,900,374
                                                      ============ ============

 STATEMENTS OF CASH FLOWS
  for the Years Ended December 31                         1995         1994
  Operating Activities
   Net income                                         $ 1,343,167  $ 1,900,374
   Reconcilement of net income to net cash provided
    by (used in) operating activities:
      Amortization                                          5,858
      Writedown of investment in limited partnership
       mutual fund                                         93,448       98,780
      Increase in interest receivable                     (38,364)     (31,332)
      Increase in income taxes receivable                 (77,364)
      Gain on sale of other real estate                   (26,766)
      Equity in undistributed income of bank
       subsidiary                                      (1,477,759)  (1,967,822)
      Other - net                                          11,855
                                                      ------------ ------------
   Net cash provided by (used in) operating activities   (165,925)           0
                                                      ------------ ------------
 Investing Activities
   Principal repayments on limited partnership mutual
    fund                                                   93,425       30,733
   Proceeds from sales of other real estate                67,697
                                                      ------------ ------------
   Net cash provided by investing activities              161,122       30,733
                                                      ------------ ------------
   Net increase (decrease) in cash                         (4,803)      30,733
   Cash at beginning of year                               30,733            0
                                                      ------------ ------------
   Cash at end of year                                $    25,930   $   30,733
                                                      ============ ============

20. MERGER WITH COMPASS BANCSHARES, INC.

In November 1995, the Company signed a non-binding letter of intent with Compass Bancshares, Inc. ("Compass") under which Compass would acquire all of the outstanding stock of the Company.

 The definitive agreement for the sale of the Company to Compass was signed in February 1996. Under the terms of this agreement, Compass will exchange shares of its common stock for all the common stock and unexercised stock options of the Company in a transaction valued at approximately $43 million. The acquisition is subject to both regulatory and stockholder approval and is expected to be completed in the third quarter of 1996.


21.  SUBSEQUENT EVENTS

In March 1996, the Company entered into an agreement to sell the mortgage servicing rights to approximately $346 million principal amount of mortgage loans serviced for others. The Company's capitalized mortgage servicing rights attributable to these loans totaled $4,564,000 as of December 31, 1995. The sale is expected to close in April 1996 and the estimated loss on the sale is $281,000.


INDEPENDENT AUDITORS' REPORT



To the Stockholders and Board of Directors
CFB Bancorp, Inc. and Subsidiary
Jacksonville, Florida

 We have audited the consolidated statements of financial condition of CFB Bancorp, Inc. and Subsidiary (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

 As discussed in Note 1 to the consolidated financial statements, effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and effective January 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights."


 /s/ Deloitte & Touche LLP

 DELOITTE & TOUCHE LLP
 Certified Public Accountants

 March 14, 1996
 Jacksonville, Florida



BOARD OF DIRECTORS

[Picture of Board of Directors]

(Left, from bottom)             (Right, from bottom)

Jack C. Demetree                A. Richardson Tosh      Directors Emeritus
  Chairman of the Board and       President
  Chief Executive Officer         CFB Bancorp, Inc.      Donald W. Howell
  CFB Bancorp, Inc.               CFB Bancorp, Inc.        Vice President
                                                           Jacksonville Kennel
Raymond A. Nasrallah            Robert F. King             Club, Inc.
  President                       President
  American Import Lighting        Kinco, Ltd.            James B. Lumpkins
                                                           Retired
W.W. Gay                        R.H. Bullard, Jr.
  President &                     Retired                J. Albert Ziegler
  Chief Executive Officer                                  Retired
  W.W. Gay Mechanical           Robert B. Massey
  Contractor, Inc.                President
                                  Massey Motors, Inc.
H.W. Goodall
  Senior Vice President         Jack C. Demetree, Jr.
  Continental Cablevision,        President
  Inc.                            Demetree Brothers, Inc.

V. Hawley Smith, Jr.
  President
  H. Smith, Inc.

OFFICERS



CFB Bancorp, Inc.                  Vice Presidents

Jack C. Demetree                   Barbara T. Adams
  Chairman of the Board &          Geraldine Crews
  Chief Executive Officer          W. Richard Doeschler
                                   Genie Hamilton
A. Richardson Tosh                 Timothy R. Hilyer
  President                        Vicki D. Lingle
                                   Patricia A. Meide
Harry J. Bell                      Donald J. Odom
  Executive Vice President         W. Larry O'Steen
  Chief Financial Officer          Karen A. Self
  Corporate Secretary              Ronald E. Taylor

                                   Assistant Vice Presidents
Community First Bank
                                   Donna M. Askren
Jack C. Demetree                   John T. Avery
  Chairman of the Board            Cynthia Brookins-Beck
                                   Jacquelyn A. Brinson
A. Richardson Tosh                 Irene L. Cappa
  President and                    Marie P. Cumby
  Chief Executive Officer          Barabara Franklin
                                   William Gallup
Executive Vice Presidents          Kimberlee G. Milam
                                   Ann R. Penhallegon
Harry J. Bell                      Stephan M. Penza
Victor M. George                   Nancy S. Woods
John R. Lamb
                                   Kenneth S. Hartwig
Senior Vice Presidents             Comptroller

Andrew J. Arnold                   Vickie L. Fields
Richard C. Stansfield              Assistant Corporate Secretary
Cleve E. Warren
Regional Vice President
Anne Marie Comeau

DIRECTORY



  Northeast Florida Operations         Southwest Florida Operations

  Home Office                          Dunedin Residential Mortgage Center
    3740 Beach Boulevard                 1661 Main Street
    Jacksonville, Florida 32207          Dunedin, Florida 34698
    (904) 396-1182                       (813) 733-9003

  Baymeadows Branch                    Seven Hills Branch
    9559 Baymeadows Road                 401 Mariner Boulevard
    Jacksonville, Florida 32256          Spring Hill, Florida 34609
    (904) 636-0813                       (352) 686-8770

  Downtown Branch                      Spring Hill Branch
    33 South Hogan Street                8550 Forest Oaks Boulevard
    Jacksonville, Florida 32202          Spring Hill, Florida 34606
    (Closed February 1996)               (352) 686-5930

  Mandarin Branch
    10304 San Jose Boulevard
    Jacksonville, Florida 32257
    (904) 262-7255

  Northside Branch
    10865 Harts Road
    Jacksonville, Florida 32218
    (904) 751-9611

  Orange Park Branch
    536 Blanding Boulevard
    Orange Park, Florida 32073
    (904) 272-3373

  Ponte Vedra Branch
    226-8 Solana Road
    Ponte Vedra Beach, Florida 32082
    (904) 285-3001

  Regency Branch
    299 Monument Road
    Jacksonville, Florida 32225
    (904) 721-8002



STOCKHOLDER INFORMATION

Securities Markets

The common stock of CFB Bancorp, Inc. is listed on the Nasdaq national market under the trading symbol of CFBN. The listing found in most newspapers is either "CFB Bcp" or "CFB Bncp".

Stockholder Assistance

Stockholders requiring a change of address, records, or information about lost/missing stock certificates, should contact CFB Bancorp's transfer agent:

   American Stock Transfer & Trust Company
   40 Wall Street, 46th Floor
   New York, NY 10005
   Telephone: (800) 937-5449

Information

Analysts, investors and others seeking financial data or general information are asked to contact Kenneth S. Hartwig, Stockholder Relations, at (904) 396-1182.

Publications

Requests for printed materials, including annual and quarterly reports, proxy statements, 10-K and 10-Q reports, should be directed to Harry J.
Bell, Chief Financial Officer, at (904) 396-1182.

Annual Meeting

CFB Bancorp's 1996 annual meeting of stockholders will be held at 4:30 p.m. on Tuesday, April 30, 1996, at the Marriott at Southpoint, 4670 Salisbury Road, Jacksonville, Florida 32256.

Independent Auditors

The independent auditors for CFB Bancorp are:

   Deloitte & Touche LLP
   Suite 2801, Independent Square
   One Independent Drive
   Jacksonville, Florida 32202

Legal Counsel

The legal counsel for CFB Bancorp is:

   Igler & Dougherty, P.A.
   1501 Park Avenue East
   Tallahassee, Florida 32301

                                  APPENDIX V

                     The CFB quarterly report on Form 10-Q
                     for the quarter ended March 31, 1996

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                         AMENDMENT NO. 1 TO FORM 10-Q/A


      Quarterly Report Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                For the quarterly period ended   March 31, 1996
                                              -----------------


                     Commission file number    0-25402
                                           ---------------

                               CFB BANCORP, INC.
                               -----------------
             (Exact name of registrant as specified in its charter)
             ------------------------------------------------------

Florida                                                          59-3277000
- -------                                                      -----------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                               Identification No.)

               3740 Beach Boulevard, Jacksonville, Florida  32207
               -------------------------------------------  -----
             (Address of principal executive offices)    (Zip Code)

                                 (904) 396-1182
                                 --------------


  Indicate by check mark whether the registrant has (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes X        No
   ---         ----


  Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Common Stock,  $0.01 par value, as of March 31, 1996:      1,962,280 shares
                                                        --------------------
outstanding
- -----------


================================================================================
  In accordance with Rule 202 of Regulation S-T, this Form 10-Q/A is being filed in paper pursuant to a continuing hardship exemption.
================================================================================

                               TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----

PART I - FINANCIAL INFORMATION


  ITEM 1 - FINANCIAL STATEMENTS

           Consolidated Statements of Financial Condition
           March 31, 1996 (unaudited) and December 31, 1995.............   1

           Consolidated Statements of Income
           Three months ended March 31, 1996 and 1995 (unaudited).......   2

           Consolidated Statements of Cash Flows
           Three months ended March 31, 1996 and 1995 (unaudited).......   3

           Notes to Consolidated Financial Statements (unaudited).......   4

  ITEM 2 - MANAGEMENT'S DISCUSSION
           AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
           OF OPERATIONS................................................   6


PART II - OTHER INFORMATION

  ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K.............................   8


SIGNATURES..............................................................   9

                          CFB BANCORP AND SUBSIDIARY
                Consolidated Statements of Financial Condition

                                                March 31,    December 31,
                                                  1996           1995
                                            -----------------------------
                                              (Unaudited)
ASSETS
Cash and cash equivalents:
   Cash and due from banks                    $  3,412,108   $  5,980,516
   Interest bearing deposits                    17,642,670     12,482,689
                                            --------------   ------------
Total cash and cash equivalents                 21,054,779     18,463,205
                                            --------------   ------------
Investments:
   Available for sale, at fair value            63,487,879     63,847,452
   Other investments                             3,933,025      2,411,186
                                            --------------   ------------
Total investments                               67,420,904     66,258,638
                                            --------------   ------------
Loans - net                                    206,282,478    205,813,871
Loans held for sale                              3,486,999      4,243,620
Premises and equipment -- net                    4,536,996      4,692,083
Other real estate -- net                           459,052        418,695
Accrued interest receivable                      1,812,548      1,938,234
Mortgage servicing rights -- net                 6,817,456      7,025,266
Deferred income taxes                              328,632        757,918
Income taxes receivable                            276,698         97,392
Other assets                                       977,657        733,541
                                            --------------   ------------
Total assets                                  $313,454,199   $310,442,463
                                            ==============   ============

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Deposits                                      $260,029,904   $260,466,614
Advances from Federal Home Loan Bank            20,000,000     15,500,000
Securities sold under agreements to             10,508,821     13,650,000
 repurchase
Accrued interest payable                           221,724        198,984
Other liabilities                                2,119,447        918,393
                                            --------------   ------------
Total liabilities                              292,879,896    290,733,991
                                            --------------   ------------

COMMITMENTS AND CONTINGENCIES (NOTE 3)

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value:
   15,000,000 shares authorized; 1,962,280
    and
   1,955,680 shares issued and outstanding          19,623         19,557
Additional paid-in capital                      13,848,869     13,811,447
Retained earnings                                7,224,842      6,263,639
Unrealized loss on investments available
 for sale,
   net of income taxes                            (519,031)      (386,171)
                                            --------------   ------------
Total stockholders' equity                      20,574,303     19,708,472
                                            --------------   ------------
Total liabilities and stockholders' equity    $313,454,199   $310,442,463
                                            ==============   ============


See Notes To Consolidated Financial Statements

                          CFB BANCORP AND SUBSIDIARY
                       Consolidated Statements of Income

                                             Three Months Ended March 31,
                                             ----------------------------
                                                   1996         1995
                                             ----------------------------
                                                      (Unaudited)
INTEREST INCOME
Interest on loans                               $4,268,674   $4,174,224
Interest on investments:
   Taxable                                         937,199      744,920
   Tax-exempt                                      146,339      146,448
                                              ------------   ----------
Total interest income                            5,352,212    5,065,592
                                              ------------   ----------

INTEREST EXPENSE
Interest on deposits                             2,745,682    2,255,233
Interest on FHLB advances                          190,545      441,162
Interest on repurchase agreements                  151,716      158,463
                                              ------------   ----------
Total interest expense                           3,087,943    2,854,858
                                              ------------   ----------
Net interest income                              2,264,269    2,210,734
Provision for loan losses                          550,000        5,000
                                              ------------   ----------
Net interest income after provision for loan
 losses                                          1,714,269    2,205,734
                                              ------------   ----------

OTHER INCOME
Customer service fees                              477,292      487,567
Loan servicing fees, net                           166,294      141,997
Gain on sale of loans                              204,574      122,943
Gain on sale of mortgage servicing rights                       105,558
Gain on sale of other real estate                   33,065      221,488
Other                                              139,392      121,581
                                              ------------   ----------
Total other income                               1,020,617    1,201,134
                                              ------------   ----------

OTHER EXPENSES
Salaries and employee benefits                   1,470,706    1,423,189
Occupancy and equipment                            456,640      440,248
Insurance                                          171,319      166,036
Professional fees                                  169,094       88,816
Data processing                                     72,561       69,080
Advertising and promotion                           68,697       58,509
Other                                              467,605      477,751
                                              ------------   ----------
Total other expenses                             2,876,622    2,723,629
                                              ------------   ----------
Income (loss) before provision for income         (141,736)     683,239
 taxes
Provision (benefit) for income taxes               (97,135)     206,619
                                              ------------   ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS           (44,601)     476,620
DISCONTINUED OPERATIONS:
   Gain on sale of American Surety &
       Casualty Holding Company,
       net of income taxes of $578,140           1,005,804
                                              ------------   ----------
NET INCOME                                      $  961,203   $  476,620
                                              ============   ==========

EARNINGS PER SHARE
Continuing operations                               ($0.02)       $0.23
Discontinued operations                               0.47
                                              ------------   ----------
Net income                                           $0.45        $0.23
                                              ============   ==========


See Notes To Consolidated Financial Statements

                          CFB BANCORP AND SUBSIDIARY
                     Consolidated Statements of Cash Flows

                                                Three Months Ended March 31,
                                                ----------------------------
                                                      1996          1995
                                                ----------------------------
                                                         (Unaudited)
OPERATING ACTIVITIES
Net income                                        $   961,203   $    476,620
                                                -------------   ------------
Reconcilement of net income to net cash
 provided by (used in)
  operating activities:
  Depreciation and amortization                       177,660        175,769
  Amortization of mortgage servicing rights           238,261        185,766
  Provision for loan losses                           550,000          5,000
  Accretion of deferred loan fees                    (106,841)       (87,710)
  Gain on sale of investments and loans              (204,574)      (122,943)
  Gain on sale of mortgage servicing rights                         (105,558)
  Net (gain) loss on sale of other real estate        (33,065)      (213,696)
  Proceeds from sales of residential mortgage
   loans                                            9,581,365     11,188,891
  Originations of loans held for sale              (8,620,170)   (13,583,668)
  Other - net                                        (352,072)      (101,789)
                                                -------------   ------------
        Total adjustments                           1,230,564     (2,484,518)
                                                -------------   ------------
    Net cash provided by (used in) operating
     activities                                     2,191,767     (2,007,898)
                                                -------------   ------------

INVESTING ACTIVITIES
Purchases of available for sale investments        (5,000,000)      (140,000)
Proceeds from sale and maturities of available
 for sale investments                               5,022,300        162,600
Principal repayments on investments                   202,231        199,032
Net increase in loans                                (978,006)    (7,831,379)
Proceeds from sales of other real estate              174,113        878,969
Purchases of mortgage servicing rights                              (702,498)
Proceeds from sales of mortgage servicing
 rights                                                              350,558
Net disposals of premises and equipment                19,570        266,538
                                                -------------   ------------
    Net cash used in investing activities            (559,792)    (6,816,180)
                                                -------------   ------------

FINANCING ACTIVITIES
Net decrease in demand, NOW, savings
    and money market accounts                        (944,936)      (633,609)
Net increase in certificates of deposit               508,226     16,940,031
Net increase (decrease) in Federal Home Loan
 Bank advances                                      4,500,000    (10,700,000)
Net increase (decrease) in securities sold
 under agreements to repurchase                    (3,141,179)     4,600,000
Cash dividends                                                      (192,524)
Proceeds from issuance of common stock                 37,488         12,714
                                                -------------   ------------
    Net cash provided by financing activities         959,599     10,026,612
                                                -------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS           2,591,574      1,202,534
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD                                            18,463,205     15,508,367
                                                -------------   ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $21,054,779   $ 16,710,901
                                                =============   ============

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during period for:
   Interest                                       $ 3,100,000   $  2,700,000
                                                =============   ============
   Taxes                                          $   140,000   $    125,000
                                                =============   ============
See Notes to Consolidated Financial Statements

                           CFB BANCORP AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

For the three months ended March 31, 1996 and 1995

1. BASIS OF PRESENTATION - The accompanying unaudited financial statements of CFB Bancorp, Inc. ("Company") have been prepared in accordance with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period.

     The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996. The financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto included in the CFB Bancorp Annual Report for the year ended December 31, 1995.

2. PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Community First Bank ("Community"). All significant intercompany balances and transactions have been eliminated.

3. COMMITMENTS - As of March 31, 1996, the Company had loan commitments approximating $22.8 million which includes undisbursed portions of loans in process. Commitments, which are disbursed subject to certain limitations, extend over periods of time with the majority disbursed within a one year period.

4. ALLOWANCE FOR LOAN LOSSES - The activity in the allowance for loan losses for the three month periods ended March 31, 1996 and 1995 is summarized as follows:

                                     1996         1995
                                  -----------  -----------
     Beginning balance            $1,685,851   $1,218,164
     Provision for loan losses       550,000        5,000
     Chargeoffs                     (489,913)     (43,181)
     Recoveries                       14,134      131,916
                                  ----------   ----------
     Ending balance               $1,760,072   $1,311,899
                                  ==========   ==========


5. DISCONTINUED OPERATIONS - In July 1993, the Company adopted a formal plan of disposal for its insurance subsidiary, American Surety and Casualty Holding Company, and its wholly-owned subsidiary, American Surety and Casualty Company (collectively, "ASCH"). In November 1993 and December 1993, approximately 18% of the Company's interests in ASCH was sold. The remaining 82% of the Company's interests in ASCH was sold in March 1994, subject to regulatory approval. In June 1994, regulatory approval was obtained and sales proceeds were released to the Company.

     Included in the sales proceeds was a $1,835,000 non-interest bearing debenture issued by ASCH and payable in full in July 1997. A valuation allowance of 100% of the debenture was established due to uncertainties regarding its collectibility. This debenture was subsequently reduced by $43,730 to $1,791,270 during 1995 to compensate ASCH for certain tax benefits received by the Company. In March 1996, the Company increased its valuation of the debenture to $1,583,944 resulting in an additional gain on sale of ASCH of $1,583,944. On April 12, 1996, the debenture was sold without recourse to a third party for cash totaling $1,583,944.

6. MERGER WITH COMPASS BANCHARES, INC. - In February 1996, the Company signed a definitive agreement with Compass Bancshares, Inc. ("Compass") for Compass to acquire all of the outstanding stock of the Company. Under the terms of this agreement, Compass will exchange shares of its common stock for all the common stock and unexercised stock options of the Company in a transaction valued at approximately $43 million. The acquisition is subject to both regulatory and shareholder approval and is expected to be completed in the third quarter of 1996.

7. SUBSEQUENT EVENT - In April 1996, the Company sold the mortgage servicing rights to approximately $341 million principal amount of mortgage loan serviced for others. The Company's capitalized mortgage servicing rights attributable to these loans totaled $4,494,000 as of March 31, 1996.

8. EARNINGS PER COMMON SHARE - Earnings per common share is calculated by dividing net income by the weighted average number of shares outstanding and common stock equivalents, where applicable.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


COMPARISON OF THREE MONTHS ENDED MARCH 31, 1996 AND 1995

RESULTS OF OPERATIONS - The Company's net income increased $484,000 to $961,000 for the three months ended March 31, 1996 from $477,000 for the three months ended March 31, 1995. Earnings per share for the three months ended March 31, 1996 and 1995 were $0.45 and $0.23, respectively. Net income was higher in 1996 primarily due to income from discontinued operations of $1.0 million, net of taxes.

INTEREST INCOME - Interest income increased to $5.4 million for the three months ended March 31, 1996 from $5.1 million for the same period in 1995. This modest increase is due to a higher level of average interest-earning assets during the first quarter in 1996 as compared to the same period in 1995. In addition, the Company is continuing to originate more commercial and consumer loans which typically provide greater yields than residential mortgage loans.

INTEREST EXPENSE - Interest expense increased to $3.1 million for the three months ended March 31, 1996 from $2.9 million for the same period in 1995. The increase is primarily due to higher levels of interest-bearing deposits during 1996 as compared to the same period in 1995.

PROVISION FOR LOAN LOSSES - The provision for loan losses was $550,000 for the three months ended March 31, 1996 compared to $5,000 for the three months ended March 31, 1995. Net chargeoffs totaled $476,000 during 1996 compared to net recoveries of $89,000 during the same period in 1995. The allowance for loan losses increased slightly to $1.8 million at March 31, 1996 from $1.7 million at December 31, 1995.

Based upon general trends in the economy and upon local market conditions, management believes the $1.8 million allowance for loan losses at March 31, 1996 is appropriate. However, future economic conditions cannot be predicted with certainty. The extent and duration of the current economic climate will depend upon a number of factors, including economic activity in the region and government activities. These factors will affect future levels of chargeoffs, adversely classified assets, loan loss provisions and credit-related expenses.

OTHER INCOME - Other income declined $181,000 to $1.0 million for the three months ended March 31, 1996 from $1.2 million for the three months ended March 31, 1995. The decline is primarily the result of lower gains on the sale of other real estate during 1996. In March 1995, the Company sold other real estate acquired by foreclosure at a gain of $221,000. Additionally, the Company did not sell any mortgage servicing rights during the three months ended March 31, 1996. During the same period in 1995, the Company sold the mortgage servicing rights to $98.0 million principal amount of mortgage loans at a gain of $106,000.

OTHER EXPENSES - Other expenses increased $153,000 to $2.9 million for the three months ended March 31, 1996 from $2.7 million for the three months ended March 31, 1995. The increase was primarily the result of higher professional fees incurred during the three months ended March 31, 1996. These higher fees resulted from legal and accounting services performed for the Company in conjunction with the proposed merger with Compass.

DISCONTINUED OPERATIONS - During the three months ended March 31, 1996, the Company recorded a valuation adjustment to a debenture issued in conjunction with the sale of its insurance subsidiary, ASCH, in 1994. This valuation adjustment resulted in an additional gain on the sale of ASCH of $1.6 million. Accordingly, income from discontinued operations was $1.0 million, net of taxes, for the three months ended March 31, 1996.

FINANCIAL CONDITION

Investments increased $1.2 million to $67.4 million as of March 31, 1996 from $66.3 million as of December 31, 1995. This increase resulted from the increase in value recognition of a debenture issued by the Company's former insurance subsidiary, ASCH.

Deposits decreased $437,000 to $260.0 million as of March 31, 1996 from $260.5 million as of December 31, 1995. Advances from the Federal Home Loan Bank increased $4.5 million to $20.0 million as of March 31, 1996 from $15.5 million as of December 31, 1995. At the same time, securities sold under agreements to repurchase decreased $3.1 million to $10.5 million as of March 31, 1996 from $13.6 million as of December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY - As a Florida-chartered commercial bank, Community is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total non-transaction accounts, subject to certain restrictions This reserve may consist of cash-on-hand, demand deposits due from correspondent banks, and other investments and short-term marketable securities. As of March 31, 1996, cash and other qualifying liquid assets were $51.2 million, or $25.3 million in excess of the requirement.

Principal sources of liquidity are increases in deposits and loan principal repayments. Other sources of liquidity include advances from the Federal Home Loan Bank of Atlanta, securities sold under agreements to repurchase, and the sale of mortgage loans in the secondary market. At the present time, the Company is not aware of any trends, demands or commitments that would have an effect on the its liquidity position by increasing or decreasing liquidity in any material way.

As of March 31, 1996, the Company had loan commitments approximating $22.8 million including undisbursed portions of loans in process. Company management is unaware of any other material commitments.

CAPITAL REQUIREMENTS - The following table sets forth capital ratios required by the Federal Reserve Board to be maintained by the Company and the Company's actual ratios of capital to total regulatory or risk-weighted assets, as applicable, at March 31, 1996.


                                    Regulatory       Actual at
                                     Minimum       March 31, 1966
                                    -----------    --------------

Leverage capital..................     4.00%            6.54%
Tier 1 risk-based capital.........     4.00%           11.57%
Total risk-based capital..........     8.00%           12.56%


COMMON STOCK

STOCK PRICE INFORMATION - Stock price information for the three month periods ended March 31, 1996 and 1995 is as follows:

                                    1996          1995
                                   ------        ------
   High..........................  $19.50        $11.50
   Low...........................   17.75         10.50
   Close.........................   19.50         10.50

PART II - OTHER INFORMATION



ITEM 6 -  EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibit 2: Agreement and Plan of Merger By and Among Compass Bancshares,
                Inc., Compass Bank, CFB Bancorp, Inc., and Community First Bank/(1)/


     Exhibit 99:  Press Release Dated February 20, 1996/(1)/


(b) A Form 8-K was filed with the Securities and Exchange Commission on February 20, 1996. The only item reported on this Form 8-K was Item 5. Other Events, which disclosed the signing of an Agreement and Plan of Merger By and Among Compass Bancshares, Inc. ("Compass"), Compass Bank, CFB Bancorp, Inc. ("CFB"), and Community First Bank whereby Compass has agreed to acquire all of the outstanding stock of CFB, subject to the approval of CFB's shareholders.

     There were no financial statements filed with this Form 8-K.

- -------------------
/(1)/ Previously filed with the Securities and Exchange Commission under Form 8-K dated February 20, 1996.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         CFB BANCORP, INC.



Dated: May 31, 1996                     By:  /s/ A. Richardson Tosh
      ---------------                      -------------------------------
                                             A. Richardson Tosh
                                             President




Dated: May 31, 1996                     By: /s/ Harry J. Bell
      ---------------                      ------------------------------
                                             Harry J. Bell
                                             Executive Vice President and
                                             Chief Financial Officer

[ARTICLE] 9
[MULTIPLIER] 1,000

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          DEC-31-1996
[PERIOD-START]                             JAN-01-1996
[PERIOD-END]                               MAR-31-1996
[CASH]                                           3,412
[INT-BEARING-DEPOSITS]                          17,643
[FED-FUNDS-SOLD]                                     0
[TRADING-ASSETS]                                     0
[INVESTMENTS-HELD-FOR-SALE]                     63,488
[INVESTMENTS-CARRYING]                               0
[INVESTMENTS-MARKET]                                 0
[LOANS]                                        211,530
[ALLOWANCE]                                      1,760
[TOTAL-ASSETS]                                 313,454
[DEPOSITS]                                     260,030
[SHORT-TERM]                                    30,509
[LIABILITIES-OTHER]                              2,341
[LONG-TERM]                                          0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                            20
[OTHER-SE]                                      20,554
[TOTAL-LIABILITIES-AND-EQUITY]                 313,454
[INTEREST-LOAN]                                  4,269
[INTEREST-INVEST]                                1,083
[INTEREST-OTHER]                                     0
[INTEREST-TOTAL]                                 5,352
[INTEREST-DEPOSIT]                               2,746
[INTEREST-EXPENSE]                               3,088
[INTEREST-INCOME-NET]                            2,264
[LOAN-LOSSES]                                      550
[SECURITIES-GAINS]                                   0
[EXPENSE-OTHER]                                  2,877
[INCOME-PRETAX]                                  (142)
[INCOME-PRE-EXTRAORDINARY]                           0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                       961
[EPS-PRIMARY]                                     0.45
[EPS-DILUTED]                                        0
[YIELD-ACTUAL]                                    3.39
[LOANS-NON]                                        969
[LOANS-PAST]                                        30
[LOANS-TROUBLED]                                 1,732
[LOANS-PROBLEM]                                      0
[ALLOWANCE-OPEN]                                 1,686
[CHARGE-OFFS]                                      490
[RECOVERIES]                                        14
[ALLOWANCE-CLOSE]                                1,760
[ALLOWANCE-DOMESTIC]                             1,760
[ALLOWANCE-FOREIGN]                                  0
[ALLOWANCE-UNALLOCATED]                              0

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20:  Indemnification of Directors and Officers.
- --------  -----------------------------------------


Section 17 of Article V of Compass' By-Laws provides in part as follows:

          Without limitation, the Corporation shall indemnify any person who was or is a party or is threatened to become a party to litigation against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by the General Corporation Law of Delaware, upon such determination having been made as to his good faith and conduct as is required by said General Corporation Law. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by the Board of Directors in accordance with the provisions of said General Corporation Law, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

Under Section 145 of the Delaware General Corporation Law (the "DGCL"), directors, advisory directors and officers of a Delaware corporation are entitled to indemnification permitted by the statute as provided in such corporation's certificate of incorporation, by-laws, resolutions and other proper action.

In addition, Article 8 of Compass' Restated Certificate of Incorporation, as amended, provides:

          No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty of such director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

This provision is identical to, and is authorized by, 1986 amendments to the DGCL, Section 102(b)(7).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Compass pursuant to the foregoing provisions, or otherwise, Compass has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Compass of expenses incurred or paid by a director, officer or controlling person of Compass in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Compass will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21:  Exhibits and Financial Statement Schedules.
- --------  -------------------------------------------

  An index to Exhibits appears at pages II-5 through II-7 hereof.

Item 22:  Undertakings.
- --------  ------------


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on July 8, 1996.


                                    COMPASS BANCSHARES, INC.



                                    By:               *
                                       --------------------------------------
                                    D. Paul Jones, Jr.
                                    Chairman, Chief Executive Officer and
                                    Treasurer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                     TITLE                     DATE
       ---------                     -----                     ----

                             Director, Chairman,
                             Chief Executive Officer
*                            and Treasurer                 July 8, 1996
- ---------------------------
D. Paul Jones, Jr.

*                            Chief Financial Officer       July 8, 1996
- ---------------------------
Garrett R. Hegel

*                            Chief Accounting Officer      July 8, 1996
- ---------------------------
Michael A. Bean

                             Director                      ______, 1996
- ---------------------------
Stanley M. Brock

                             Director                      ______, 1996
- ---------------------------
Charles W. Daniel

*                            Director                      July 8, 1996
- ---------------------------
W. Eugene Davenport

*                            Director                      July 8, 1996
- ---------------------------
Marshall Durbin, Jr.

*                            Director                      July 8, 1996
- ---------------------------
Tranum Fitzpatrick




*
- ---------------------------  Director                  July 8, 1996
George W. Hansberry, M.D.

*                            Director                  July 8, 1996
- ---------------------------
John S. Stein

                             Director                  ______, 1996
- ---------------------------
Robert J. Wright



*By:/s/ Daniel B. Graves
    --------------------
  Daniel B. Graves, Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT NUMBER      DESCRIPTION OF EXHIBIT
- --------------      ----------------------


2 Agreement and Plan of Merger by and between Compass Bancshares, Inc. and CFB Bancorp, Inc., dated as of February 13, 1996 (included as Appendix I to the Proxy
                    Statement/Prospectus in Part I of this Registration
                    Statement)

*3(a) Restated Certificate of Incorporation of the Registrant dated May 17, 1982 (Filed with the December 31, 1982 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*3(b) Certificate of Amendment dated May 20, 1986 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to Registration Statement on Form S-4 Registration No. 33-46086, and incorporated herein by reference) (File No. 0-6032)

*3(c) Certificate of Amendment dated May 15, 1987 to Restated Certificate of Incorporation of the Registrant (filed as
                    Exhibit 3.1.2 to Post-Effective Amendment No. 1 to Registration Statement on Form S-4, Registration No. 33-10797 and incorporated herein by reference) (File No. 0-
                    6032)

*3(d) Certificate of Amendment dated November 8, 1993 to Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3(d) to Registration Statement on Form S-4 Registration No. 33-51919 and incorporated herein by reference) (File No. 0-6032)

*3(e) Certificate of Amendment, dated September 19, 1994, to the Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.5 to Registration Statement on Form S-4 Registration No. 33-55899, and incorporated herein by reference) (File No. 0-6032)

*3(f) Bylaws of the Registrant (Amended and Restated as of March 15, 1982) (Filed with the December 31, 1982 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

5 Opinion and consent of Jerry W. Powell, Esquire, as to the legality of the securities being registered

8                   Opinion and consent of Balch & Bingham regarding tax matters

*10(a) Compass Bancshares, Inc., 1982 Long Term Incentive Plan (filed as Exhibit 1 to the Company's Registration Statement on Form S-8 filed June 15, 1983, with the Commission).

*10(b) Compass Bancshares, Inc. 1989 Long Term Incentive Plan (filed as Exhibit 28 to Registration Statement on Form S-8 Registration No. 39095 and incorporated herein by reference) (File No. 0-6032)

*10(c) Compass Bancshares, Inc. 1996 Long Term Incentive Plan (filed as Exhibit A to the Registrant's Proxy Statement filed March 13, 1996 relating to its annual meeting of shareholders held April 9, 1996 and incorporated herein by reference) (File No. 0-6032)

*10(d) Supplemental Retirement Agreement dated as of March 18, 1991, between the Registrant and Harry B. Brock, Jr. (filed as Exhibit 10 to the December 31, 1991 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032).

*10(e) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and D. Paul Jones, Jr. (filed as
                    Exhibit 10(d) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032).

*10(f) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Jerry W. Powell (filed as
                    Exhibit 10(e) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(g) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Garrett R. Hegel (filed as
                    Exhibit 10(f) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(h) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Byrd Williams (filed as Exhibit 10(g) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*10(i) Employment Agreement dated December 14, 1994, between Compass Bancshares, Inc. and Charles E. McMahen (filed as
                    Exhibit 10(h) to the December 31, 1994 Form 10-K of the Registrant and incorporated herein by reference) (File No. 0-6032)

*13(a) The Registrant's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-6032)

*13(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 06032)

21                  List of Subsidiaries of Compass Bancshares, Inc.

23(a) Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants--Compass Bancshares, Inc.

23(b)               Consent of Deloitte & Touche LLP, Independent Auditors--
                    CFB Bancorp, Inc.

23(c)               Consent of Balch & Bingham (included in the opinion in
                    Exhibit 8)

24(a)               Power of Attorney

24(b)               Compass Board of Directors Resolutions

99(a)               Notice of Special Meeting of Shareholders of CFB

99(b)               Chairman's letter to CFB Shareholders

99(c)               Form of Proxy


___________________________
*Incorporated by reference